UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 SMARTIRE SYSTEMS INC.
(Exact name of registrant as specified in its charter)
Yukon Territory	3714	n/a
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
150-13151 Vanier Place, Richmond, British Columbia, V6V 2J1 (604) 276-9884
(Address and telephone number of registrant's principal executive offices)
Robert Rudman, President and CEO 150-13151 Vanier Place, Richmond, British Columbia, V6V 2J1 (604) 276-9884

(Name, address and telephone number of agent for service)

Copy of communications to:

Herbert I. Ono, Esq.
Clark, Wilson, Barristers and Solicitors
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1
Telephone: 604-687-5700
Facsimile: 604-687-6314

Approximate date of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  [ ]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common stock to be offered for resale by the selling stockholder upon conversion or redemption of discounted convertible debentures	31,759,908(3)	$0.19	$6,034,382.52	$488.18
Common stock to be offered for resale by holders of warrants assuming the exercise of such warrants	15,879,956(4)	$0.19	$3,017,191.64	$244.09
Common stock to be offered for resale by holders of warrants assuming the exercise of such warrants	109,000(5)	$0.19	$20,710.00	$1.68
Common stock to be offered for resale by holders of warrants assuming the exercise of such warrants	10,963,231(6)	$0.19	$2,083,013.89	$168.51
Total Registration Fee				$902.46

(1) In the event of a stock split, stock dividend, or similar transactions involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended. Additional shares which may be issuable to the holders of the discounted convertible debentures beyond the 31,759,908 shares of common stock registered on this registration statement as a consequence of a reduction of the conversion price for the common stock will not be covered by this registration statement.

(2) Fee calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee and based upon the average quotation of the high and low price of our common stock on January 13, 2004, as reported on the OTC Bulletin Board.

(3) Represents common stock that may be issued upon the conversion or redemption of principal under the discounted convertible debentures, maturing April 1, 2006. Principal under the discounted convertible debentures in the aggregate amount of $3,493,590 may be converted by the holders in whole or in part and from time to time at a set conversion price of $0.22 per share, subject to adjustment as set forth in the convertible debentures. We agreed to register under the Securities Act of 1933, as amended, 200% of the shares of our common stock issuable upon conversion of principal under the discounted convertible debentures at the set conversion price. Accordingly, we are registering a total of 31,759,908 shares of common stock that potentially may be issued under the convertible debentures. See "Description of Securities to be Registered" for further details on the terms of the discounted convertible debentures.

(4) Represents common stock that may be issued upon the exercise of 7,939,978 outstanding common share purchase warrants issued to the holders of discounted convertible debentures. The warrants are exercisable until December 24, 2006 at an exercise price of $0.25 per share, subject to adjustment in accordance with their terms. We agreed to register under the Securities Act of 1933, as amended, 200% of the shares of our common stock issuable upon exercise of the warrants. Accordingly, we are registering a total of 15,879,956 shares of common stock that may be issued upon exercise of the warrants. See "Description of Securities to be Registered" for further details on the terms of these warrants.

(5) Represents common stock that may be issued upon the exercise of 109,000 outstanding common share purchase warrants issued in partial payment of a placement fee. The warrants are exercisable until December 24, 2006 at an exercise price of $0.25 per share, subject to adjustment in accordance with their terms. See "Description of Securities to be Registered" for further details on the terms of these warrants.

(6) Represents common stock that may be issued upon the exercise of 10,963,231 outstanding common share purchase warrants issued in consideration of the agreement by the holders of such warrants to immediately exercise a total of 10,963,231 then-outstanding warrants. See "Description of Securities to be Registered" for further details on the terms of these warrants.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

Subject to Completion January __, 2004

SMARTIRE SYSTEMS INC.
A YUKON CORPORATION

58,712,095 SHARES OF COMMON STOCK OF SMARTIRE SYSTEMS INC.
_________________________________

This prospectus relates to the resale by certain selling stockholders of up to 58,712,095 shares of common stock of SmarTire Systems Inc. held by or issuable to the selling stockholders:

- up to 31,759,908 shares of common stock issuable to certain selling stockholders upon the conversion or redemption of principal under discounted convertible debentures maturing April 1, 2006;

- up to 15,879,956 shares of common stock issuable to certain selling stockholders assuming the exercise of outstanding common share purchase warrants issued in connection with private placement of the discounted convertible debentures;

- up to 109,000 shares of common stock issuable to a selling stockholder assuming the exercise of outstanding common share purchase warrants issued in partial payment of placement fees; and

- up to 10,963,231 shares of common stock issuable to certain selling stockholders assuming the exercise of outstanding common share purchase warrants issued in consideration of the agreement by the holders of such warrants to immediately exercise a total of 10,963,231 then-outstanding warrants.

The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders.

Our common stock is quoted on the OTC Bulletin Board under the symbol "SMTR.OB". On December 31, 2003 the closing bid price for one share of our common stock was $0.205. We do not have any securities that are currently traded on any other exchange or quotation system.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 9 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is January ____, 2004.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS
PAGE NUMBER
PROSPECTUS SUMMARY	8
RISK FACTORS	9
RISKS RELATED TO SOME OF OUR OUTSTANDING SECURITIES	10
We have issued convertible debentures and share purchase warrants, and our obligations under the convertible debentures and the warrants pose risks to the price of our common stock and our continuing operations.	10
The holders of the discounted and 8% convertible debentures have the option of converting the convertible debentures into shares of our common stock, and we may elect to make the monthly redemption payments under the discounted convertible debentures in shares of our common stock . The holders of the convertible debentures may also exercise their common share purchase warrants. If the convertible debentures are converted or the warrants are exercised, there will be dilution of your shares of our common stock.	10
The convertible debentures provide for various events of default that would entitle the holders to require us to immediately repay 120% of the outstanding principal amount, plus accrued and unpaid interest, in cash. If an event of default occurs, we may be unable to immediately repay the amount owed, and any repayment may leave us with little or no working capital in our business.	12

Sales of a substantial number of shares of our common stock into the public market by the holders of the convertible debentures, and by Talisman Management under our $15,000,000 equity line of credit facility, may result in a significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock. If we are able and elect to draw down any amount under the equity line of credit facility, Talisman Management would be entitled to purchase shares under the facility at a 12% discount to the volume weighted average market price of our common stock, which might encourage Talisman Management to immediately sell such shares. In addition, the mere prospect of sales of such a substantial number of shares of our common stock could depress the market price for our common stock.

13
Any significant downward pressure on the price of our common stock could encourage short sales by the holders of the discounted convertible debentures and Talisman Management, or by others. Such short sales may in turn place additional downward pressure on the market price of our common stock. In addition, the shares will be issued to Talisman Management in two tranches for each draw down, which in turn could encourage short selling by Talisman Management.	14
Assuming the issuance of 54,000,000 shares of our common stock pursuant to our equity line of credit facility at an issue price of $0.176 per share, the effective price paid for each share would exceed the net tangible book value of each share as at October 31, 2003 by $0.082, representing a dilution factor of 46.5%.	15
Assuming the issuance of 54,000,000 shares of our common stock pursuant to our equity line of credit facility, and assuming that the holders of the convertible debentures and certain warrant holders convert their convertible debentures or exercise their warrants, there will be substantial dilution of your shares of our common stock.	15
Trading on the OTC Bulletin Board may be sporadic because it is not a stock exchange, and stockholders may have difficulty reselling their shares.	18
6
RISKS RELATED TO OUR BUSINESS AND COMPANY	18
We require additional financing in order to continue in business as a going concern, the availability of which is uncertain.	18
Our common stock purchase agreement with Talisman Management limits the number of shares of common stock that we can require Talisman Management to purchase to not more than 4.99% of our then issued and outstanding shares of common stock in connection with each draw down, which may further limit our ability to draw down amounts that we request and which may cause us to significantly curtail the scope of our operations and alter our business plan.	18
We have a history of operating losses and fluctuating operating results, which raise substantial doubt about our ability to continue as a going concern.	19
We may experience significant and rapid growth if we are able to capitalize on the expansion of the tire monitoring market. If we are unable to hire and train staff to handle sales and marketing of our products and manage our operations, such growth could materially and adversely affect us.	19
Technological changes in our industry could render our products non-competitive or obsolete and consequently affect our ability to generate revenues.	19
We do carry a reasonable amount of product liability insurance . However there can be no assurance that our existing insurance coverage would be adequate in term and scope to protect us against material financial effects in the event of a successful claim.	20
Substantially all of our assets and a majority of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.	20
The loss of any one of our three major customers would materially and adversely affect us.	20
We may experience difficulty in obtaining components and raw materials, and we could be materially and adversely affected as a result.	20
The loss of any of our contract manufacturers would materially and adversely affect us.	20
We depend to a significant extent on certain key personnel, the loss of any of whom may materially and adversely affect our company.	20
FORWARD-LOOKING STATEMENTS	21
SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE	21
THE OFFERING	21
USE OF PROCEEDS	22
SELLING STOCKHOLDERS	22
PLAN OF DISTRIBUTION	24
DISCOUNTED CONVERTIBLE DEBENTURES	26
WARRANTS	29
LEGAL PROCEEDINGS	32
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	32
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	36
DESCRIPTION OF COMMON STOCK	38
LEGAL MATTERS	39
7
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	39
INTEREST OF NAMED EXPERTS AND COUNSEL	40
EXPERTS	40
DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	40
DESCRIPTION OF BUSINESS	41
MANAGEMENT'S DISCUSSION AND ANALYSIS	52
RESULTS OF OPERATIONS	52
LIQUIDITY AND CAPITAL RESOURCES	59
APPLICATION OF CRITICAL ACCOUNTING POLICIES	65
DESCRIPTION OF PROPERTY	66
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	67
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	67
DIVIDEND POLICY	68
EXECUTIVE COMPENSATION	68
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	73
FINANCIAL STATEMENTS	75
WHERE YOU CAN FIND MORE INFORMATION	125

As used in this prospectus, the terms "we", "us", "our", and "SmarTire" mean SmarTire Systems Inc. and its subsidiaries, unless otherwise indicated.

All dollar amounts refer to US dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

We (together with our subsidiaries) are engaged in the development and marketing of tire monitoring systems designed for improved vehicle safety, performance, reliability and fuel efficiency. During the fiscal years ended July 31, 2003 and July 31, 2002, we earned revenues primarily from the sale of tire monitoring systems for passenger cars. Our principal executive offices are located at #150 - 13151 Vanier Place, Richmond, British Columbia, Canada, V6V 2J1. We were incorporated under the laws of the Province of British Columbia on September 8, 1987, and were continued under the laws of the Yukon Territory to become a Yukon corporation effective February 6, 2003. Our telephone number is (604) 276-9884.

We have three wholly-owned subsidiaries: SmarTire Technologies Inc., SmarTire USA Inc. and SmarTire Europe Limited. SmarTire Technologies Inc. was incorporated on June 3, 1988 under the laws of the Province of British Columbia, and was the original developer of our patented technology. SmarTire USA Inc., a Delaware corporation incorporated on May 16, 1997, is our exclusive marketing agency for SmarTire in North America. SmarTire Europe Limited, a United Kingdom corporation incorporated on February 25, 1998, is our exclusive sales and distribution operation for Europe. SmarTire Europe's head office is located at Park 34, Southmead Industrial Park, Didcot, Oxfordshire, England, OX11 7WB.

Number of Shares Being Offered

This prospectus covers the resale by the selling stockholders named in this prospectus by the selling stockholders named in this prospectus of:

- up to 31,759,908 shares of common stock issuable to certain selling stockholders upon the conversion or redemption of principal under discounted convertible debentures maturing April 1, 2006;

- up to 15,879,956 shares of common stock issuable to certain selling stockholders assuming the exercise of outstanding common share purchase warrants issued in connection with private placement of the discounted convertible debentures;

- up to 109,000 shares of common stock issuable to a selling stockholder assuming the exercise of outstanding common share purchase warrants issued in partial payment of placement fees; and

- up to 10,963,231 shares of common stock issuable to certain selling stockholders assuming the exercise of outstanding common share purchase warrants issued in consideration of the agreement by the holders of such warrants to immediately exercise a total of 10,963,231 then-outstanding warrants.

Number of Shares Outstanding

There were 76,647,768 shares of our common stock issued and outstanding as at December 31, 2003.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of common stock being offered for sale by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus.

Summary of Financial Data

The summarized financial data presented below is derived from and should be read in conjunction with our audited consolidated financial statements for the years ended July 31, 2003 and July 31, 2002, and our unaudited consolidated financial statements for the three-month period ended October 31, 2003, (in each case including the notes to those financial statements) which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis" beginning on page 52 of this prospectus.

	For the 3-month period ended October 31, 2003 (unaudited)	For the 3-month period ended October 31, 2002 (unaudited)
Revenue	$427,526	$397,589
Net Loss for the Period	$(3,263,143)	$(2,070,373)
Loss Per Share- basic and diluted	$(0.06)	$(0.11)
	As at October 31, 2003 (unaudited)	As at October 31, 2002 (unaudited)
Working Capital (Deficiency)	$1,662,348	$(1,226,451)
Total Assets	$7,143,750	$5,735,800
Total Share Capital	$50,149,585	$42,514,482
Deficit	$(51,294,373)	$(40,186,974)
Total Stockholders' Equity	$5,605,947	$2,942,740

	For the year ended July 31, 2003	For the year ended July 31, 2002	For the year ended July 31, 2001
Revenue	$1,802,596	$1,012,344	$779,611
Net Loss for the Period	$(9,914,629)	$(6,829,176)	$(5,507,019)
Loss Per Share - basic and diluted	$(0.37)	$(0.41)	$(0.39)

	As at July 31, 2003	As at July 31, 2002
Working Capital (Deficiency)	$2,423,932	$(93,609)
Total Assets	$7,085,592	$6,749,601
Total Share Capital	$48,204,995	$42,514,482
Deficit	$(48,031,230)	$(38,116,601)
Total Stockholders' Equity	$6,287,304	$4,289,046

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before purchasing shares of common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are not the only ones facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO SOME OF OUR OUTSTANDING SECURITIES

We have issued convertible debentures and share purchase warrants, and our obligations under the convertible debentures and the warrants pose risks to the price of our common stock and our continuing operations.

The discounted convertible debentures, in the aggregate principal amount of $3,493,590, will mature on April 1, 2006. In addition to the discounted convertible debentures, we have also issued 8% convertible debentures in the aggregate principal amount of $1,700,000 maturing July 16, 2006, of which amount $639,000 remain outstanding. The discounted and 8% convertible debentures provide that in certain circumstances the holder of the debentures may convert the outstanding principal and, in the case of the 8% convertible debentures, accrued interest, into shares of our common stock. The purchasers of the discounted convertible debentures and 8% convertible debentures also hold an aggregate of 33,036,131 warrants.

The terms and conditions of the convertible debentures and the warrants pose unique and special risks to our continuing operations and the price of our common stock. Some of those risks are outlined below.

The holders of the discounted and 8% convertible debentures have the option of converting the convertible debentures into shares of our common stock, and we may elect to make the monthly redemption payments under the discounted convertible debentures in shares of our common stock . The holders of the convertible debentures may also exercise their common share purchase warrants. If the convertible debentures are converted or the warrants are exercised, there will be dilution of your shares of our common stock.

The issuance of shares of our common stock upon conversion or redemption of the discounted convertible debentures, and upon the conversion of the 8% convertible debentures, will result in dilution to the interests of other holders of our common stock, since the holders of the convertible debentures may sell all of the resulting shares into the public market.

The principal amount of the discounted convertible debentures may be converted at the option of the holders into shares of our common stock at a set price of $0.22 per share, subject to adjustment pursuant to the anti-dilution provisions as set forth in the convertible debentures. In addition, we may elect to make the monthly redemption payments in shares of our common stock at a conversion price equal to the lesser of (a) the set price of $0.22 per share (subject to adjustment pursuant to the anti-dilution provisions contained in the debentures), and (b) 85% of the average of the 20 closing prices of our common stock.

As at December 31, 2003, holders of 8% convertible debentures had converted a total of $1,078,095 of principal and related interest, resulting in the issuance of 8,275,352 shares of our common stock. The balance of the principal under the 8% convertible debentures in the aggregate amount of $639,000 may be converted at a conversion price of $0.13 per share, subject to adjustment as set forth in the convertible debentures. Accrued interest on any principal amount that is so converted will be converted into shares of our common stock at a conversion price equal to 90% of the 20-day average closing bid price.

The purchasers of the discounted convertible debentures received warrants to acquire up to an aggregate of 7,939,978 shares of our common stock, exercisable for a period of two years.

The purchasers of the 8% convertible debentures received warrants to acquire up to an aggregate of 13,076,922 shares of our common stock, exercisable for a period of five years. They also hold additional warrants to acquire up to an aggregate of 10,769,231 shares of our common stock, exercisable for a period of five years.

Each convertible debenture and each warrant is subject to anti-dilution protection upon the occurrence of certain events. If, among other things, we or any of our subsidiaries offers, sells or otherwise disposes of or issues any of our common stock (or any equity, debt or other instrument that is at any time over its life convertible into or exchangeable for our common stock) at an effective price per share that is less than the conversion price of the convertible debenture or the exercise price of the warrant, the conversion price or the exercise price of the warrant will be reduced to equal such effective price.

The following table sets forth the number and percentage of shares of our common stock that would be issuable if:

- the entire principal amount of the convertible debentures of $3,493,590 is converted or redeemed at the set price of $0.22 (Scenario 1); (b) a price of $0.178 as a result of an adjustment pursuant to the anti-dilution provisions contained in the debentures or by application of the pricing formula in the event of a redemption (Scenario 2); and (c) a price of $0.10 as a result of an adjustment pursuant to the anti-dilution provisions contained in the debentures or by application of the pricing formula in the event of a redemption (Scenario 3);

- the holders of the 8% convertible debentures convert the remaining $639,000 in principal at: (a) the base conversion price of $0.13 (Scenario 1 and Scenario 2); and (b) a conversion price of $0.10 as a result of an adjustment pursuant to the anti-dilution provisions contained in the debentures (Scenario 3); and

- the purchasers of the discounted convertible debentures and the 8% convertible debentures fully exercised their warrants to acquire all of the 31,786,131 shares of our common stock.
Description of Possible Scenario	Number of Shares Issuable on Conversion/ Redemption of Discounted and 8% Convertible Debentures(1)	Shares Issued or Issuable on Exercise of Warrants	Total Shares	Percentage of Class(2)(3)
Scenario 1: Debentures in the aggregate principal amount of $3,493,590 are converted/redeemed at a conversion price of $0.22, and debentures in the aggregate principal amount of $639,000 are converted at a conversion price of $0.13.	20,795,340	31,786,131	52,581,471	40.69%
Scenario 2: Debentures in the aggregate principal amount of $3,493,590 are converted/redeemed at a conversion price of $0.178,(4) and debentures in the aggregate principal amount of $639,000 are converted at a conversion price of $0.13.	24,542,295	31,786,131	56,328,426	42.36%
12
Scenario 3: Debentures in the aggregate principal amount of $4,132,590 are converted/redeemed at a conversion price of $0.10.	41,325,900	31,786,131	73,112,031	48.82%

(1) Represents the number of shares issuable if all of the outstanding principal under all of the discounted convertible debentures and the 8% convertible debentures were converted/redeemed at the indicated conversion price. For ease of reference, any shares of common stock that may be issued upon conversion of interest under the 8% convertible debentures have been excluded. The outstanding principal under the 8% convertible debentures bears interest at the rate of 8% per annum, calculated on the basis of a 360-day year.

(2) Based on 76,647,768 common shares issued and outstanding on December 31, 2003.

(3) Percentage of the total outstanding common stock represented by the shares issuable on conversion/redemption of the discounted convertible debentures and the 8% convertible debentures, and upon exercise of the warrants, without regard to any contractual or other restriction on the number of securities the selling stockholders may own at any point in time. The actual number of shares of common stock issued or issuable upon the conversion/redemption of the discounted convertible debentures is subject to adjustment pursuant to anti-dilution provisions contained in the debentures which may or may not be triggered, depending upon factors which cannot be predicted by us at this time.

(4) Average of the lowest bid prices for one share of on the OTC Bulletin Board during the six-month period ended December 31, 2003.

The convertible debentures provide for various events of default that would entitle the holders to require us to immediately repay 120% of the outstanding principal amount, plus accrued and unpaid interest, in cash. If an event of default occurs, we may be unable to immediately repay the amount owed, and any repayment may leave us with little or no working capital in our business.

We will be considered in default of the discounted convertible debentures and the 8% convertible debentures if any of the following events, among others, occurs:

(a) we fail to pay any amount due under a convertible debenture within five days of any notice sent to us by the holder of the convertible debenture that we are in default of our obligation to pay the amount;

(b) we fail to comply with any of the other agreements contained in the convertible debenture after we are given fifteen days written notice of such non-compliance;

(c) we breach any of our obligations under the related securities purchase agreement or the related registration rights agreement and the breach is not cured by us within fifteen days after our receipt of written notice of such breach;

(d) we or any of our subsidiaries become bankrupt or insolvent;

(e) we breach any of our obligations under any other debt or credit agreements involving an amount exceeding $150,000, unless the breach is cured by us within fifteen days and the breach is waived by the other party to the debt or credit agreement;

(f) our common stock ceases to be eligible for quotation on the principal market for our common stock (currently the OTC Bulletin Board), and fails to be quoted or listed for trading on another principal market (defined to mean the OTC Bulletin Board, the New York Stock Exchange, American Stock Exchange, the NASDAQ Small-Cap Market or the NASDAQ National Market) within five trading days;

(g) we agree to sell or dispose of more than 33% of our assets in one or more transactions, or we agree to redeem or repurchase more than an insignificant number of shares of our outstanding common stock or any other equity securities of our company; or

(h) we fail to issue shares of our common stock to the holder within five trading days of the conversion date specified in any conversion notice delivered in respect of a convertible debenture by the holder.

If an event of default occurs, the holder of a convertible debenture can elect to require us to pay a mandatory prepayment amount generally equal to 120% of the outstanding principal amount, plus all other accrued and unpaid amounts under the convertible debenture.

Some of the events of default include matters over which we may have some, little or no control. If a default occurs and we cannot pay the amounts payable under the convertible debentures in cash (including any interest on such amounts and any applicable late fees under the convertible debentures), the holders of the debentures may protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained in the convertible debentures, in the related securities purchase agreement or in any document or instrument delivered in connection with or pursuant to the convertible debentures, or to enforce the payment of the outstanding convertible debentures or any other legal or equitable right or remedy. This would have an adverse effect on our continuing operations.

Sales of a substantial number of shares of our common stock into the public market by the holders of the convertible debentures, and by Talisman Management under our $15,000,000 equity line of credit facility, may result in a significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock. If we are able and elect to draw down any amount under the equity line of credit facility, Talisman Management would be entitled to purchase shares under the facility at a 12% discount to the volume weighted average market price of our common stock, which might encourage Talisman Management to immediately sell such shares. In addition, the mere prospect of sales of such a substantial number of shares of our common stock could depress the market price for our common stock.

Holders of the discounted convertible debentures and 8% convertible debentures may acquire and resell up to 20,795,340 shares of our common stock, subject to adjustment, upon conversion of the remaining principal under the convertible debentures, and up to an additional 31,786,131 shares of our common stock, subject to adjustment, upon exercise of certain outstanding common share purchase warrants.

In addition, on July 23, 2003, we entered into a common stock purchase agreement with Talisman Management, an accredited investor, in connection with a 36-month, $15,000,000 equity line of credit facility. The agreement contemplates the potential future issuance and sale of up to $15.0 million of our common stock to Talisman Management, subject to restrictions and other obligations (including the requirement that the underlying shares of common stock issuable to the investor under the facility shall have been registered on an appropriate registration form under the Securities Act of 1933).

Upon receipt of a draw down notice from us, Talisman Management is obligated to purchase shares of our common stock at a 12% discount to a volume weighted average market price over a draw down pricing period consisting of 20 consecutive trading days, as specified in our draw down notice. This discount may give Talisman Management an incentive to immediately resell any stock that it acquires from us, in order to realize a gain equal to the difference between the market price of the stock (being the price at which Talisman Management would sell) and the discounted price which it would have paid for the stock. Any decreasing trend in the market price of our stock could potentially result in an acceleration of sales of the stock by Talisman Management, since any gains that Talisman Management will realize from the sale of the stock will decrease as the market price approaches the discounted price that Talisman Management would have paid for it.

The resale of common stock by the holders of our discounted convertible debentures, and by Talisman Management, will increase the number of our publicly traded shares, which could depress the market price of our common stock, and thereby affect the ability of our stockholders to realize the current trading price of our common stock. Moreover, as all the shares we issue to the holders of our discounted convertible debentures or to Talisman Management will be available for immediate resale, the mere prospect of our sales to it could depress the market price for our common stock.

Any significant downward pressure on the price of our common stock could encourage short sales by the holders of the convertible debentures and Talisman Management, or by others. Such short sales may in turn place additional downward pressure on the market price of our common stock. In addition, the shares will be issued to Talisman Management in two tranches for each draw down, which in turn could encourage short selling by Talisman Management.

Neither the convertible debentures nor our common stock purchase agreement with Talisman Management contain any restrictions on short selling. Accordingly, any significant downward pressure on the price of our common stock as the debentureholders and Talisman Management sell shares of our common stock could encourage short sales by them or others, subject to applicable securities laws. In turn, sales of a substantial number of shares of our common stock by way of short sales could further depress the market price of our stock.

In an ordinary or "uncovered" short sale, a selling stockholder causes his or her executing broker to borrow the shares to be delivered at the completion of the sale from another broker, subject to an agreement to return them upon request, thereby avoiding the need to deliver any shares actually owned by the selling stockholder on the settlement date for the sale. Since the selling stockholder does not own the shares that are sold, the selling stockholder must subsequently purchase an equivalent number of shares in the market to complete or "cover" the transaction. The selling stockholder will realize a profit if the market price of the shares declines after the time of the short sale, but will incur a loss if the market price rises and he or she is forced to buy the replacement shares at a higher price. Accordingly, a declining trend in the market price of our common stock may stimulate short sales.

Assuming that we meet the conditions to effect draw downs under our equity line of credit facility with Talisman Management, which cannot be assured, the shares will be issued to Talisman Management in two tranches for each draw down: the number of shares issuable to Talisman Management pursuant to the first tranche will be equal to one-half of the amount drawn down, divided by 88% of the volume weighted average price of our common stock during the first 10-trading days of the draw down pricing period; the number of shares issuable to Talisman Management pursuant to the second tranche will be equal to one-half of the amount drawn down, divided by 88% of the daily volume weighted average price of common stock during the last 10-trading days of the draw down pricing period.

The issuance of shares to Talisman Management in two tranches per draw down may encourage short selling by Talisman Management, since Talisman Management will be in a position to: (a) sell any shares of our common stock that it acquires pursuant to the first tranche of a draw down, and thereby put downward pressure on the market price of our common stock; (b) effect a contemporaneous short sale of shares of our common stock; and (c) cover its short position with shares of our common stock that will be issued to it pursuant to the second tranche of the draw down at a 12% discount to the volume weighted average market price over the draw down pricing period.

Assuming the issuance of 54,000,000 shares of our common stock pursuant to our equity line of credit facility at an issue price of $0.176 per share, the effective price paid for each share would exceed the net tangible book value of each share as at October 31, 2003 by $0.082, representing a dilution factor of 46.5%.

Assuming the issuance of 54,000,000 shares of our common stock pursuant to our equity line of credit facility with Talisman Management at a discounted issue price of $0.176 per share, the effective price paid for each share would exceed the net tangible book value of each share as at October 31, 2003 by $0.082, representing a dilution factor of 46.5%. The following table sets forth the dilution for the common stock that will be issuable based upon the net tangible book value attributable to each share of our common stock as at October 31, 2003.

Issue price		$0.176(1)
Net tangible book value before the issue of the common stock(2)	$0.040
Increase in net tangible book value attributable to the issue of the common stock	0.054
Net tangible book value after the issue of the common stock(3)		0.094
Dilution per share		$0.082
Percentage of dilution in relation to the net tangible book value per share prior to the issue of the common stock		46.5%

(1) After taking into account the 12% discount that Talisman Management is entitled to receive under the common stock purchase agreement. It is assumed for illustrative purposes that the volume weighted average price of our common stock is $0.20 per share at all material times.

(2) As at October 31, 2003.

(3) Represents aggregate proceeds from the issue of the common stock, less the 5% placement agent's fee.

Assuming the issuance of 54,000,000 shares of our common stock pursuant to our equity line of credit facility, and assuming that the holders of the convertible debentures and certain warrant holders convert their convertible debentures or exercise their warrants, there will be substantial dilution of your shares of our common stock.

Our common stock purchase agreement with Talisman Management dated July 23, 2003 contemplates the potential future issuance and sale of up to $15.0 million of our common stock to Talisman Management, subject to certain restrictions and other obligations. Given our company's current capital needs and the market price of our common stock, we presently have no intention of drawing down the entire $15.0 million amount unless the market price of our common stock increases. Accordingly, our company's good faith estimate of the number of shares that we will issue pursuant to the equity line is 54,000,000 shares.

On July 23, 2003, we also issued to Talisman Management Limited warrants to purchase up to 1,000,000 shares of our common stock, exercisable at any time during the three-year period ending on July 23, 2006, at an exercise price of $0.1955 per share. The warrants contain customary anti-dilution provisions that provide for, among other things, certain adjustments to the number and kind of securities purchasable upon exercise of the warrants, and to the exercise price, upon the occurrence of certain events such as a reclassification, split or reverse split (consolidation) or other reorganisation of our share capital, or the declaration of a stock dividend.

As disclosed above in this section outlining certain "Risk Factors," the holders of the discounted convertible debentures may ultimately convert the full amount of the convertible debentures and exercise all of their outstanding warrants. They may then sell all of the resulting shares into the public market. This will result in dilution to the interests of other holders of our common stock.

The following table sets forth the number and percentage of shares of our common stock that would be issuable if:

- the entire principal amount of the convertible debentures of $3,493,590 is converted or redeemed at the set price of $0.22 (Scenario 1); (b) a price of $0.178 as a result of an adjustment pursuant to the anti-

dilution provisions contained in the debentures or by application of the pricing formula in the event of a redemption (Scenario 2); and (c) a price of $0.10 as a result of an adjustment pursuant to the anti-dilution provisions contained in the debentures or by application of the pricing formula in the event of a redemption (Scenario 3);

- the holders of the 8% convertible debentures convert the remaining $639,000 in principal at: (a) the base conversion price of $0.13 (Scenario 1 and Scenario 2); and (b) a conversion price of $0.10 as a result of an adjustment pursuant to the anti-dilution provisions contained in the debentures (Scenario 3);

- the purchasers of the discounted and 8% convertible debentures fully exercised their warrants to acquire all of the 31,786,131 shares of our common stock.

- 54,000,000 shares of our common stock are issued to Talisman Management under the equity line of credit facility; and

- Talisman Management fully exercised its warrants to acquire all of the 1,000,000 shares of our common stock.
Description of Possible Scenario	Shares Issuable to Talisman Management Under Equity Line	Number of Shares Issuable on Conversion/ Redemption of Discounted Convertible Debentures and 8% Convertible Debentures(1)	Shares Issued or Issuable on Exercise of Warrants	Total Shares	Percentage of Class(2)(3)
Scenario 1: 54,000,000 shares are issued under the equity line of credit, discounted convertible debentures in the aggregate principal amount of $3,493,590 are converted/ redeemed at a conversion price of $0.22, and 8% convertible debentures in the aggregate principal amount of $639,000 are converted at a conversion price of $0.13.	54,000,000	20,795,340	32,786,131	107,581,471	58.40%
17
Scenario 2: 54,000,000 shares are issued under the equity line of credit, discounted convertible debentures in the aggregate principal amount of $3,493,590 are converted/ redeemed at a conversion price of $0.178,(4) and 8% convertible debentures in the aggregate principal amount of $639,000 are converted at a conversion price of $0.13.	54,000,000	24,542,295	32,786,131	111,328,426	59.22%
Scenario 3: 54,000,000 shares are issued under the equity line of credit, and discounted and 8% convertible debentures in the aggregate principal amount of $4,132,590 are converted/ redeemed at a conversion price of $0.10.	54,000,000	41,325,900	32,786,131	128,112,031	62.57%

(1) Represents the number of shares issuable if all of the principal under all of the discounted convertible debentures and 8% convertible debentures were converted/redeemed at the indicated conversion price. For ease of reference, any shares of common stock that may be issued upon conversion of interest under the 8% convertible debentures have been excluded. The outstanding principal under the 8% convertible debentures bears interest at the rate of 8% per annum, calculated on the basis of a 360-day year.

(2) Based on 76,647,768 common shares issued and outstanding on December 31, 2003.

(3) Percentage of the total outstanding common stock represented by 54,000,000 shares that may become issuable under the equity line of credit facility, the shares issuable on conversion/redemption of the discounted convertible debentures and the 8% convertible debentures, and upon exercise of the warrants, without regard to any contractual or other restriction on the number of securities the selling stockholders may own at any point in time.

(4) Average of the lowest bid prices for one share of on the OTC Bulletin Board during the six-month period ended December 31, 2003.

Trading on the OTC Bulletin Board may be sporadic because it is not a stock exchange, and stockholders may have difficulty reselling their shares.

Our common stock is quoted on the OTC Bulletin Board. Trading in stock quoted on the OTC Bulletin Board is often thin and characterised by wide fluctuations in trading prices, due to many factors that may have little to do with the company's operations or business prospects. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on the Nasdaq SmallCap. Accordingly, you may have difficulty reselling any of the shares you purchase from the selling stockholders. In addition, since our common stock was traded on the Nasdaq SmallCap Market until May 28, 2003, past trading activity in our common stock should not be relied upon as necessarily being indicative of future trading activity in our common stock.

RISKS RELATED TO OUR BUSINESS AND COMPANY

We require additional financing in order to continue in business as a going concern, the availability of which is uncertain.

As discussed under the heading, "Management's Discussion and Analysis - Liquidity and Capital Resources," we require additional financing to fund our operations, and our access to the $15,000,000 equity line of credit facility that we have arranged with Talisman Management is not assured. Draw downs under the $15,000,000 equity line of credit facility are subject to a number of conditions and limitations, including the limitation that we may not draw down any amount until a registration statement in the appropriate form under the Securities Act of 1933 has been filed by us and declared effective by the Securities and Exchange Commission for the purpose of registering the shares issuable upon the draw down of the facility. Further, draw downs under the equity line of credit facility must be at least six days apart, and each draw down will be limited to the greater of: (a) $300,000 and (b) 12.5% of the average of the daily volume weighted average prices of our common stock during the 30-day period preceding our draw down notice, multiplied by the total aggregate trading volume of our common stock during such 30-day period; subject to a minimum draw down amount of $300,000. There is no assurance that any registration statement in connection with the equity line of credit facility, if filed, will be declared effective by the Securities and Exchange Commission, or that the trading volume of our common stock will increase to a level sufficient to enable us to meet the minimum draw down level under the equity line of credit.

In conjunction with our investment bankers, HPC Capital Management, we are pursuing various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. In addition, any additional equity financing may involve substantial dilution to our stockholders. If we fail to raise sufficient financing to meet our immediate cash needs, we will be forced to scale down or perhaps even cease the operation of our business, which may result in the loss of some or all of your investment in our common stock.

Our common stock purchase agreement with Talisman Management limits the number of shares of common stock that we can require Talisman Management to purchase to not more than 4.99% of our then issued and outstanding shares of common stock in connection with each draw down, which may further limit our ability to draw down amounts that we request and which may cause us to significantly curtail the scope of our operations and alter our business plan.

Our common stock purchase agreement with Talisman Management provides that we may not sell shares of our common stock pursuant to our draw down right under the agreement if the draw down would result in the issuance of more than 4.99% of our then issued and outstanding common stock to Talisman Management. For example, on December 31, 2003, 76,647,768 shares of our common stock were issued and outstanding. Assuming that we would have otherwise been in a position to effect a draw down under the equity line of credit facility, the

4.99% restriction would have prevented us from selling more than 3,824,724 shares to Talisman Management at that time. Assuming that the volume weighted average price of our common stock was $0.20 per share, the shares would have been sold to Talisman Management at a price of $0.176 per share after applying the applicable 12% discount, resulting in gross proceeds of approximately $673,151. We would have realized net proceeds from the draw down of approximately $637,993, after deduction of a 5% placement agent fee payable to HPC Capital Management and a $1,500 escrow fee payable to the escrow agent.

Since trading in stock quoted on the OTC Bulletin Board is often thin and characterised by wide fluctuations in trading prices, Talisman Management may have difficulty reselling the shares that it purchases under the common stock purchase agreement. This, in turn, may require that draw downs be delayed until Talisman Management has sold a sufficient number of shares to stay within the 4.99% restriction. We may have to significantly curtail the scope of our operations and alter our business plan if, at the time of any draw down under the equity line, this 4.99% restriction results in our inability to draw down some or all of the amounts requested in any draw down notice.

We have a history of operating losses and fluctuating operating results, which raise substantial doubt about our ability to continue as a going concern.

Since inception through October 31, 2003, we have incurred aggregate losses of $51,294,373. Our loss from operations for the three month period ended October 31, 2003 was $1,797,204; our loss from operations for the fiscal years ended July 31, 2003 and July 31, 2002 were, respectively, $6,387,160 and $6,726,454. There is no assurance that we will operate profitably or will generate positive cash flow in the future. In addition, our operating results in the future may be subject to significant fluctuations due to many factors not within our control, such as the unpredictability of when customers will order products, the size of customers' orders, the demand for our products, and the level of competition and general economic conditions.

Although we are confident that revenues will increase, we also expect an increase in development costs and operating costs. Consequently, we expect to incur operating losses and negative cash flow until our products gain market acceptance sufficient to generate a commercially viable and sustainable level of sales, and/or additional products are developed and commercially released and sales of such products made so that we are operating in a profitable manner.

We may experience significant and rapid growth if we are able to capitalize on the expansion of the tire monitoring market. If we are unable to hire and train staff to handle sales and marketing of our products and manage our operations, such growth could materially and adversely affect us.

We intend to proceed with initiatives intended to capitalize on the expansion of the tire monitoring market that is occurring as a result of the enactment by the TREAD Act. This could potentially lead to significant and rapid growth in the scope and complexity of our business. Any inability on our part to manage such growth effectively will have a material adverse effect on our product development, business, financial condition and results of operations. Our ability to manage and sustain growth effectively will depend, in part, on the ability of our management to implement appropriate management, operational and financial systems and controls, and the ability of our management to successfully hire, train, motivate and manage employees.

Technological changes in our industry could render our products non-competitive or obsolete and consequently affect our ability to generate revenues.

The markets in which we operate are subject to technological change, evolving industry standards and changes in customer demands. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable, including ours. Although we are confident that our tire monitoring systems (TMS) technology and products are technologically advanced and currently competitive, we believe that our long-term success will depend upon our ability to continuously develop new products and to enhance our current products and introduce them promptly into the market. If we are not able to develop and introduce new products, our business, financial condition and results of operations could be adversely affected.

We do carry a reasonable amount of product liability insurance. However there can be no assurance that our existing insurance coverage would be adequate in term and scope to protect us against material financial effects in the event of a successful claim.

We could be subject to claims in connection with the products that we sell. There can be no assurance that we would have sufficient resources to satisfy any liability resulting from any such claim, or that we would be able to have our customers indemnify or insure us against any such liability. Although we have product and directors and officers liability insurance, there can be no assurance that our insurance coverage would be adequate in term and scope to protect us against material financial effects in the event of a successful claim. We currently do not carry commercial general liability insurance providing comprehensive product liability coverage in all instances. We may in the future obtain such insurance provided it can be obtained at reasonable prices. However, there can be no assurance that such coverage, if obtained, would be adequate in term and scope to protect us.

Substantially all of our assets and a majority of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

Substantially all of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

The loss of any one of our three major customers would materially and adversely affect us.

During the year ended July 31, 2003, we earned 35% of our revenue from three major customers. Accordingly, the loss of one of these major customers would materially and adversely affect us. The loss of any major customer, or significant reductions by either of them in buying our products, or any inability on our part to collect accounts receivable from them, would materially and adversely affect our business and results of operations.

We may experience difficulty in obtaining components and raw materials, and we could be materially and adversely affected as a result.

Our current products, and the products that we may provide in the future, embody new technologies. Certain of the components and raw materials used in our products are difficult to obtain and/or require purchase commitments to be made by us far in advance of the manufacturing date. The inability to obtain sufficient quantities of components or raw materials, or the inability to forecast purchase requirements accurately, could adversely affect our business and results of operations. Similarly, commitments to purchase components and raw materials in excess of customer demand for our products could materially and adversely affect our results of operations.

The loss of any of our contract manufacturers would materially and adversely affect us.

We contract the manufacture of our products to third parties. In certain cases, we do not have an alternative source of manufacturing, and a suitable replacement would be time-consuming and expensive to obtain. If, for any reason, one of our third party manufacturers is unable or refuses to produce our products, our business, financial condition and results of operations would be materially and adversely affected.

We depend to a significant extent on certain key personnel, the loss of any of whom may materially and adversely affect our company.

Our success depends to a significant extent on the continued service of certain key management personnel, including Robert Rudman, our President and Chief Executive Officer, Al Kozak, our Chief Operating Officer, Jeff Finkelstein, our Chief Financial Officer, Erwin Bartz, our Director of Technical Operations, John Taylor-Wilson, our Vice-President of Marketing, and Shawn Lammers, our Vice-President, Engineering. The loss or interruption of services from one or more of these personnel, for whatever reason, could have a material adverse effect on us. In the event of the loss of services of such personnel, no assurances can be given that we will be able to obtain the services of adequate replacement personnel. We do not maintain key person insurance on the lives of any of our officers or employees.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" on pages 9 to 21, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgement regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

This prospectus covers the resale by the selling stockholders named in this prospectus by the selling stockholders named in this prospectus of:

- up to 31,759,908 shares of common stock issuable to certain selling stockholders upon the conversion or redemption of principal under discounted convertible debentures maturing April 1, 2006;

- up to 15,879,956 shares of common stock issuable to certain selling stockholders assuming the exercise of outstanding common share purchase warrants issued in connection with private placement of the discounted convertible debentures;

- up to 109,000 shares of common stock issuable to a selling stockholder assuming the exercise of outstanding common share purchase warrants issued in partial payment of placement fees; and

- up to 10,963,231 shares of common stock issuable to certain selling stockholders assuming the exercise of outstanding common share purchase warrants issued in consideration of the agreement by the holders of such warrants to immediately exercise a total of 10,963,231 then-outstanding warrants.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued to them upon conversion or redemption of the discounted convertible debentures, or upon exercise of the share purchase warrants. Because the selling stockholders may offer all or only some portion of the 58,712,095 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of December 31, 2003, and the number of shares of common stock covered by this prospectus. The numbers of shares in the table represents an estimate of the number of shares of common stock to be offered by each selling stockholder.
Name of Selling Stockholder and Position, Office or Material Relationship with SmarTire Systems Inc.	Common Shares owned by the Selling Stockholder not part of this offering(1)	Number of Shares Issuable Upon Exercise of Conversion or Purchase Rights and forming part of this offering	Total Shares Registered	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(2)
				# of Shares	% of Class
Palisades Master Fund, L.P. Citco Building Wickhams Cay P.O. Box 662 Road Town Tortola	7,049,451	16,402,478(3)(4)	16,402,478(3)(4)	7,049,451	5.21%
Alpha Capital AG Lettstrasse 32 Furstentum 9490 Vaduz, Liechtenstein	6,054,391	11,480,195(3)(5)	11,480,195(3)(5)	6,054,391	4.47%
Crescent International Ltd. 84, Avenue Louis-Casai CH 1216 Cointrin, Geneva Switzerland	7,995,723	12,022,145(3)(5)	12,022,145(3)(5)	7,995,723	5.91%
Goldplate Investment Partners 515 Ave I Brooklyn NY 11219	2,113,460	3,242,035(3)(5)	3,242,035(3)(5)	2,113,460	1.56
23
Bristol Investment Fund, Ltd. c/o Bristol Capital Advisors, LLC 6363 Sunset Boulevard, Fifth Floor Hollywood, California 90028 USA	Nil	4,772,728(3)	4,772,728 (3)	Nil	0%
Gamma Opportunity Capital Partners, LP British Colonial Centre of Commerce One Bay Street, Suite 401 Nassau (NP), The Bahamas	Nil	6,118,882(3)	6,118,882(3)	Nil	0%
PEF Advisors, Ltd. C/O Beacon Fund Advisors Harbour House Waterfront Drive Road Town, Tortola British Virgin Islands	Nil	4,370,632(3)	4,370,632(3)	Nil	0%
HPC Capital Management(6) 200 Mansell Court East Suite 550 Roswell, GA 30076	Nil	303,000(7)	303,000(7)	Nil	0%

* Denotes a percentage of our issued and outstanding common stock that is greater than zero but less than one percent.

(1) For these purposes, beneficial ownership is to be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. Beneficial ownership includes shares over which the named stockholder exercises voting control or investment power. Shares of common stock subject to options or warrants that are currently exercisable or will become exercisable within sixty days from December 31, 2003 are deemed outstanding for purposes of the ownership of the person holding the option or warrant, but are not deemed outstanding for purposes of computing the ownership percentage of any other person.

(2) A total of 76,647,648 shares of common stock were issued and outstanding as of December 31, 2003. Accordingly, the percentages shown are based on 135,359,743 total issued and outstanding shares, on the assumption that all of the 58,712,095 shares of common stock offered pursuant to this prospectus are sold.

(3) Represents common stock that potentially may be issued: (a) upon the conversion or redemption of principal under the discounted convertible debentures maturing April 1, 2006; and (b) upon the exercise of common share purchase warrants issued to the named selling stockholder as a purchaser of discounted convertible debentures, and exercisable until December 24, 2006 at an exercise price of $0.25 per share. Each of the discounted convertible debentures and the share purchase warrants contains a contractual restriction on beneficial share ownership. It provides that the holder may not convert the discounted convertible debenture, receive shares of our common stock upon a redemption of the debenture, or exercise the warrant, to the extent that the conversion of the debenture, the redemption of the debenture for stock, or the exercise of the warrants, as the case may be, would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our then issued and outstanding shares of common stock. For the purposes of this table, any contractual restriction on the number of securities the selling stockholders may own at any point in time has been disregarded. Pursuant to a registration rights agreement, we have agreed to register under the Securities Act of 1933, as amended, 200% of the shares of our common stock issuable upon conversion of principal under the discounted convertible debentures, and 200% of the shares of our common stock issuable upon exercise of the related warrants. See "Description of Securities to be Registered" for further details on the terms of the convertible debentures and the related warrants.

(4) Also includes 3,290,596 shares of common stock that potentially may be issued upon the exercise of common share purchase warrants issued to the named selling stockholder in consideration of its agreement to immediately exercise 3,290,596 then-outstanding warrants, and exercisable until October 27, 2008 at an exercise price of $0.1771 per share.

(5) Also includes common stock that potentially may be issued upon the exercise of common share purchase warrants issued to the named selling stockholder in consideration of its agreement to immediately exercise certain then-outstanding warrants, and exercisable until November 10, 2008 at an exercise price of $0.1771 per share.

(6) HPC Capital Management is a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended. We engaged HPC Capital Management as our non-exclusive investment banker, financial advisor and consultant pursuant to an engagement letter agreement dated March 19, 2003, which has been superseded and replaced by an engagement letter agreement dated August 12, 2003.

(7) Comprised of: (a) 109,000 shares of our common stock that may be issued upon the exercise of common share purchase warrants that were issued in partial payment of placement fees, and exercisable until December 24, 2006 at an exercise price of $0.25 per share; and (b) 194,000 shares of our common stock that may be issued upon the exercise of common share purchase warrants issued to the selling stockholder in consideration of its agreement to immediately exercise 194,000 then-outstanding warrants, and exercisable until October 27, 2008 at an exercise price of $0.1771 per share. See "Description of Securities to be Registered" for further details on the terms of these warrants.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted (currently the OTC Bulletin Board), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered by this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of the applicable exchange;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately negotiated transactions;

(f) market sales (both long and short to the extent permitted under the federal securities laws);

(g) at the market to or through market makers or into an existing market for the shares;

(h) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

(i) a combination of any aforementioned methods of sale.

In the event of the transfer by the selling stockholder of its shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by a selling stockholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

A selling stockholder and any broker-dealers or agents that participate with that selling stockholder in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

From time to time, a selling stockholder may pledge its shares of common stock pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act of 1933 by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act of 1933 which may be required in the event a selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act of 1933, a post effective amendment to this registration statement will be filed, disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholder, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

DISCOUNTED CONVERTIBLE DEBENTURES

On December 24, 2003, we closed a private placement of discounted unsecured convertible debentures in the aggregate principal amount of $3,493,590 to seven of the selling stockholders pursuant to Rule 506 of Regulation D under the Securities Act of 1933.

Interest and Maturity

We issued the convertible debentures at a 22% original issue discount from the face principal amount (based on a notional interest rate of 11% per annum for each year of the two-year term of the debentures), resulting in gross proceeds of $2,725,000, before the deduction of a $218,000 cash placement fee subsequently paid to HPC Capital Management and other expenses of the offering. The discounted convertible debentures do not otherwise bear interest, and will mature on April 1, 2006.

Conversion Provisions, Conversion Price and Adjustments

The outstanding principal amount of each debenture may be converted at any time into shares of our common stock, in whole or in part, at the option of the holder of the debenture at a set price of $0.22 per share.

Each of the convertible debentures contains a contractual restriction on beneficial share ownership. It provides that the holder may not convert convertible debentures, or receive shares of our common stock as payment of interest, to the extent that the conversion or the receipt of the interest payment would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our then issued and outstanding shares of common stock. For these purposes, beneficial ownership is to be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

Each convertible debenture is subject to anti-dilution protection upon the occurrence of certain events, as follows:

(a) the conversion price will be reduced proportionately if we increase the number of our outstanding shares of common stock as a result of: a stock dividend or any other distribution on, or payable in, shares of our common stock; a subdivision of our common stock; or a combination or reclassification of our common stock;

(b) the conversion price will be reduced proportionately if we issue rights, options or warrants to all holders of our common stock (but not to holders of the convertible debentures) entitling them to purchase shares of our common stock (or any equity, debt or other instrument that is at any time over its life convertible into or exchangeable for our common stock) at a price per share that is less than the closing bid price for our common stock on the record date established for the purposes of determining our stockholders who would be entitled to receive such rights, options or warrants;

(c) if we or any of our subsidiaries offers, sells or otherwise disposes of or issues any of our common stock (or any equity, debt or other instrument that is at any time over its life convertible into or exchangeable for our common stock) at an effective price per share that is less than the conversion price, the conversion price will be reduced to equal such effective price;

(d) if we or any of our subsidiaries grants any option entitling the holder of the option to purchase any of our common stock (or any equity, debt or other instrument that is at any time over its life convertible into or exchangeable for our common stock) at an effective price per share that is less than the conversion price, the conversion price will be reduced to equal such effective price;

(e) if we or any of our subsidiaries offer, sell or grant any right to reprice outstanding securities at an effective price per share that is less than the conversion price, the conversion price will be reduced to equal such effective price;

(f) if we reclassify our outstanding shares of common stock, or if we participate in any compulsory share exchange transaction pursuant to which all of our outstanding shares of common stock will be converted into other securities, cash or property, then each holder of a convertible debenture will have the right, at its option, to: (a) convert the then outstanding principal amount of the convertible debenture, together with any other amounts then owing in respect of the convertible debenture, into the shares of stock or other securities, cash and property that would have been receivable by the holder as a result of such reclassification or share exchange transaction if the holder had converted the convertible debenture immediately prior to the reclassification or share exchange transaction; or (b) to require us to pay to the holder of the convertible debenture the mandatory prepayment amount equal to 120% of the outstanding principal amount, plus any other amounts then owing in respect of the convertible debenture;

(g) if we consolidate or merge with another company or other entity, or if we sell or transfer all or substantially all of our assets, then upon the subsequent conversion of an convertible debenture, the debenture holder will have the right to receive, for each share of our common stock that would have been issuable to the debenture holder upon such conversion absent such consolidation, merger or asset transaction, the same kind and amount of securities, cash or property as the debenture holder would have been entitled to receive if the debenture holder had been the holder of one share of our common stock immediately prior to the consolidation, merger or asset transaction; and

(h) if we or any other person, association, partnership or entity completes any tender offer or exchange offer whereby the holders of our common stock are permitted to tender or exchange their common stock for other securities, cash or property, the debenture holder will have the right to receive, for each share of our common stock that would have been issuable to the debenture holder upon such conversion absent such tender offer or exchange offer, the same kind and amount of securities, cash or property as the debenture holder would have been entitled to receive if the debenture holder had been the holder of one share of our common stock immediately prior to the tender offer or exchange offer.

Mandatory Redemption Provisions

The discounted convertible debentures are subject to mandatory redemption in equal monthly payments, with the first redemption payment to occur on the first day of the month next following that date that is three months after the closing date. Accordingly, the first monthly redemption date will be April 1, 2004.

We may elect to make the monthly redemption payments in shares of our common stock at a conversion price equal to the lesser of (a) the set price of $0.22 per share (subject to adjustment pursuant to the anti-dilution provisions contained in the debentures), and (b) 85% of the average of the 20 closing prices of our common stock immediately preceding the applicable monthly redemption date, provided that certain conditions are met, including the condition that the underlying shares of common stock shall have been registered under the Securities Act of 1933, as amended.

Registration Rights

In connection with the offering of the convertible debentures and the associated common share purchase warrants, we have agreed to file the registration statement incorporating this prospectus for the purpose of registering at least 200% of the shares of common stock potentially issuable upon the conversion of principal under the discounted convertible debentures at the set conversion price of $0.22 per share, and at least 200% of the shares of common stock potentially issuable upon exercise of the related warrants.

If we default on our obligations under the registration rights agreement, including our agreement to file the registration statement with the Securities and Exchange Commission no later than February 7, 2004 (or to file a request for acceleration in accordance with Rule 461 under the Securities Act of 1933 within five trading days of the date that we are notified by the Securities and Exchange Commission that the registration statement will not be "reviewed" or will not subject to further review), or if the registration statement is not declared effective by March 24, 2004, we are required pay to each debenture holder, as liquidated damages and not as a penalty, for each month that the registration statement has not been filed or declared effective, as the case may be, a cash amount equal to 2.0% of: (a) the aggregate purchase price of the holder's debentures; and (b) if the market price for our common stock then exceeds the exercise price of the warrants issued to the holder in connection with the private placement of the convertible debentures, the value of such warrants. For these purposes, the value of the warrants are to be calculated by multiplying the number of shares into which the warrants are exercisable into by the difference between the average closing bid price of our common stock during the applicable month and the exercise price of the warrants. Further, if we fail to pay any liquidated damages under the registration rights agreement, we will be required to pay interest on the amount of such damages at a rate of 18% per annum.

Events of Default

We will be considered in default of the convertible debentures if any of the following events, among others, occurs:

(a) we fail to pay any amount due under a convertible debenture within five days of any notice sent to us by the holder of the convertible debenture that we are in default of our obligation to pay the amount;

(b) we fail to comply with any of the other agreements contained in the convertible debenture after we are given fifteen days written notice of such non-compliance;

(c) we breach any of our obligations under the Securities Purchase Agreement or the Registration Rights Agreement and the breach is not cured by us within fifteen days after our receipt of written notice of such breach;

(d) we or any of our subsidiaries become bankrupt or insolvent;

(e) we breach any of our obligations under any other debt or credit agreements involving an amount exceeding $150,000, unless the breach is cured by us within fifteen days and the breach is waived by the other party to the debt or credit agreement;

(f) our common stock ceases to be eligible for quotation on the principal market for our common stock (currently the OTC Bulletin Board), and fails to be quoted or listed for trading on another principal market (defined to mean the OTC Bulletin Board, the New York Stock Exchange, American Stock Exchange, the NASDAQ Small-Cap Market or the NASDAQ National Market) within five trading days;

(g) we agree to sell or dispose of more than 33% of our assets in one or more transactions, or we agree to redeem or repurchase more than an insignificant number of shares of our outstanding common stock or any other equity securities of our company; or

(h) we fail to issue shares of our common stock to the holder within five trading days of the conversion date specified in any conversion notice delivered in respect of a convertible debenture by the holder.

If an event of default occurs, the holder of a convertible debenture can elect to require us to immediately repay a mandatory prepayment amount equal to the greater of:

(i) 120% of the principal amount of the debenture, plus all accrued and unpaid amounts outstanding in respect of the debenture; or

(ii) the principal amount of the debenture, plus all accrued and unpaid amounts outstanding in respect of the debenture, divided by the conversion price of the debenture on the date on which the payment is demanded or due (or if less, the conversion price on the date on which the payment is actually paid), and multiplied by the greater of (A) the last reported closing bid price for our common stock on the date on which the payment is demanded or due or (B) the last reported closing bid price for our common stock on the date on which the payment actually paid.

Interest will accrue daily on any mandatory prepayment amount from the fifth day after it becomes due through and including the date on which the mandatory prepayment amount is paid, at the rate of 18% per annum.

Limitation on Future Financings and Rights of First Refusal

Our securities purchase agreement dated December 19, 2003 with the holders of the discounted convertible debentures prohibits us from issuing for a period of 120 days following effective date of the registration statement filed in connection with this prospectus: (a) any shares of common stock, or of any other class of shares having the right to participate in a distribution of earnings or assets of our company; and (b) any security, right or obligation that is convertible into or exchangeable for, or that give the holder any direct or indirect right to purchase any shares of our common stock, or shares any other class having the right to participate in a distribution of earnings or assets of our company. The 120 day period during which we cannot effect any such equity financing transactions will be extended for the number of trading days, if any, during which trading in our common stock is suspended, or during which the purchasers of the discounted convertible debentures are prevented from reselling any registered securities pursuant to this prospectus. This prohibition is subject to limited exemptions that will permit us to issue common stock to, for example, our employees, officers and directors pursuant to a qualifying stock option plan, and to issue common stock pursuant to convertible securities, options or warrants that were issued and outstanding at closing on December 24, 2003.

In addition, we have granted to the purchasers of the discounted convertible debentures a right of first refusal to participate in any equity financing transaction that we may effect, until that date that is 12 months after the effective date of the registration statement filed in connection with this prospectus.

WARRANTS

Warrants Issued to Holders of the Convertible Debentures

On December 24, 2003, we issued warrants to the seven purchasers of the discounted convertible debentures pursuant to Rule 506 of Regulation D under the Securities Act of 1933. Under the Securities Purchase Agreement, each purchaser of convertible debentures received a warrant to purchase that number of shares of our common stock equal to 50% of the aggregate principal amount of all convertible debentures issued to such purchaser divided by $0.22. Warrants to purchase an aggregate of 7,939,978 shares of our common stock have been issued to the purchasers of the discounted convertible debentures.

Each warrant is exercisable at any time during the three-year period ending on December 24, 2006, at an exercise price of $0.25 per share.

If at any time after December 24, 2004, there is no effective registration statement registering the resale of the shares of our common stock issued or issuable upon exercise of the warrants, the holder of a warrant may effect a cashless exercise. In the event of a cashless exercise of a warrant, the holder would receive a number of shares of our common stock determined with reference to a formula which would take into account the number of shares that the holder of the warrant would otherwise be entitled to purchase under the warrant, as well as the value of the warrants determined with reference to the difference between the closing bid price of our common stock on the trading day preceding the cashless exercise election and the exercise price of the warrant. The number of shares that the holder would be entitled to receive upon a cashless exercise would be equal to the quotient obtained by dividing [(A-B) (X)] by (A), where (A) shall be equal to the closing bid price of our common stock on the trading day preceding the date of the cashless exercise election; (B) shall be equal to the exercise price of the warrant; and (X) shall be equal to the number of shares in respect of which the warrant is being exercised in accordance with its terms.

The warrants contain customary anti-dilution provisions that provide for, among other things, certain adjustments to the number and kind of securities purchasable upon exercise of the warrants, and to the exercise price, upon the occurrence of certain events such as a reclassification, split or reverse split (consolidation) or other reorganisation of our share capital, or the declaration of a stock dividend. The anti-dilution provisions include an automatic adjustment to the exercise price of the warrants if we offer, sell or otherwise dispose of or issue any of our common stock (or any equity, debt or other instrument that is at any time over its life convertible into or exchangeable for our common stock) at an effective price per share that is less than the exercise price, whereby the conversion price will be reduced to equal such effective price.

Each warrant contains a contractual restriction on beneficial share ownership. It provides that the holder may not exercise the warrant to the extent that such exercise would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our then issued and outstanding shares of common stock. For these purposes, beneficial ownership is to be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

Warrants Issued to HPC Capital Management as a Placement Fee

On December 24, 2003, we issued to HPC Capital Management, a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, a warrant to purchase up to 109,000 shares of our common stock, exercisable at any time during the three-year period ending on December 24, 2006, at an exercise price of $0.25 per share. We issued these warrants pursuant to Rule 506 of Regulation D under the Securities Act of 1933, in partial payment of placement fees in connection with the private placement of the discounted convertible debentures.

If at any time after one year from the date of issuance of the warrant, there is no effective registration statement registering the resale of the shares of our common stock issued or issuable upon exercise of the warrant, HPC Capital Management may effect a cashless exercise of the warrant. In the event of a cashless exercise, HPC Capital Management would receive a number of shares of our common stock determined with reference to a formula which would take into account the number of shares that HPC Capital Management would otherwise be entitled to purchase under the warrant, as well as the value of the warrant determined with reference to the difference between the closing bid price of our common stock on the trading day preceding the cashless exercise election and the exercise price of the warrant. The number of shares that HPC Capital Management would be entitled to receive upon a cashless exercise would be equal to the quotient obtained by dividing [(A-B) (X)] by (A), where (A) shall be equal to the closing bid price of our common stock on the trading day preceding the date of the cashless exercise election; (B) shall be equal to the exercise price of the warrant; and (X) shall be equal to the number of shares in respect of which the warrant is being exercised in accordance with its terms.

The warrant contains customary anti-dilution provisions that provide for, among other things, certain adjustments to the number and kind of securities purchasable upon exercise of the warrant, and to the exercise price, upon the occurrence of certain events such as a reclassification, split or reverse split (consolidation) or other reorganisation of our share capital, or the declaration of a stock dividend. The anti-dilution provisions include an automatic adjustment to the exercise price of the warrants if we offer, sell or otherwise dispose of or issue any of our common stock (or any equity, debt or other instrument that is at any time over its life convertible into or exchangeable for our common stock) at an effective price per share that is less than the exercise price, whereby the conversion price will be reduced to equal such effective price.

The warrant contains a contractual restriction on beneficial share ownership. It provides that the holder may not exercise the warrants to the extent that such exercise would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our then issued and outstanding shares of common stock. For these purposes, beneficial ownership is to be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

Warrants Issued in Consideration of Agreements to Effect Early Exercise of Certain Outstanding Warrants

On May 15, 2003, we issued warrants to purchase an aggregate of 10,769,231 shares of our common stock to the four purchasers of our 7% convertible debentures pursuant to Rule 506 of Regulation D under the Securities Act of 1933. As issued, each warrant was exercisable at any time during the five-year period ending on May 15,

2008, at an exercise price of $0.2645 per share (being equal to 115% of $0.23 per share, the last reported closing bid price of our common stock on May 14, 2003).

On October 27, 2003, in order to encourage early exercise of the warrants by the warrant holders, we offered to reduce the exercise price of the warrants from $0.2645 per share to $0.20 per share. The offer was open for acceptance by the warrant holders until November 4, 2003. All other terms of the warrants, including their expiry date, were to remain the same. In consideration of the warrant holders' agreement to immediately exercise their respective warrants, we offered to issue to the participating warrant holders one additional warrant for each warrant that is exercised. The additional warrants were to be exercisable for a period of five years at an exercise price of $0.20 per share.

One of the warrant holders, Palisades Master Fund, L.P. accepted our offer and exercised a total of 3,290,596 outstanding warrants at the reduced exercise price of $0.20 per share. On October 27, 2003, we issued a total of 3,290,596 five-year warrants to Palisades Master Fund, exercisable at an exercise price of $0.20 per share.

On October 27, 2003, our investment banker, HPC Capital Management, also agreed to immediately exercise 194,000 outstanding common stock purchase warrants dated May 16, 2003, in consideration of receiving one additional five-year warrant with an exercise price of $0.20 per share for each warrant so exercised. Of the 194,000 warrants exercised by HPC Capital Management under this arrangement, 180,000 were exercised at an exercise price of US$0.13 per share and 14,000 were exercised at an exercise price of US$0.10 per share, resulting in gross proceeds of $24,800.

On November 6, 2003, in order to encourage early exercise of the warrants by the remaining three warrant holders, we offered to reduce the exercise price of the remaining 7,478,635 warrants from $0.2645 per share to $0.1771 per share. The offer was open for acceptance by the warrant holders until November 19, 2003. All other terms of the warrants, including their expiry date, remain the same. In consideration of the warrant holders' agreement to immediately exercise their respective warrants, we offered to issue to the participating warrant holders one additional warrant for each warrant that is exercised.

On November 10, 2003, all of the remaining warrant holders, Crescent International Ltd., Alpha Capital AG and Goldplate Investment Partners, accepted our offer and exercised a total of 7,478,635 outstanding warrants at the reduced exercise price of $0.1771 per share. We have issued to the warrant holders the following numbers of five-year warrants set forth opposite their respective names, each exercisable at an exercise price of $0.1771 per share:

Crescent International Ltd.	1,794,873 warrants
Alpha Capital AG	4,487,181 warrants
Goldplate Investment Partners	1,196,581 warrants

In light of the reduced exercise price of the additional warrants issued to the remaining warrant holders, we agreed to reduce the exercise price of the 3,290,596 warrants previously issued to Palisades Master Fund, and the 194,000 warrants previously issued to HPC Capital Management, from US$0.20 to $0.1771 per share. All other terms of the warrants, including their expiry date, remain the same. In addition, we paid $75,354.65 to Palisades Master Fund as an early participation bonus, being an amount equal to the difference between the aggregate exercise price that Palisades Master Fund paid upon the exercise of its 3,290,596 outstanding warrants at $0.20 per share and the aggregate exercise price that Palisades Master Fund would have paid if it had had the benefit of the reduced exercise price of $0.1771 per share.

In consideration of services rendered in connection with the foregoing transactions, HPC Capital Management, a broker-dealer registered under section 15 of the Securities Exchange Act of 1934, was paid a cash fee equal to 4% of the $1,907,230.81 in gross proceeds realized from the exercise of the outstanding warrants by

Palisades Master Fund, L.P., Crescent International Ltd., Alpha Capital AG and Goldplate Investment Partners, after taking into account the early participation bonus paid to Palisades Master Fund.

If at any time after one year from the date of issuance of the warrants, there is no effective registration statement registering the resale of the shares of our common stock issued or issuable upon exercise of the warrants, the holder of a warrant may effect a cashless exercise. In the event of a cashless exercise of a warrant, the holder would receive a number of shares of our common stock determined with reference to a formula which would take into account the number of shares that the holder of the warrant would otherwise be entitled to purchase under the warrant, as well as the value of the warrants determined with reference to the difference between the closing bid price of our common stock on the trading day preceding the cashless exercise election and the exercise price of the warrant. The number of shares that the holder would be entitled to receive upon a cashless exercise would be equal to the quotient obtained by dividing [(A-B) (X)] by (A), where (A) shall be equal to the closing bid price of our common stock on the trading day preceding the date of the cashless exercise election; (B) shall be equal to the exercise price of the warrant; and (X) shall be equal to the number of shares in respect of which the warrant is being exercised in accordance with its terms.

The warrants contain customary anti-dilution provisions that provide for, among other things, certain adjustments to the number and kind of securities purchasable upon exercise of the warrants, and to the exercise price, upon the occurrence of certain events such as a reclassification, split or reverse split (consolidation) or other reorganisation of our share capital, or the declaration of a stock dividend. The anti-dilution provisions include an automatic adjustment to the exercise price of the warrants if we offer, sell or otherwise dispose of or issue any of our common stock (or any equity, debt or other instrument that is at any time over its life convertible into or exchangeable for our common stock) at an effective price per share that is less than the exercise price, whereby the conversion price will be reduced to equal such effective price.

Each warrant contains a contractual restriction on beneficial share ownership. It provides that the holder may not exercise the warrant to the extent that such exercise would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our then issued and outstanding shares of common stock. For these purposes, beneficial ownership is to be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholders are an adverse party or has a material interest adverse to us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
John Bolegoh	Director	58	Director since December 2, 1993.
William Cronin	Director	55	Director since June 7, 2001.
Martin Gannon	Director	50	Director since February 3, 2003.
32
Johnny Christiansen	Director	48	Director since August 14, 2003.
Robert Rudman	Director, President, CEO and Chairman	56	Director since September 22, 1993, President and CEO since January 19, 1996, and Chairman since June 4, 1999.
Al Kozak	Director, Chief Operating Officer	53	Director since November 20, 2002, and Chief Operating Officer since May 1, 2002.
Jeff Finkelstein	Chief Financial Officer	42	Chief Financial Officer since October 23, 2002.
Erwin Bartz	Director of Technical Operations	42	Vice President of Business Development since January 3, 2001.
Shawn Lammers	Vice President, Engineering	36	Vice President, Engineering since January 1, 1997.
John Taylor-Wilson	Vice President Sales and Marketing	47	Vice President Sales and Marketing since August 11, 2003.

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

John Bolegoh:

Mr. Bolegoh has held a number of positions with our company, and, until his recent appointment as our Commercial Product Manager, has served as our Technical Support Manager since August 1, 1999. Mr. Bolegoh has served as a director since 1993. Mr. Bolegoh has an extensive background in tire product engineering, including twenty years with Michelin Technical Services Canada Limited in positions of increasing responsibility. Mr. Bolegoh joined our company in 1991. His responsibilities include defining necessary product capabilities and designs for entering various markets; establishing contacts to promote awareness of our technologies; locating and exploring business possibilities with potential distributors; and providing customer relations, problem solving, training and sales assistance.

William Cronin:

Mr. Cronin has been a director since June, 2001 and previously served as a director from November 17, 1995 to April 25, 1998. Since 1986, Mr. Cronin has been the owner of Madison Financial Services, a registered investment adviser firm located in Madison, Connecticut, specializing in tax, pension investing planning strategies and portfolio management.

Martin Gannon

Mr. Gannon joined our company as a director on February 3, 2003. Mr. Gannon has been a Certified Public Accountant since 1973. He has been a partner and the vice president of the accounting firm of Barron Gannon & Co., P.C. since 1982. In his advisory role to his clientele, he has assisted companies from their inception to maturity.

Johnny Christiansen

Mr. Christiansen joined our company as a director on August 14, 2003. Mr. Christiansen resides in Norway. He has a strong knowledge of our business and industry as he served as the President of SensoNor asa from 1999-2002. SensoNor is a Norwegian company and a leading provider of tire monitoring, airbag and rollover sensors for the automotive industry. During Mr. Christiansen's tenure as its President, SensoNor raised more than $100 million in financing and signed contracts for more than $400 million. Before 1999, Mr. Christiansen served as a director of various companies, including Davis AS, Kongsberg Norcontrol Systems, Norcontrol Training AS and Norcontrol Automation AS.

Robert Rudman:

Mr. Rudman has been a director since September, 1993. Mr. Rudman joined our company in March, 1993 as the Chief Financial Officer after serving as an independent financial consultant for several months. He was appointed Chief Executive Officer of our company on January 19, 1996, and served as President from January 19, 1996 to June 4, 1999, when he was appointed Chairman of the Board. Mr. Rudman was reappointed President of our company effective April 1, 2000. He is a Chartered Accountant with 15 years of experience assisting public companies listed primarily on the Vancouver Stock Exchange (now the TSX Venture Exchange). Prior to joining our company, Mr. Rudman was manager of a California-based sales contract financing firm. Previously, he was a partner in a consulting firm providing professional assistance to publicly traded companies. Mr. Rudman became a Chartered Accountant in 1974 and worked with Laventhol & Horwath and Price Waterhouse & Co. in Winnipeg, Manitoba.

Jeff Finkelstein

Mr. Finkelstein was formally appointed as our Chief Financial Officer in October 2002. He is a Chartered Accountant and is responsible for all financial and related functions for our company, including finance, treasury, accounting, taxation, legal, management information systems and administration. Mr. Finkelstein was promoted to Acting Chief Financial Officer of our company in May 2002, and served as our controller since February 22, 1999. From 1996 to 1999, he served as controller of Golden Knight Resources Inc., a Toronto Stock Exchange listed public company, and Silver Standard Resources, a Nasdaq listed public company. From 1993 to 1995, he served as controller of a private distribution company after eight years as a public accountant.

Erwin Bartz

Mr. Bartz has recently been appointed Vice President of Business Development. He has overall responsibility for defining product strategies and roadmaps as well as developing strategic alliances. He was formerly our Director, Technical Operations since January 2001 with responsibility for overall technical operations including engineering and manufacturing. Mr. Bartz is a Professional Engineer with 19 years of engineering experience. Prior to joining our company, Mr. Bartz spent ten years as Manager of Engineering and Manufacturing at Finning (Canada), the Caterpillar dealer for British Columbia, Alberta, United Kingdom and Chile, with corporate responsibility for engineering, product review, heavy manufacturing and new equipment preparation. Previously, he held the Engineering Manager role at Weldco Beales, a custom attachment manufacturer for the mobile equipment market, and also worked as a design engineer for the Chapman Industries, a Hitachi distributor and general manufacturer of purpose-built machinery and equipment.

Al Kozak:

Mr. Kozak joined us as Chief Operating Officer on May 1, 2002. He was subsequently appointed to our board of directors on November 20, 2002. Mr. Kozak is a seasoned executive with strong operational management and business development experience in fast-paced, high growth, technology companies. From May 2000 to April 2001, Mr. Kozak was the President and founder of Siwash Ventures where he assembled an advisory board of senior executives from the Vancouver area to analyze and recommend investment and business development strategies to technology companies. From 1992 to 1998 he held the position of President with Digital Courier International, Inc., an industry extranet that networked over 7,000 radio stations, 1500 advertising and 400 production facilities. Following the sale by Digital Courier International of its assets and technology to Digital Generations Systems Inc. in 1998, Mr. Kozak was appointed by Digital Generations Systems as its VP, Marketing and Business Development and served in that capacity for two years.

Shawn Lammers:

Mr. Lammers has been with us since our inception. He currently serves as the Vice President Engineering and is responsible for the development of the patented remote sensing technology utilized in SmarTire's products. He has been the chief engineer in respect to the design, development and production of our passenger car tire monitoring system, the commercial vehicle tire monitoring system and the industrial equipment tire monitoring systems. He has developed software for MS-DOS, Windows, UNIX Workstations and Amiga platforms.

John Taylor-Wilson

Mr. Taylor-Wilson joined us as Vice President Sales and Marketing on August 11, 2003. Mr. Taylor-Wilson is a seasoned executive with strong sales and marketing experience in start-up, turnaround and mature organizations focused on generating revenue and increasing profit performance. Mr. Taylor-Wilson has proven capabilities in building and managing sales and business development programs, distribution channels, strategic alliances and product marketing, planning and management on a worldwide basis. From September 1999 to June 2002, Mr. Wilson was the Director of Business Development and Strategic Alliances for Witness Systems. While working for Witness Systems, Mr. Taylor-Wilson was instrumental in developing and executing sales and marketing programs that helped grow the company from $6.5 million when he started to more than $70 million just two and one-half years later. From July, 1996 to August, 1999, Mr. Taylor-Wilson was Director Business Development & Business Alliances for NICE Systems, where he assumed all North American business development and key product marketing responsibilities and managed a sales team whose primary mission was to sell NICE products through a distribution relationship with Lucent Technologies. From March, 1998 to June, 1996, Mr. Wilson was the Director of Marketing at Dees Communications where he was responsible for the creation and implementation of business and product development programs that facilitated that company's acquisition by NICE Systems.

Family Relationships

There are no family relationships between any of our company's directors or executive officers.

Involvement In Certain Legal Proceedings

None of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth, as of December 31, 2003, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
John Bolegoh 5571 Moncton Street Richmond, BC V7E 3B2	193,404(2)	*
William Cronin 180 Concord Drive Madison, Connecticut, USA 06443	684,746(3)	*
Martin Gannon 1275 Post Road Fairfield, Connecticut, USA 06824	410,000(4)	*
Johnny Christiansen Spurvestien 24 3189 Horten, Norway	250,000	*
Robert Rudman #40 - 5740 Garrison Road Richmond, BC V7C 5E7	1,461,167(5)	1.85%
Al Kozak 25841 116 Avenue Maple Ridge, BC V4R 1Z6	852,000(6)	1.09%
Jeff Finkelstein 3460 Regent Street Richmond, BC V7E 2N1	397,751(7)	*
Erwin Bartz 21 Arrow-Wood Place Port Moody, BC V3H 4E9	536,666(8)	*
37
Shawn Lammers 3460 Regent Street Richmond, BC V7E 2N1	418,152(9)	*
John Taylor-Wilson 1545 Lodgepole Place Coquitlam, BC V3E 2Z8	450,000(10)	*
Directors and Executive Officers as a Group	5,653,886 common shares(11)	6.87%
Palisades Master Fund, L.P. Citco Building Wickhams Cay P.O. Box 662 Road Town Tortola	16,895,988(12)	18.12%(16)
Alpha Capital AG Lettstrasse 32 Furstentum 9490 Vaduz, Liechtenstein	14,038,079(13)	15.87%(16)
Crescent International Ltd. 84, Avenue Louis-Casai CH 1216 Cointrin, Geneva Switzerland	14,904,232(14)	16.44%(16)
Goldplate Investment Partners 515 Ave I Brooklyn, NY 11219	4,332,768(15)	5.39%(16)

* Represents less than 1% of our company's outstanding stock

(1) Based on 76,647,768 shares of common stock issued and outstanding as of December 31, 2003. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2) Includes 12,990 shares of common stock owned by Mr. Bolegoh's wife and children. Mr. Bolegoh has sole voting and dispositive power over such shares but disclaims beneficial ownership of such shares. Also includes stock options to purchase 156,800 shares of common stock exercisable within sixty days.

(3) Includes options to acquire up to 597,500 shares of common stock, exercisable within sixty days.

(4) Includes options to acquire up to 400,100 shares of common stock, exercisable within sixty days.

(5) Includes 10,257 shares of common stock owned by Mr. Rudman's wife. Mr. Rudman has sole voting and dispositive power over such shares. Includes options to acquire up to 1,429,500 shares of common stock, exercisable within sixty days.

(6) Consists of options to acquire up to 852,000 shares of common stock, exercisable within 60 days.

(7) Includes options to acquire up to 391,751 shares of common stock, exercisable within 60 days.

(8) Consists of options to acquire up to 536,666 shares of common stock, exercisable within 60 days.

(9) Includes options to acquire up to 416,633 shares of common stock, exercisable within 60 days.

(10) Includes options to acquire up to 450,000 shares of common stock, exercisable within 60 days.

(11) Includes options to acquire up to 5,480,450 shares of common stock, exercisable within 60 days.

(12) Includes common stock issuable pursuant to the following rights to acquire shares of our common stock: (a) rights to acquire up to 6,016,781 shares of common stock upon conversion of, or in payment of interest under, convertible debentures; and (b) warrants to purchase an aggregate of 10,572,064 shares of common stock exercisable within 60 days. As at December 31, 2003, $214,000 in principal remained outstanding on an 8% convertible debenture maturing July 17, 2006, and $961,538 in principal remained outstanding on a discounted convertible debenture maturing April 1, 2006. It is assumed for the purposes of this table that Palisades Master Fund will fully convert the 8% convertible debentures and the discounted convertible debentures at their respective conversion prices of $0.13 per share and $0.22 per share, without adjustment. In addition, any contractual or other restriction on the number of securities that the stockholder may own at any point in time has been disregarded.

(13) Includes common stock issuable pursuant to the following rights to acquire shares of our common stock: (a) rights to acquire up to 2,331,005 shares of common stock upon conversion of, or in payment of interest under, convertible debentures; and (b) warrants to purchase an aggregate of 9,498,837 shares of common stock exercisable within 60 days. As at December 31, 2003, $512,821 in principal remained outstanding on a discounted convertible debenture maturing April 1, 2006. It is assumed for the purposes of this table that Alpha Capital will fully convert the discounted convertible debenture at its set conversion price of $0. 22 per share, without adjustment. In addition, any contractual or other restriction on the number of securities that the stockholder may own at any point in time has been disregarded.

(14) Includes common stock issuable pursuant to the following rights to acquire shares of our common stock: (a) rights to acquire up to 6,678,322 shares of common stock upon conversion of, or in payment of interest under, convertible debentures; (b) warrants to purchase an aggregate of 7,345,572 shares of common stock exercisable within 60 days. As at December 31, 2003, $425,000 in principal remained outstanding on an 8% convertible debenture maturing July 17, 2006, and $750,000 in principal remained outstanding on a discounted convertible debenture maturing April 1, 2006. It is assumed for the purposes of this table that Crescent International will fully convert the 8% convertible debentures and the discounted convertible debentures at their respective conversion prices of $0.13 per share and $0.22 per share, without adjustment. In addition, any contractual or other restriction on the number of securities that the stockholder may own at any point in time has been disregarded.

(15) Includes common stock issuable pursuant to the following rights to acquire shares of our common stock: (a) rights to acquire up to 681,818 shares of common stock upon conversion of, or in payment of interest under, convertible debentures; (b) warrants to purchase an aggregate of 3,075,950 shares of common stock exercisable within 60 days. As at December 31, 2003, $150,000 in principal remained outstanding on a discounted convertible debenture maturing April 1, 2006. It is assumed for the purposes of this table that Goldplate Investment Partners will fully convert the discounted convertible debentures at their respective conversion price of $0.22 per share, without adjustment. In addition, any contractual or other restriction on the number of securities that the stockholder may own at any point in time has been disregarded.

(16) Each of the discounted convertible debentures and 8% convertible debentures, and each of the share purchase warrants, contains a contractual restriction on beneficial share ownership. It provides that the holder may not convert the convertible debenture, receive shares of our common stock upon redemption of or as payment of interest under the convertible debenture, or exercise the warrant, to the extent that the conversion or redemption of the debenture, the receipt of the interest payment or the exercise of the warrants, as the case may be, would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our then issued and outstanding shares of common stock. For these purposes, beneficial ownership is to be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. For the purposes of this table, this contractual restriction on the number of securities the named stockholder may own at any point in time has been disregarded.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our company, other than changes of control that could potentially result from the conversion or redemption for stock of our outstanding convertible debentures, the exercise of the outstanding warrants described in this prospectus, and the issuance of shares under our equity line of credit facility with Talisman Management.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 300,000,000 shares of common stock without par value, and 20,000 shares of preferred stock with a par value of CDN$1,000 per share. As of December 31, 2003, there are 76,647,768 shares of our common stock issued and outstanding. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, including the election of directors.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of SmarTire, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

Stockholders do not have pre-emptive rights to subscribe for additional shares of common stock if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". "Penny stock" is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For the foreseeable future, our common stock will most likely continue to be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standarized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

LEGAL MATTERS

The validity of the shares of common stock offered by the selling stockholder was passed upon by the law firm of Clark, Wilson, British Columbia, Canada.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

Our consolidated financial statements as at July 31, 2003 and 2002, and for each of the years in the three-year period ended July 31, 2003, filed with this prospectus and registration statement have been audited by KPMG LLP, independent chartered accountants, as set forth in their report accompanying the consolidated financial statements and are included herein in reliance upon the report, and upon the authority of the firm as experts in accounting and auditing. The audit report covering the July 31, 2003 consolidated financial statements includes additional comments for United States readers that states that conditions and events exist that cast substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

DISCLOSURE OF SEC POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our Bylaw, subject to the Business Corporations Act (Yukon Territory) and subject to court approval in certain circumstances, we must indemnify:

(a) each of our current or former directors and officers,

(b) any person who acts or has acted at our request as a director or officer of a corporation of which we are or were a shareholder or creditor, and

(c) any such indemnified person's heirs and legal representatives,

against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of serving or having served as a director or officer of our company or such corporation, if: (i) he or she acted honestly and in good faith with a view to the best interests of our company; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing his or her conduct was lawful.

Section 126 of the Business Corporations Act (Yukon Territory) provides that, in any event, any of the foregoing persons is entitled to be indemnified by us in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defence of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of our company or a corporation of which we are or were a shareholder or creditor, if he or she: (a) was substantially successful on the merits in his or her defence of the action or proceeding; (b) is fairly and reasonably entitled to indemnity, (c) acted honestly and in good faith with a view to the best interests of our company; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing his or her conduct was lawful.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF BUSINESS

General Overview

We (together with our subsidiaries) are engaged in the development and marketing of tire monitoring systems (TMS) designed for improved vehicle safety, performance, reliability and fuel efficiency. During the fiscal year ended July 31, 2003, we earned revenues primarily from the sale of tire monitoring systems (TMS) for passenger cars. Our principal executive offices are located at #150 - 13151 Vanier Place, Richmond, British Columbia, Canada, V6V 2J1. We were incorporated under the laws of the Province of British Columbia on September 8, 1987, and were continued under the laws of the Yukon Territory to become a Yukon corporation effective February 6, 2003. Our telephone number is (604) 276-9884.

We have three wholly owned subsidiaries: SmarTire Technologies Inc., SmarTire USA Inc. and SmarTire Europe Limited. SmarTire Technologies Inc. was incorporated on June 3, 1988 under the laws of the Province of British Columbia, and was the original developer of our patented technology. SmarTire USA Inc., a Delaware corporation incorporated on May 16, 1997, is our exclusive marketing agency for SmarTire in North America. SmarTire Europe Limited, a United Kingdom corporation incorporated on February 25, 1998, is our exclusive sales and distribution operation for Europe. SmarTire Europe's head office is located at Park 34, Southmead Industrial Park, Didcot, Oxfordshire, England, OX11 7WB.

We are a "foreign private issuer", as such term is defined in Rule 3b-4 under the Securities Exchange Act of 1934. However, we have elected to file with the Securities and Exchange Commission the same reports that a domestic registrant would be required to file under section 13(a) of the Securities Exchange Act of 1934.

Corporate History

We were incorporated under the laws of the Province of British Columbia as TTC/Truck Tech Corp. on September 8, 1987. We were formed to develop and market remote data sensing, transmission and processing products incorporating patented technologies to satisfy emerging market requirements in the transportation industry.

Our company was continued under the Business Corporations Act (Yukon Territory) effective February 6, 2003. As a result, our Memorandum and Articles which constituted our constitutional documents while we were a British Columbia company have been superseded and replaced by Articles of Continuance filed with the Yukon Registrar of Corporations under section 190 of the Business Corporations Act (Yukon Territory) and By-law No. 1, being a by-law adopted by our board of directors relating generally to the transaction of the business and affairs of our company. Our continuance as a Yukon corporation was approved by special resolution adopted by our shareholders at the annual and extraordinary general meeting held on December 12, 2002.

On July 29, 1988, we acquired all of the issued and outstanding shares of Delta Transportation Products Ltd., and subsequently caused it to change its name to SmarTire Technologies Inc. effective June 3, 1998. Our initial product, based on technology developed by Delta Transportation Products Ltd., consisted of a wireless tire monitoring systems (TMS) designed for large ore hauling trucks and wheeled loaders that are utilized in the mining industry.

We completed our initial public offering on the Vancouver Stock Exchange (now the TSX Venture Exchange) on September 11, 1989. On April 13, 1995, we changed our name to UniComm Signal Inc. On December 24, 1997, we changed our name to SmarTire Systems Inc. and effected a reverse stock split pursuant to which our common stock was consolidated on a 1 for 8 basis. On December 16, 1998, our common stock commenced trading on the Nasdaq SmallCap Market. On March 12, 1999, we voluntarily delisted our common stock from trading on the Vancouver Stock Exchange. On May 28, 2003, our common stock ceased trading on the Nasdaq SmallCap Market and is now quoted on the OTC Bulletin Board.

On December 6, 1996, we acquired the Low Tire Pressure Warning Division of EPIC Technologies, Inc. of Norwalk, Ohio. The assets that we acquired from EPIC included specialized testing equipment, patents and certain contractual rights, including the rights under a production program that EPIC had established with Ford Motor

Company. Under that production program, the Low Tire Pressure Warning System that we acquired from EPIC was offered by Ford as an option on Lincoln Continentals until the end of December 2001 when that particular model was discontinued.

Our acquisition of EPIC's Low Tire Pressure Warning Division accelerated our entry into the passenger car market. Recognizing the emerging demand for tire monitoring systems (TMS) in passenger cars and light trucks, we modified the new car version of the technology that we had acquired from EPIC for use in existing vehicles. This product was launched into the automotive aftermarket in June 1997 to support the market introduction of run-flat tires. Automotive aftermarket products are sold as optional add-on products for automobiles and are produced by third-party suppliers such as our company. The aftermarket consists of retailers including tire retailers, automotive electronic stores and accessory shops, which sell products directly to consumers. Aftermarket products are distinguishable from original equipment manufacturers - or so-called "OEM" - products which are sold as options offered directly by or through the manufacturer of the automobile. OEM products may be produced by third party suppliers as well, but are sold to automobile manufacturers rather than to end-users. The tire monitoring systems (TMS) that we supplied to Ford for use on Lincoln Continentals is an example of an OEM product.

During 1997, Goodyear, Michelin and Bridgestone/Firestone approved our company's first generation tire monitoring systems (TMS) for sale with run-flat or extended mobility tires. Run-flat tires allow drivers to drive up to 50 miles on a tire that has lost all of its air pressure. These tires perform so well without any air pressure that an approved tire monitoring systems (TMS) is required with the purchase of each set. Otherwise the operator may unknowingly drive on the tire until it fails or is no longer repairable. Tire monitoring systems (TMS) for both run-flat and conventional tires are distributed as aftermarket products, primarily through independent tire dealers and distributors and automobile service centers.

Our acquisition of EPIC's Low Tire Pressure Warning Division also facilitated our entry into the motorsport market. Originally developed by EPIC and Penske Racing, our motorsport tire monitoring systems (TMS) was distributed exclusively by Pi Research of Cambridge, England. It is widely used by Indy racing teams. We do not anticipate further sales of our motorsport tire monitoring systems (TMS) to Pi Research as they now manufacture and market their own system.

On April 20, 1998, we established a strategic alliance with TRW Inc., a large U.S.-based automotive parts supplier. The strategic alliance was founded on four agreements between the parties: an Equity Agreement, a Cooperation Engineering Agreement, an Original Equipment Manufacturer License Agreement and a Manufacturing Agreement. The agreements provided for joint engineering and development activities between the parties, and TRW was granted exclusive marketing and distribution rights for some of our company's products. In addition, TRW had exclusive rights in the original equipment market for any tire monitoring products that it developed jointly with us and we had exclusive rights in the automotive aftermarket.

Effective August 31, 2001, we restructured our strategic alliance with TRW. As a result of the restructuring, most of the agreements that we had entered into with TRW in 1998 were cancelled. However, TRW retained its equity position in our company. By ending our collaboration with TRW in product development and by providing that neither we nor TRW will have exclusive rights to any products, the restructuring effectively provided us with immediate access to all levels of the global automotive and transportation industries.

During May 2002 we entered into a non-binding Memorandum of Understanding with Visteon Corporation, a global supplier of products to the automotive industry, to develop and market tire monitoring solutions for the OEM market. Our Memorandum of Understanding matured into a formal agreement dated December 10, 2002 which contemplated collaboration between our company and Visteon to develop and market more advanced tire monitoring systems (TMS) systems for passenger vehicles and light trucks, and to jointly explore other opportunities for tire monitoring products such as the commercial vehicle market. Under the agreement, we also granted Visteon rights to manufacture some of our products. On July 16, 2003, we formally ended our relationship with Visteon Corporation.

On September 24, 2002, we and Pirelli Pneumatici signed a Supply Agreement for tire monitoring systems (TMS) that measure the pressure and temperature of car, truck and motorcycle tires. The tire monitoring systems (TMS) are produced and tested by our company, and marketed and sold by Pirelli under the name X-PressureTM.

The systems went on sale by the end of 2002 through Pirelli's tire distribution channels in Italy, Germany, United Kingdom, Spain and Switzerland. During October 2002, we made our first shipment to Pirelli under the Supply Agreement.

In December 2002, we entered into an eight-year supply commitment letter for tire monitoring systems (TMS) to be offered as part of the OEM package on certain vehicles produced by Aston Martin. We are committed to supply the systems in response to purchase orders submitted by Aston Martin from time to time.

We completed the development and launch of our second generation tire monitoring systems (TMS) for the passenger car and light truck market during the fiscal year ended July 31, 2001, and launched a tire monitoring system (TMS) for motorcycles during the quarter ended October 31, 2002. We introduced two low-pressure tire pressure monitoring systems (TPMS) for the recreational vehicle market during the quarter ended October 31, 2003, and are continuing the development of systems for the commercial and industrial vehicle markets. We are currently finalizing the development of our second generation of motorcycle tire pressure monitoring system (TPMS) and expect to release it before the end of the first calendar quarter of 2004.

On February 6, 2003, we signed a manufacturing, co-marketing and development agreement with Hyundai Autonet Company, Ltd., an established Korean automotive electronics supplier. Under this agreement, Hyundai Autonet and we will co-develop, manufacture and distribute tire monitoring products to Hyundai Autonet original equipment vehicle manufacturers and the automotive aftermarket in Korea. The agreement provides for the payment to us by Hyundai Autonet of a total of $300,000 in fees, to cover the cost to develop a receiver and transmitter that can be used in the Korean and Japanese markets. Initial payments totaling $165,000 were made by Hyundai Autonet upon execution of our agreement, and the balance of $135,000 is payable upon the attainment of certain milestones including the completion of validation testing of these products and the launch of these products in South Korea. We expect to receive an ongoing revenue stream through the sales of proprietary components to Hyundai Autonet beginning in early 2004.

On September 8, 2003, we entered into an agreement in principle appointing Beijing Boom Technology Co. Ltd. as the Master Distributor of our tire pressure monitoring systems (TPMS) in mainland China. The agreement in principle led to a formal Master Distributor Agreement between us and Beijing Boom Technology dated October 17, 2003, which provides for an initial two year term ending on October 9, 2005 and automatic renewal for successive one-year terms subject to termination by either party on giving 90 days' advance notice in writing. Beijing Boom Technology has agreed to purchase over $1.5 million in aftermarket passenger car tire pressure monitoring systems (TPMS) at fixed intervals during the first year of the agreement. Beijing Boom Technology must submit purchase orders to us for these products in accordance with a fixed delivery schedule covering the first year of the agreement, and must pay for each shipment before the products are shipped until March, 2004. Beijing Boom Technology may return products to us, but any products which are returned without our prior written consent are subject to a charge equal to 50% of the invoiced value of such products.

In order to maintain its status as our Master Distributor in China, Beijing Boom Technology must also purchase approximately $3.9 million in additional aftermarket passenger car tire pressure monitoring systems (TPMS) during the second year of the agreement. Beijing Boom Technology must also establish a network of certified dealers in at least eleven specified provinces or municipalities of mainland China by December 31, 2003, and in all provinces of China by May 1, 2004. Subject to Beijing Boom Technology meeting these milestones, we have agreed not to appoint any other master distributor for mainland China during the initial two-year term of the Master Distributor Agreement.

Government Regulations

Our products are subject to regulation by the government agencies responsible for radio frequencies in each country that our tire monitoring systems (TMS) will be sold. For example, in the United States approval must be received from the Federal Communications Commission for each product. Some countries require additional governmental approvals in certain circumstances. For example, in the United Kingdom, all electronic equipment to be installed in emergency and police vehicles must be approved by the Vehicle Installation Development Group, a governmental body. And, as a practical matter, certain non-governmental approvals may be necessary for market acceptance of our products in certain countries. For example, the approval of TÜV (an independent testing company) is considered necessary to market our tire monitoring systems (TMS) in Germany.

We believe that we have all of the necessary governmental approvals for our current tire monitoring systems (TMS) in our intended market countries. As each new tire monitoring systems (TMS) product is introduced to the market, we intend to apply for the necessary approvals.

During our fiscal year ended July 31, 2001, the United States Government enacted the Transportation Recall Enhancement, Accountability, and Documentation Act of 2000, commonly known as the TREAD Act. The TREAD Act was implemented to address perceived safety concerns resulting from poor tire maintenance, tread separation and tire blowouts. The TREAD Act, among other things, requires that the National Highway Traffic Safety Administration (NHTSA) develop rules and regulations which require all new passenger cars, light trucks and multipurpose passenger vans sold after November 1, 2003 to have tire monitoring systems (TMS) installed as standard equipment. The tire monitoring systems (TMS) must be capable of warning drivers if a tire is significantly under-inflated. The mandated rules and regulations were scheduled to be finalized in November 2001 for implementation in 2003.

In July 2001, National Highway Traffic Safety Administration (commonly referred to by its acronym, NHTSA) published and circulated a Notice of Proposed Rule Making which included provisions related to the tire monitoring requirements of the TREAD Act. The Notice of Proposed Rule Making outlined the parameters of systems that the National Highway Traffic Safety Administration would consider compliant with the legislation and the proposed periods for complying with the regulations. Two forms of tire monitoring technologies were to be considered:

1) Direct tire monitoring technologies are based on dedicated sensor / transmitters located within the cavity of the tire that are usually mounted on the wheel. The transmitter monitors and measures contained air pressure and temperature within each tire and transmits this information to a receiver located in or around the instrument panel of the vehicle. Our products are an example of a direct system.

2) Indirect tire monitoring technologies typically work with the vehicle's anti-lock brake system. Most indirect tire monitoring systems (TMS) compare each wheel's rotational speed with the rotational speed of other wheels. If one tire becomes significantly under-inflated while the others remain at proper pressure, the indirect system eventually detects the problem because that wheel's rotational speed is on average slightly higher than that of other wheels.

In the Notice of Proposed Rule Making, the National Highway Traffic Safety Administration concluded that direct measurement systems have major advantages over indirect systems as they:

  actually measure the pressure in each tire and can detect when any tire or combination of tires is under-inflated, including when all tires are under-inflated, operate while the vehicle is stationary,
  are highly accurate and can detect small pressure losses, some even as low as 1 pound per square inch, provide full time monitoring even when the vehicle is driven on bumpy roads, has mismatched tires or has a tire out of balance or alignment, do not need substantial time to calibrate the system and reduce the very real possibility for human error, and can alert the operator when tire is under-inflated.

On May 31, 2002, the National Highway Traffic Safety Administration (NHTSA) issued part one of a two-part final rule. Part one established a new Federal Motor Vehicle Safety Standard that requires that tire pressure monitoring systems (TPMS) be installed in passenger vehicles and light trucks to warn the driver when a tire is below specified pressure levels. During the first year of the implementation schedule, beginning November 1, 2003, at least 10% of each auto manufacturer's total production must be equipped with tire pressure monitoring systems (TPMS). This requirement increases to 35% during the second year, 65% by the third and 100% after October 31, 2006.

Part one of the National Highway Traffic Safety Administration's (NHTSA) final rule contemplated two compliance options during the period from November 1, 2003 to October 31, 2006. Under the first compliance option, a vehicle's tire pressure monitoring system (TPMS) must alert the driver if one or more tires, up to four tires, is 25% or more under-inflated. Under the second compliance option, a vehicle's tire pressure monitoring system (TPMS) must alert the driver if any of the vehicle's tires is 30% or more under-inflated. The second compliance option was adopted by National Highway Traffic Safety Administration (NHTSA) because indirect tire pressure monitoring systems (TPMS) are currently not capable of meeting the stricter four-tire, 25% requirement under the first compliance option, and it was deemed appropriate to permit manufacturers to continue to use current indirect tire pressure monitoring systems (TPMS) while they work to improve those systems.

At the time that it issued the first part of its final rule, the National Highway Traffic Safety Administration (NHTSA) announced that it would be closely monitoring the performance of indirect measurement tire pressure monitoring systems (TPMS) under the second compliance option. We initially expected that the National Highway Traffic Safety Administration (NHTSA) would issue the second part of its final rule on or before March 1, 2005, and that it would, at that time, announce whether indirect tire pressure monitoring systems (TPMS) based on anti-lock brake systems would be a permissible compliance option under the TREAD Act after October 31, 2006. However, due to the recent Court of Appeals ruling discussed below, we no longer hold these expectations as to the timing and content of the second part of the final rule.

Three not-for-profit advocacy organizations, Public Citizen, Inc., New York Public Interest Research Group and The Center for Auto Safety subsequently filed a petition in United States Court of Appeals for the Second Circuit seeking review of the National Highway Traffic Safety Administration's (NHTSA) final rule. The Secretary of Transportation was named as the respondent in the matter, and Alliance of Automobile Manufacturers was an intervenor. On August 6, 2003, the United States Court of Appeals, Second Circuit, granted the petition for review, vacated the National Highway Traffic Safety Administration's (NHTSA) final rule, and remanded the matter to the National Highway Traffic Safety Administration (NHTSA) for further rulemaking proceedings in a manner consistent with the court decision.

The petitioners had argued before the court that the final rule was contrary to the intent of Congress when it enacted the relevant provisions of the TREAD Act, and further that it was arbitrary and capricious under the federal Administrative Procedure Act. The court agreed, holding that National Highway Traffic Safety Administration's decision to adopt the second compliance option was both contrary to law and arbitrary, but that the adoption of the first compliance option and the three-year phase-in period was not. In coming to this conclusion, the court found that, according to the rule-making record, the one-tire, 30 percent under-inflation standard contemplated by the second compliance option would allow automakers to install indirect tire monitoring systems (TMS) that fail to warn drivers in approximately half of the instances in which tires are significantly under-inflated, and that the four-tire, 25 percent under-inflation standard contemplated by the first compliance option would prevent more injuries, save more lives and be more cost-effective.

Our company's management anticipates that National Highway Traffic Safety Administration, in reformulating its final rule, will leave intact the four-tire, 25 percent under-inflation standard as well as the three-year implementation schedule mandated under the original rule. Our direct measurement tire monitoring systems (TMS) products meet this higher standard. We, together with our strategic partners such as Hyundai Autonet Co. Ltd., have developed a joint marketing program designed to exploit the significant product demand that is anticipated to be created by the TREAD Act.

Strategic Relationships

Our strategy includes the establishment of alliances to assist in the development and marketing of our products and technologies. Key strategic alliances include:

(a) Hyundai Autonet Co. Ltd.

On February 6, 2003, we signed an agreement with Hyundai Autonet, pursuant to which we and Hyundai Autonet have agreed to co-develop, manufacture and distribute tire monitoring systems (TMS) products to the OEM market and the automotive aftermarket in Korea. Originally founded in 1985 as Hyundai Automotive Electronics Division, Hyundai Autonet is a subsidiary of the Hyundai Auto Group, a large Korean conglomerate of companies. Hyundai Autonet has been contracted by its sister company, Hyundai Motor Corporation, to develop commercial vehicle tire monitoring systems (TMS).

On October 17, 2003, we entered into a contract manufacturing services agreement with Hyundai Autonet, pursuant to which Hyundai Autonet has agreed to manufacture certain tire monitoring systems (TMS) and components to our specifications. Hyundai Autonet will manufacture and supply the products to us for sale and distribution in our various markets, in response to purchase orders that we will submit from time to time during the term of the agreement. The agreement provides for an initial 24-month term, subject to extension for an additional one year period.

(b) SensoNor ASA

In 1998, TRW, SensoNor and our company developed an application specific integrated sensor (ASIS) for use in tire monitoring systems (TMS). On December 15, 1999, we entered into a development and supply agreement with SensoNor, relating in part to the development of an application specific integrated sensor (ASIS) for commercial vehicle tire monitoring systems (TMS). SensoNor, based in Horten, Norway, is a producer of sensors for automotive applications.

SensoNor and our company subsequently entered into an Application Specific Integrated Sensor (ASIS) Purchase and Supply Contract dated November 1, 2001, pursuant to which we agreed to pay to SensoNor a fee of $500,000 within 60 days of SensoNor issuing an invoice for that amount respecting certain non-recoverable engineering fees. We had the option of paying the $500,000 in our common shares at a discount price from the market but at no less than $2.00 per share. Subsequent to the date of the ASIS Agreement, we and SensoNor agreed that on certain conditions we would pay $500,000 in cash. On December 13, 2002, SensoNor delivered to us a notice of termination of the Application Specific Integrated Sensor (ASIS) Purchase and Supply Contract unless we paid the outstanding amount within 30 days.

We subsequently paid SensoNor $25,000 in cash, and prepaid $1,000 for orders that were not shipped. On May 7, 2003, we entered into a Memorandum of Agreement with SensoNor pursuant to which SensoNor has agreed to continue supplying us with the application specific integrated sensor (ASIS), provided that we paid the balance of the $474,000 owing to SensoNor in accordance with the following payment schedule:

Date	Amount of Payment
June 1, 2003	$174,000
July 1, 2003	$50,000
August 1, 2003	$50,000
September 1, 2003	$50,000
October 1, 2003	$50,000
November 1, 2003	$50,000
December 1, 2003	$50,000

We have made all of these payments to SensoNor.

SensoNor has also agreed to negotiate the terms of a manufacture and supply contract for an upgraded application specific integrated sensor (ASIS) for incorporation into our products. Although the contract was to have been entered into no later than September 30, 2003, our negotiations with SensoNor are still ongoing.

(c) Alligator Ventilfabrik GmbH

On December 10, 1999, we entered into an agreement to develop valve stem designs and tire monitoring electronic packaging for new market applications and new tire monitoring technologies with Alligator Ventilfabrik GmbH. Based in Giengen, Germany, Alligator Ventilfabrik GmbH is a producer of valve stems that allow the attachment of tire monitoring sensors inside the tire.

(d) Transense Technologies plc

On December 2, 1999, we entered into a licensing agreement with Transense Technologies of Oxfordshire, England, pursuant to which we were granted a non-exclusive, worldwide right to develop and market Transense's Surface Acoustic Wave technology for use in tire monitoring. Transense researches, develops and markets the use of its patented technology in the automotive industry.

Product Development

Our technology provides drivers with real time information regarding tire pressure and temperature changes. This information provides the consumer and commercial markets with improved vehicle safety, performance and fuel economy. Our products have been engineered and designed for universal application. The sensor / transmitter can be installed on virtually any tire and wheel combination. Each sensor / transmitter contains a custom application specific integrated sensor (ASIS). A receiver unit mounted in the vehicle provides appropriate alarm indications with optional digital readout.

The custom application specific integrated sensor (ASIS) is a single micro-electronic package containing pressure and temperature sensing elements and a digital logic state machine that functions as the brains of the sensor / transmitter. This chip is robust in design, optimizes battery life and provides various modes of sensing and communicating which ensure faster transmission of data when problems occur. Packaged on a miniaturized circuit board with the application specific integrated sensor (ASIS) are various components and our radio frequency technology. Using this wireless radio frequency technology, the data is transmitted through the tire to a remote receiver.

Our company's products feature transmitter options providing different installation choices for various automotive applications. A strap-mounted transmitter attached to the wheel offers the most universal installation for a wide range of tire and wheel assemblies. A valve-mounted transmitter attached to the base of the valve offers an adjustable, secure in-tire installation for specific wheel / rim profiles. Once installed, the sensor / transmitters do not require ongoing maintenance. The sensor / transmitters communicate to remote receivers and the data is displayed inside the vehicle. We have developed three display options for the aftermarket (basic, integrated full function and remote full function) as well as telltale lights, switch blanks and digital displays for OEM and port of entry applications.

We have recently developed OEM passenger car solutions to support the level of demand that our management anticipates from potential customers in this market sector. The OEM transmitter features a 50% size and weight reduction over our current generation transmitter, as well as innovative new mounting options including bonding directly to the wheel as well as a more innovative valve mount approach. We are currently marketing our existing products to small and medium sized original equipment manufacturers.

We introduced our motorcycle tire pressure monitoring system (TPMS) for sale into the aftermarket in September 2002. We are in the final stages of development of a second generation motorcycle tire pressure monitoring system (TPMS).

On September 12, 2003 we entered into a development agreement with Vansco Ltd. This agreement provides for the merging of Vansco's vehicle communication expertise with SmarTire's proven radio frequency (RF) technology to create a high sensitivity, weatherproof, controller area network (CAN), chassis-mounted receiver. The controller area network (CAN) is the most widely used communication standard in vehicles today, allowing for multiplexing, receiving and transmitting of signals from various sources. When controller area network (CAN)

technology is combined with our high pressure sensors, we anticipate that this joint development effort will result in a new tire pressure monitoring system (TPMS) targeted directly at OEMs of commercial trucks, buses, agricultural, construction and recreational vehicles. If our joint development objectives with Vansco are achieved, we plan to launch the new tire pressure monitoring system (TPMS) during the first calendar quarter of 2004. Pursuant to our agreement with Vansco, Vansco will market the product directly to its customers in the agricultural vehicle sector and on a case-by-case basis to the commercial truck, bus and construction industries. We will market the jointly developed product to the OEM commercial truck and recreational vehicle markets.

In the quarter ended October, 2003, we introduced low pressure tire monitoring systems (TPMS) for the recreational vehicle market. Marketed as "RoadVoiceTM" and "TrailerVoiceTM", they represent the first tire monitoring systems targeted specifically at the recreational vehicle, towed vehicle and trailer markets.

On October 10, 2003 we entered into a Co-Marketing and Development agreement with Haldex Brake Products Ltd., and a related Supply Agreement with Haldex. Under the terms of this agreement, we will engage in a joint development program to integrate our tire pressure monitoring systems (TPMS) with Haldex's brake systems, with the view to creating commercial high pressure tire pressure monitoring systems (TPMS) for marketing and resale by Haldex. We anticipate that any new products that result from our collaboration with Haldex will be targeted at both OEM and aftermarket applications for trucks and trailers. Once development is complete, we plan to execute on the Supply Agreement with Haldex.

We are currently field testing a commercial vehicle tire pressure monitoring system (TPMS) that utilizes a high-pressure transmitter that can also be used in recreational vehicle and motorhome applications, as well as in off-the-road (OTR) heavy industrial applications and commercial applications. We are also continuing development of future tire monitoring technologies, including development of concepts and prototypes for the OEM market and tire companies. In addition, we have continued to make progress on the development of transmitters that do not require batteries, and high pressure tire monitoring systems (TPMS) for the non-off-the-road (OTR) commercial market and recreational vehicle market.

Marketing

Our subsidiaries, SmarTire USA and SmarTire Europe, were established to market our tire monitoring systems (TMS) products. SmarTire USA and SmarTire Europe were initially mandated to establish a distribution network for the automotive aftermarket. Another objective of establishing this network has been to train and certify dealers and retailers to install our products in vehicles.

As a result of the enactment of the TREAD Act and the restructuring of our strategic alliance with TRW, we have substantially changed our marketing strategy. We expect that, as tire monitoring systems (TMS) becomes standard equipment for new passenger vehicles in the United States over the next few years, demand for tire monitoring systems (TMS) will increase on a worldwide basis.

With the implementation of the TREAD Act, we expect that demand for tire monitoring technology will be initiated by the big three United States automakers: General Motors, DaimlerChrysler and Ford. Some European automotive groups have already used tire monitoring as a means to add value and differentiate models. Due to the large volume of import vehicles to the United States, it is expected that the thirty different automakers in Europe plus the twelve from Asia will meet the TREAD Act requirements for North America. Adding tire monitoring to domestic European and Asian vehicles would trigger a much larger demand for tire monitoring systems (TMS) than was anticipated prior to introduction of the TREAD Act.

Our company's current marketing strategy is to focus on sales of our tire monitoring systems (TMS) for OEM applications in all market sectors: passenger cars, light trucks, motorcycles, recreational vehicles, commercial and industrial applications. In approaching the OEM market, we expect to position ourselves as a complete system and associated technology provider. Our strategy is to provide high quality products to the OEM market which incorporate the highest level of technology possible, at a competitive price. Our strategy requires that, among other things, we minimize our manufacturing costs.

We intend to achieve this in conjunction with Hyundai Autonet, a Tier One supplier of automotive parts in Korea. Tier One suppliers produce systems and subsystems for original equipment manufacturers. We believe that Hyundai Autonet possesses competitive world-class manufacturing capabilities which will directly complement our specialized technical know-how, and thereby help to give us an improved industry presence. We also hope to work closely together with Hyundai Autonet to secure Asian contracts with certain automobile manufacturers, for the supply of fully-integrated tire monitoring solutions for selected automobile platforms.

While we expect that the greatest demand for tire monitoring systems (TMS) in the United States will be at the original equipment manufacturer level for passenger vehicles and commercial vehicles, we will continue to market our products through installation at either the new car dealer or port-of-entry level. We refer to this opportunity as car accessory programs and motorcycle accessory programs. These programs may be used to provide an OEM quality product that is not installed at the factory. Car and motorcycle accessory programs opportunities also exist in Europe due to the number and diversity of automakers.

During the fiscal year ended July 31, 2001 we completed development of our second generation tire monitoring systems (TMS) and released our line of products for sale into the aftermarket. In September 2002, we introduced our motorcycle tire monitoring systems (TMS) for sale into the aftermarket. The aftermarket opportunity currently consists of a niche market in the enthusiast and high performance segment. To access this niche, we have worked to establish a wholesale distribution network in Europe, while in North America we have sought to work directly with major retail distributors.

Competition

As a whole, the tire monitoring systems (TMS) industry is still in its early stages. There have been very few products available in the market. Tire monitoring products can generally be divided among two basic types, direct technology and indirect monitoring technologies. As described in the NHTSA's (National Highway Traffic Safety Administration) report, and discussed above under the heading "Business of our company - Government Regulations," direct tire monitoring technology such as that employed in our company's products currently provide substantial advantages over indirect monitoring technology. However, several of our competitors and potential competitors have long and established relationships with automobile OEMs and suppliers, which may make it difficult for us to compete in the OEM market. Additionally, automobile manufacturers may elect to develop their own tire monitoring systems (TMS) to comply with the TREAD Act.

Our main competitors with respect to direct tire monitoring systems (TMS) include the following:

  Schrader Bridgeport, claims to be the world's largest producer of tire valves and tire-pressure measurement equipment with over $140 million in annual sales. The tire monitoring systems (TMS) developed by Schrader has been used on Chevrolet Corvettes since 1996. The Schrader tire monitoring systems (TMS) was also used on the Plymouth Prowler during its five-year production run from 1997 to 2002. The product is being aggressively marketed at the OEM level. As a transmitter supplier, Schrader has teamed with receiver suppliers to recently win OEM contracts. In the aftermarket, Schrader has joined with Johnson Controls in the launch of their PSI-branded product.
  German based BERU has acquired Doduco and its tire monitoring technology. That company is presently working with and approved by a consortium of five German vehicle manufacturers. To our knowledge, the system requires the use of transmitters attached to the valve stem (inside the tire / wheel assembly), receiving antennas at each of the wheel wells, wiring harness for conveying data to the receiver and some form of in-dash display. This system has been developed for the OEM market only.
  Pacific Industrial Co. Ltd., a Japanese company, has developed a product that measures the air pressure in each tire and sends the data to a receiver mounted inside a vehicle. The products are available on a few Asian vehicles and, to date, are not commercially available in North America. We believe that the Pacific products resemble the BERU approach to tire monitoring with additional antennas and wiring harnesses.

  TRW Automotive U.S. LLC is a producer of safety and security systems for the global automotive market. It supplies advanced technology products and services to the automotive markets. From December 1998 to August 2001, we and TRW jointly developed advanced tire monitoring technology and each has access to this technology, which encompasses our current products. During this period, we and TRW jointly developed a common application specific integrated sensor (ASIS) chip for existing products.
  Siemens Automotive merged with Atecs Mannesmann AG to create Siemens Automotive AG, a large supplier of high-tech automotive electronic systems. The combined company's product portfolio focuses on electronic modules and systems including anti-lock brake system and airbag electronics. Siemens Automotive has entered the market, and offers direct tire monitoring systems (TMS) to OEMs.

There are several indirect monitoring or anti-lock brake systems, either available on the market or in prototype stages. To the knowledge of our company's management, none of these prototype systems currently meet the proposed guidelines set out in the National Highway Traffic Safety Administration's Notice of Proposed Rule Making. Given the substantial advantages of direct monitoring technology and the recent decision of the United States Court of Appeals, Second Circuit, allowing a petition for review of National Highway Traffic Safety Administration's final rule under the TREAD Act, we do not believe that indirect monitoring technology will be a significant competitor in the short term. However, it is likely that the performance of indirect measurement tire monitoring systems (TMS) will continue to improve, and they will likely benefit from the fact that they are the least expensive way of complying with the tire monitoring systems (TMS) standard for vehicles already equipped with anti-lock braking systems.

With respect to commercial vehicle tire monitoring systems (TMS), the major tire companies have been developing medium truck tires incorporating electronic chips in the sidewall to provide tire tracking information possibly including pressure, temperature and identification. Their disadvantage is the inability to provide real-time, dynamic values to the driver, which eliminates any early warning capability while operating the vehicle. Further, it seems that currently there are no additional functions that can be programmed into these static systems, limiting their integration into other fleet management programs.

There are a number of companies that are marketing tire inflation systems into the commercial trailer market. While these systems do not provide tire monitoring systems (TMS) information to the driver, they utilize the air lines in the trailer to supply air pressure to a tire that is experiencing an air loss. This allows the driver to continue to operate the vehicle. This system is not available on the tractor or truck unit itself.

One potential future development that could affect the market for both passenger car and commercial vehicle tire monitoring is the development of a "smart chip". This is a computer chip that could transmit data and would be manufactured into tires. We believe that Goodyear and Bridgestone / Firestone have both completed some development of such a computer chip.

Raw Materials and Principal Suppliers

We contract the manufacture of our products to third parties, such as Hyundai Autonet. These manufacturers normally provide turnkey operations whereby the manufacturer is responsible for purchasing the component parts for our tire monitoring systems (TMS). Presently, we purchase component parts and deliver them to our contract manufacturers. However, Hyundai Autonet will be producing some of the plastic enclosures and using tooling supplied by or paid for by us. We also purchase component parts on our own account for engineering and prototype development purposes. Certain of the components and raw materials used in our products are difficult to obtain and/or require purchase commitments far in advance of the manufacturing date. At present, our relationships with our current suppliers are generally good and we expect that the suppliers will be able to meet the anticipated demand for our products through fiscal year 2004.

Dependence on Certain Customers

Due to the early stage development of the tire monitoring systems (TMS) market in general and for our company's, we are still dependent on major customers. During the year ended July 31, 2003 we earned 35% of our revenue from three major customers. We expect that this dependence will be reduced as we start to realize sales through our relationships with new customers and through our strategic alliances, including our alliance with Hyundai Autonet.

On September 8, 2003, we entered into an agreement in principle appointing Beijing Boom Technology Co. Ltd. as the Master Distributor of our company's tire monitoring systems (TMS) in mainland China. The agreement in principle led to a formal Master Distributor Agreement between our company and Beijing Boom Technology dated October 17, 2003. Beijing Boom Technology has agreed to purchase over $1.5 million in aftermarket passenger car tire monitoring systems (TMS) at fixed intervals during the first year of the initial two-year term of the agreement. In order to maintain its status as our company's Master Distributor in China, Beijing Boom Technology must, among other things, purchase approximately $3.9 million in additional aftermarket passenger car tire monitoring systems (TMS) during the second year of the agreement.

Proprietary Protection

Our intellectual property is important to protecting our competitive advantage and expanding our tire monitoring systems (TMS) market share. We rely on a combination of patents, trade secret laws, confidentiality procedures and contractual provisions to protect our intellectual property.

We hold several patents for our current technologies, which are listed below:

  United States Patent 5,231,872 addresses the technology in our tire monitoring product. It was issued on August 3, 1993 and expires August 3, 2010.
  United States Patent 5,285,189 addresses the technology in our abnormal tire condition warning system. It was issued on February 8, 1994 and expires February 8, 2011. We purchased this patent from EPIC Technologies, Inc. in December 1996.
  United States Patent 5,335,540 addresses the technology in our tire monitoring product. It was issued on August 9, 1994 and expires August 9, 2011.
  United States Patent 5,559,484 addresses certain technology in our data logging tire monitor with condition predictive capabilities and integrity checking. It was issued on September 24, 1996 and expires September 24, 2013. We purchased this patent from EPIC Technologies, Inc. in December 1996.
  United States Patent 5,945,908 addresses certain other technology in our data logging tire monitor with condition predictive capabilities and integrity checking. It was issued on August 31, 1999 and expires on August 31, 2016. We purchased this patent from EPIC Technologies, Inc. in December 1996.
  United States Patent 4,653,445 addresses the technology in an Engine Protection System product. It was issued on March 31, 1987 and expires March 31, 2004.
  United States Patent 6,357,883 addresses the technology for a wheel component with a cavity for mounting a housing for measurement apparatus. It was issued on March 19, 2002 and expires March 19, 2019.

In addition to our patents, we also have access to a number of other patents under our license agreements with Transense and TRW.

TRW and our company entered into a license agreement on September 30, 1999 with Transense based in Oxfordshire, United Kingdom. Transense researches, develops and exploits the use of its patented Surface Acoustic Wave technology in the automotive industry. The license agreement grants SmarTire a non-exclusive, worldwide right to develop and market Transense's Surface Acoustic Wave technology for use in tire monitoring systems (TMS).

As discussed elsewhere in this registration statement, we restructured our strategic alliance with TRW effective August 31, 2001. As part of the restructuring, we received a royalty-free license from TRW to utilize technology developed during the term of the Cooperative Engineering Agreement that is patented, now or in the future, by TRW. We have granted a parallel royalty-free license to TRW.

The technology covered by one of the patents that we have licensed from TRW is used in our current and proposed tire monitoring systems (TMS). A clause of the license agreement states that our license shall automatically terminate if we breach any of our obligations under certain other agreements, including our promissory note to TRW Inc. dated August 31, 2001. During the year, we made two $250,000 payments to TRW Inc. under the promissory note and as a result of subsequent negotiations with TRW Automotive U.S. LLC, as assignee of TRW Inc., TRW Automotive agreed to accept $850,000 as full and final payment of all amounts due and owing under the promissory note, provided that it was paid on or before September 1, 2003. We have fully paid this amount to TRW Automotive.

Research and Development

We spent the following amounts on engineering, research and development activities during the fiscal years ended July 31, 2003 and 2002:

2003 - $1,177,935

2002 - $1,727,606

These expenses were incurred in the development of our second generation tire monitoring systems (TMS). We expect that our annual research and development expenses will continue to increase as we work to integrate our current products into automobile platforms of various OEMs seeking to satisfy the TREAD Act requirements, and as we complete work on other products that are currently in development.

Number of Total Employees and Number of Full-time Employees

At December 31, 2003, we had 44 full-time employees, 14 of whom are in marketing, 19 of whom are in engineering, research and development and 11 of whom are administrative and executive personnel. There is no collective bargaining agreement in place. We also had one engineer on a contract basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion of our financial condition, changes in financial condition and results of operations for the financial years ended July 31, 2003 and 2002, and for the three months ended October 31, 2003, should be read in conjunction with the audited annual financial statements and the unaudited interim financial statements included in this registration statement, and, in each case, the notes thereto.

Our consolidated financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

RESULTS OF OPERATIONS

Quarter ended October 31, 2003 and October 31, 2002

Revenue

Gross revenue for the quarter ended October 31, 2003 increased to $427,526 from $397,589 for the quarter ended October 31, 2002. The breakdown of the sources of our gross revenue is as follows:

  Sales of aftermarket passenger car systems decreased to $276,164 for the quarter ended October 31, 2003 from $300,719 for the quarter ended October 31, 2002.

  Sales of original equipment manufacturer - or so-called "OEM" - passenger car systems decreased to $36,648 for the quarter ended October 31, 2003 from $40,803 for the quarter ended October 31, 2002.
  Sales of aftermarket recreational low pressure vehicle systems were $10,337 for the quarter ended October 31, 2003. The "RoadVoice" and "TrailerVoice", which represent the first tire monitoring systems targeted specifically at the recreational vehicle, towed vehicle and trailer markets was introduced in the quarter ended October 31, 2003.
  Sales of OEM recreational low pressure vehicle systems were $10,682 for the quarter ended October 31, 2003. This system was introduced in the quarter ended October 31, 2003.
  Sales of off-the-road (OTR) tire monitoring systems were $1,088 for the quarter ended October 31, 2003 compared to $11,328 for the quarter ended October 30, 2002. Our off-the-road (OTR) tire pressure monitoring system (TPMS) utilizes a high-pressure transmitter and is designed primarily for off-the-road (OTR) heavy industrial applications and commercial applications. The system may potentially be used not only on large mining trucks, but also heavy mobile equipment (such as tractors, wheeled loaders, graders and the like). Sales of our off-the-road (OTR) tire monitoring systems to date have been limited to those systems which are designed for use on large mining trucks. We have currently suspended work on off-the-road (OTR) tire pressure monitoring systems (TPMS) for large mining trucks, but are continuing with development and testing work on off-the-road (OTR) tire pressure monitoring systems (TPMS) designed for the heavy mobile equipment sector.
  Revenue of $58,800 was recorded for engineering changes to modify our products pursuant to the Hyundai Autonet agreement for the quarter ended October 31, 2003 compared to $nil for the quarter ended October 31, 2002. Revenue from engineering services is recognized on services as they are rendered and pre-defined milestones are achieved.
  Sales of the motorsport tire pressure monitoring system (TPMS) decreased to $nil for the quarter ended October 31, 2003 from $44,739 for the quarter ended October 31, 2002. We do not anticipate further sales of our motorsport tire pressure monitoring system (TPMS) as our exclusive motorsport distributor, Pi Research of Cambridge, England, now manufactures and markets their own system. Accordingly, we have discontinued production of our motorsport tire pressure monitoring system (TPMS).
  Sales of miscellaneous products were $33,807 for the quarter ended October 31, 2003 compared to $nil for the quarter ended October 31, 2002.

The decrease in sales of our aftermarket passenger car tire pressure monitoring system (TPMS) is not indicative of a falling demand for such systems, but is due to the fact that we experienced delays in procuring certain components required in the manufacture of our aftermarket passenger car tire pressure monitoring systems (TPMS). As at October 31, 2003, customer demand had exceeded our production of aftermarket passenger car tire pressure monitoring systems (TPMS), and we currently have a backlog of sales orders. In addition, we have shifted the majority of our production to Hyundai Autonet. Hyundai Autonet's tire pressure monitoring system (TPMS) assembly line is currently being finalized, and production of our aftermarket tire pressure monitoring systems (TPMS) by Hyundai Autonet is expected to commence during our second quarter. We expect that shifting the majority of our production to Hyundai Autonet will allow us to not only meet the current and anticipated demand for our products, but also to increase our gross margins.

Our recreational low pressure vehicle and off-the-road (OTR) high pressure tire monitoring systems (TPMS) have only recently been developed, and their potential contribution to our revenue will depend largely on market demand and acceptance for such products.

The miscellaneous products that accounted for $33,807 of our revenue during the quarter ended October 31, 2003 consisted primarily of dataloggers, which are used to facilitate testing by our OEM customers.

On August 6, 2003, the United States Court of Appeals, Second Circuit, granted a petition for review of National Highway Traffic Safety Administration's (NHTSA) final rule under the TREAD Act. The court found that, according to the rule-making record, the one-tire, 30 percent under-inflation standard contemplated by the second compliance option under the final rule would allow automakers to install (indirect) tire monitoring systems (TMS) that fail to warn drivers in approximately half of the instances in which tires are significantly under-inflated, and that the four-tire, 25 percent under-inflation standard contemplated by the first compliance option would prevent more injuries, save more lives and be more cost-effective. In the result, the court held that the National Highway Traffic Safety Administration's (NHTSA) decision to adopt the second compliance option was both contrary to law and arbitrary, but that the adoption of the first compliance option and the three-year phase-in period was appropriate. The final rule was vacated and remanded to National Highway Traffic Safety Administration (NHTSA) for further rulemaking proceedings in a manner consistent with the court decision.

We anticipate that National Highway Traffic Safety Administration (NHTSA), in reformulating its final rule, will leave intact the four-tire, 25 percent under-inflation standard as well as the three-year implementation schedule mandated under the original rule. Our direct measurement tire monitoring systems (TMS) products meet this higher standard. Accordingly, we believe that the Court of Appeal decision will create additional opportunities to market our products to OEMs in the automobile industry. In addition, although the TREAD Act only applies to passenger automobiles, we believe that other motor vehicles, including medium and heavy trucks, buses and motorcycles will be impacted by this legislation in subsequent years. We also believe that compliance with the TREAD Act by European, Japanese, Chinese and other automakers will accelerate the adoption of tire monitoring systems (TMS) globally.

It is difficult to predict the magnitude of the expected sales increase or the exact timing of the increase since our products will continue to face competition from other tire monitoring systems (TMS) manufactured by our competitors, and the timing of additional legislative initiatives on tire safety, if any, in the United States and abroad remains uncertain. Our management expects that, as tire monitoring systems (TMS) becomes standard equipment for new passenger vehicles, demand for tire monitoring systems (TMS) as dealer installed options and aftermarket products will gradually decline.

Our current strategy involves generating short-term revenue from products available to meet today's demand for dealer installed options and aftermarket products combined with the pursuit of OEM business. However, the pursuit of OEM business will involve new challenges for management, including overcoming existing relationships that certain of our competitors currently enjoy with automakers.

Gross Margin

Gross margin on product sales decreased to 13% for the quarter ended October 31, 2003 from 20% for the quarter ended October 31, 2002. The decrease occurred as the product mix of systems sold in the quarter ended October 31, 2003 had lower gross margins than the product mix of systems sold in the quarter ended October 31, 2002.

Expenses

Expenses decreased to $1,854,326 for the quarter ended October 31, 2003 from $1,986,847 for the quarter ended October 31, 2002, as decreases in marketing and general and administration expenses were partially offset by higher engineering, research and development expenses and depreciation and amortization expenses.

Engineering, research and development expenses increased to $386,566 for the quarter ended October 31, 2003 from $262,560 for the quarter ended October 31, 2002. The increase was primarily attributed to higher prototype development costs and an increase in the number of engineering employees. The expenses were incurred to advance the development of our second generation motorcycle product, and our commercial, recreational and off-the-road (OTR) products.

Marketing expenses decreased to $442,961 for the quarter ended October 31, 2003 from $520,132 for the quarter ended October 31, 2002. The decrease was mainly a result of lower tradeshow expenditures. Trade show expenses in the quarter ended October 31, 2002 included the cost of attending the Automechanika show, which is held in Europe every two years. The decrease was partially offset by higher marketing-related wages, which increased as a result of the recruitment of a V.P. of Sales and Marketing and a compensation charge during the quarter ended October 31, 2003. The compensation charge was recorded as we recognize compensation expense as the majority of our employee stock options are accounted for as variable awards as the employee stock options are granted in US dollars, yet the majority of our employees are paid in Canadian dollars and Pounds Sterling. The quarter ended October 31, 2002 also included expenses of $130,000 in connection with the termination of a management agreement; 50% of this amount or $65,000 was booked as marketing expenses and 50% was booked as general and administrative expenses.

General and administrative expenses decreased to $709,847 for the quarter ended October 31, 2003 from $909,724 for the quarter ended October 31, 2002. The decrease was primarily attributed to lower investor relation costs and lower administration wages. Investor relation costs decreased as for the quarter ended October 31, 2002, there was an expense of a non-refundable deposit on a public relations program that did not proceed and the expense of a non-refundable retainer paid to a financial advisory firm. Administrative wages decreased as there were less administrative employees during the quarter ended October 31, 2003 and as explained above, our general and administrative expenses for the quarter ended October 31, 2002 include $65,000 that was incurred in connection with the termination of a management contract. The decrease was partially offset by an increase in insurance costs.

Depreciation and amortization expense increased to $314,952 for the quarter ended October 31, 2003 from $294,431 for the quarter ended October 31, 2002.

Interest and finance charges increased to $1,430,444 for the quarter ended October 31, 2003 from $190,898 for the quarter ended October 31, 2002. The charges for the quarter ended October 31, 2003 included $1,350,445 in interest and finance charges on our 7% and discounted convertible debentures, plus an accrual for a payment in November 2003 of $75,355 to Palisades Master Fund, L.P. as an early participation bonus. As discussed below under the heading "Liquidity and Capital Resources," on October 27, 2003, in order to encourage early exercise of certain outstanding warrants by Palisades Master Fund and three additional warrant holders, we offered to reduce the exercise price of the warrants from $0.2645 per share to $0.20 per share. Palisades Master Fund elected to accept our offer, but on November 6, 2003, in order to encourage early exercise of the warrants by the remaining three warrant holders, we offered to reduce the exercise price of the remaining 7,478,635 warrants from $0.2645 per share to $0.1771 per share. As a result, we agreed to pay the $75,355 early participation bonus to Palisades Master Fund, being an amount equal to the difference between the aggregate exercise price that Palisades Master Fund paid upon the exercise of 3,290,596 outstanding warrants at $0.20 per share and the aggregate exercise price that Palisades Master Fund would have paid if it had the benefit of the reduced exercise price of $0.1771 per share.

During the quarter ended October 31, 2003, we paid $32,917 to prepare a registration statement related to the $15,000,000 equity line of credit facility. These costs were recorded as deferred financing costs.

Interest and finance charges for the quarter ended October 31, 2002 included $149,171 in interest and finance charges on our 10% redeemable convertible notes issued during the quarter ended October 31, 2002, and $33,527 in interest on a promissory note created as part of the consideration for restructuring our strategic relationship with TRW Inc.

Interest Income

Interest income of $2,740 was earned for the quarter ended October 31, 2003 as compared to $1,326 for the quarter ended October 31, 2002 and was the result of higher average cash balances during the quarter ended October 31, 2003.

Foreign exchange gain

A foreign exchange loss of $38,235 was incurred for the quarter ended October 31, 2003 as compared to a gain of $26,202 for the quarter ended October 31, 2002. Foreign exchange gains or losses are due to fluctuations in currency exchange rates and are impossible to predict. However, we believe that the gain and loss described above is indicative of the magnitude of gain or loss we expect each quarter.

Fiscal Year Ended July 31, 2003 and Fiscal Year Ended July 31, 2002

Revenue

Gross revenue for the fiscal year ended July 31, 2003 increased to $1,802,596 from $1,012,344 for the fiscal year ended July 31, 2002. This increase in revenue was a result of the following:

  Sales of aftermarket passenger car tire monitoring systems (TMS) increased to $1,141,210 for fiscal 2003 from $791,217 for fiscal 2002.
  Sales of OEM passenger car systems increased to $174,880 for fiscal 2003 from $164,588 for fiscal 2002. Fiscal 2002 included sales under the Lincoln Continental program of our company's first generation product that were discontinued by Ford Motor Company at the end of December 31, 2001. Without the sales of $43,711 under the Lincoln Continental program for fiscal 2002, sales for fiscal 2002 would have been $120,847.
  Sales of motorcycle tire monitoring systems (TMS) were $183,589 for fiscal 2003 compared to $nil for fiscal 2002.
  Sales of off-the-road (OTR) tire monitoring systems (TMS) designed for mining vehicle applications were $58,395 for fiscal 2003 compared to $nil for fiscal 2002. These tire monitoring systems (TMS) are currently undergoing on-vehicle validation.
  Revenue of $173,400 was recorded for engineering changes to modify our products pursuant to our Manufacturing, Co-Marketing and Development Agreement with Hyundai Autonet Co. Ltd. for fiscal 2003 compared to $nil for the fiscal 2002. Revenue is determined by the percentage of completion method.
  Sales of the motorsport tire monitoring systems (TMS) decreased to $44,739 for fiscal 2003 from $56,539 for fiscal 2002. As indicated above, we do not anticipate further sales of our motorsport tire monitoring systems (TMS) as our exclusive motorsport distributor, Pi Research of Cambridge, England, now manufactures and markets their own system. Accordingly, we have discontinued production of our motorsport tire monitoring systems (TMS).
  Sales of recreational vehicle products were $26,383 for fiscal 2003 compared to $nil for fiscal 2002. We expect sales of these products to increase in fiscal 2004 after the anticipated launch of our high pressure transmitter.

Gross Margin

Gross margin on product sales decreased to 23% for the year ended July 31, 2003 from 31% for the year ended July 31, 2002. The decrease occurred as the product mix of systems sold in the year ended July 31, 2003 had lower gross margins than the product mix of systems sold in the year ended July 31, 2002. The gross margins continued to be affected by the reduction in carrying value of first generation product inventory in the 1999 fiscal year.

Expenses

Expenses decreased to $6,802,391 for the year ended July 31, 2003 from $7,038,843 for the year ended July 31, 2002, as a result of decreases in engineering, research and development expenses and marketing expenses. Reductions in these expenses (discussed in greater detail below) were partially offset by higher general and administration expenses and depreciation and amortization expenses.

Engineering, research and development expenses decreased to $1,177,935 for the year ended July 31, 2003 from $1,727,606 for the year ended July 31, 2002. The higher engineering, research and development expenses for fiscal 2002 were attributable primarily to a $500,000 expenditure for non-recoverable development costs incurred with a key component supplier for future product development activities in that fiscal year. This expenditure was a one-time expense with this supplier. The nature of our activities could result in other future non-recurring engineering, research and development expenditures. A decrease in prototype development expenses, lower travel costs and lower expenditures on patents and approvals also contributed to the decrease in engineering, research and development expenses between fiscal 2002 and fiscal 2003, although these cost savings were partially offset by an increase in engineering-related-wages due to an increase in the number of engineering employees.

Marketing expenses decreased to $1,448,326 for the year ended July 31, 2003 from $1,527,644 for the year ended July 31, 2002. This decrease was mainly due to lower advertising and promotion costs, as well as lower travel costs. This decrease was partially offset by higher marketing-related wages and tradeshow expenditures. Wages were higher as we incurred expenses of $130,000 in connection with the termination of a management agreement; 50% of this amount, or $65,000, is included in the marketing expenses for the year ended July 31, 2003, and 50% was included in general and administrative expenses for the year. The balance of the increase in our marketing expenses was a result of trade show expenses, including the cost of attending the Automechanika show, which is held in Europe every two years.

General and administrative expenses increased to $2,939,260 for the year ended July 31, 2003 from $2,631,215 for the year ended July 31, 2002. The increase is attributable to an increase in professional fees, filing fees, insurance premiums and an expense of $315,044 to settle certain potential unquantified claims threatened by certain offshore investors against our company. Professional fees increased as a result of filing registration statements with the Securities and Exchange Commission. As explained above, general and administrative expenses include $65,000 that was incurred in connection with the termination of a management contract. The increase was partially offset by lower travel and capital expenses.

Depreciation and amortization expense increased to $1,236,870 for the year ended July 31, 2003 from $1,152,378 for the year ended July 31, 2002. Depreciation and amortization expense is expected to remain at approximately its current level for the foreseeable future.

Interest and finance charges of $3,722,505 were incurred during the year ended July 31, 2003, including $3,720,250 in interest and finance charges on 10%, 5%, 7% and 8% redeemable convertible debentures, a 12% promissory note and a $5 million equity line of credit issued during the year ended July 31, 2003.

During the year ended July 31, 2003, we also purchased certain capital assets at an aggregate cost of $62,978.

Interest Income

Interest income of $2,835 was earned for the year ended July 31, 2003 as compared to $18,735 for the year ended July 31, 2002. This decrease was due to lower average cash balances maintained and lower interest rates during the year ended July 31, 2003.

Foreign exchange gain

A foreign exchange gain of $192,201 was earned for the year ended July 31, 2003 as compared to $24,015 for the year ended July 31, 2002. The increase was primarily due to the decrease in the value of the US dollar against the Canadian dollar during the year, which resulted in foreign exchange gains on the settlement of US dollar liabilities outstanding at July 31, 2002 during fiscal 2003.

Fiscal Year Ended July 31, 2002 vs. Fiscal Year Ended July 31, 2001

Revenue

Gross revenue for the fiscal year ended July 31, 2002 increased to $1,012,344 from $779,611 for the fiscal year ended July 31, 2001. This increase in revenue was a result of the following:

Sales of aftermarket passenger car systems increased to $791,217 for fiscal 2002 from $389,020 for fiscal 2001 due to sales of $633,846 of our second generation product that was launched at the end of fiscal 2001.

Sales of original equipment manufacturer passenger car systems increased to $164,588 for fiscal 2002 from $143,788 for fiscal 2001 due to sales of $95,547 of our second generation product offset by reduced sales of our first generation product under the Lincoln Continental program. The Lincoln Continental program was discontinued by Ford at the end of December 31, 2001.

Sales of the motorsport tire monitoring systems (TMS) decreased to $56,539 for fiscal 2002 from $246,803 for fiscal 2001. We do not anticipate further sales of our motorsport tire monitoring system as Pi Research, formerly our exclusive motorsport distributor, now manufactures this product.

Despite the increase in sales for fiscal 2002, sales of our second generation products for fiscal 2002 were below management's expectations. Management believes that the primary cause for sales not meeting expectations relates to the delays by National Highway Traffic Safety Administration (NHTSA) in issuing its final rule under the TREAD Act, which was originally due in November 2001 but not actually issued until May 31, 2002. In particular, management believes that the delays in finalizing the regulations have had a significant negative impact on our aftermarket sales.

Gross Margin

Gross margin on product sales decreased to 31% for fiscal 2002 from 50% for fiscal 2001. The decrease occurred as the product mix of systems sold in fiscal 2002 had lower gross margins than the product mix of systems sold in fiscal 2001. The gross margins continue to be affected by the reduction in carrying value of first generation product inventory in the 1999 fiscal year.

Expenses

Expenses increased to $7,038,843 for fiscal 2002 from $6,377,595 for fiscal 2001 as increases in engineering, research and development expenses, and an increase in depreciation and amortization expense, were only partially offset by lower marketing, general and administrative expenses.

Engineering, research and development expenses increased to $1,727,606 for fiscal 2002 from $1,485,874 for fiscal 2001. The increase was attributed primarily to the one-time $500,000 expenditure for non-recoverable development costs disclosed above, which was incurred with a key component supplier for future product development activities. The engineering, research and development expenses for fiscal 2002 included higher wage expenditures but lower expenditures on consulting fees and on product testing and prototype development due to completion of our second generation passenger car products in fiscal 2001.

Marketing expenses decreased to $1,527,644 for fiscal 2002 from $1,744,004 for fiscal 2001. The decrease was a result of lower advertising and promotion expenditures as well as lower travel, consulting, and trade show expenditures. Trade show expenses decreased as we did not attend the SEMA trade show in fiscal 2002 as we did in fiscal 2001 and the expenses for fiscal 2001, included costs associated with attending the Automechanika trade show. This decrease was partially offset by the cost of market research associated with entry into the original equipment manufacturer automotive market.

General and administrative expenses decreased to $2,631,215 for fiscal 2002 from $2,701,621 for fiscal 2001. The decrease was attributed to a recovery of a bad debt and lower travel, investor relations, computer and office costs. This decrease was partially offset by higher insurance premiums and wage expenditures.

Depreciation and amortization expense increased to $1,152,378 for fiscal 2002 from $446,096 for fiscal 2001 due to the amortization of other assets acquired in December 2000 and August 2001.

Interest expense of $145,472 was incurred during fiscal 2002 mainly due to interest on a promissory note created as part of the consideration for restructuring the strategic relationship with TRW as described under the heading "Liquidity and Capital Resources."

Interest Income

We earned interest income of $18,735 for fiscal 2002 as compared to $359,799 for fiscal 2001. This decrease was due to lower average cash balances maintained and lower interest rates during fiscal 2002.

Foreign exchange gain

A foreign exchange gain of $24,015 was earned for the year ended July 31, 2002 as compared to $117,063 for the year ended July 31, 2001.

LIQUIDITY AND CAPITAL RESOURCES

Three Months Ended October 31, 2003

We have continued to finance our activities primarily through the issuance and sale of securities. We have incurred losses from operations in each year since inception. As at October 31, 2003, we had an accumulated deficit of $51,294,373. Our net loss for the quarter ended October 31, 2003 was $3,263,143 compared to $2,070,373 for the quarter ended October 31, 2002. As of October 31, 2003, our stockholders' equity was $5,605,947 and we had working capital of $1,662,348.

Our cash position at October 31, 2003 was $749,304 as compared to $1,843,694 at July 31, 2003. This decrease was due to the net cash used in operations partially offset by financing and investing activities, each as described below.

Our net loss of $3,263,143 for the quarter ended October 31, 2003 includes non-cash charges of $314,952 for depreciation and amortization, $120,882 for compensation expense, $1,350,445 for finance and interest expense and $46,810 for shares and warrants issued for services received. Decreases in non-cash working capital during this period amounted to $285,558. Non-cash working capital changes included decreases in receivables, deferred revenue, inventory and prepaid expenses and an increase in accounts payable and accrued liabilities.

During the quarter ended October 31, 2003, we realized aggregate gross cash proceeds of $682,919 from the exercise of warrants and $15,880 from the exercise of employee stock options as follows:

  On October 27, 2003, in order to encourage early exercise of a total of 10,769,231 warrants issued to the purchasers of our 7% convertible debentures, we offered to reduce the exercise price of the warrants from $0.2645 per share to $0.20 per share. The offer was open for acceptance by the warrant holders until November 4, 2003. In consideration of the warrant holders' agreement to immediately exercise their respective warrants, we offered to issue to the participating warrant holders one additional warrant for each warrant that was exercised. One of the warrant holders, Palisades Master Fund, L.P. accepted our offer and exercised a total of 3,290,596 outstanding warrants at the reduced exercise price of $0.20 per share. On October 27, 2003, we issued a total of 3,290,596 five-year warrants to Palisades Master Fund, exercisable at an exercise price of $0.20 per share, resulting in gross proceeds of $658,119. The additional warrants were to be exercisable for a period of five years at an exercise price of $0.20 per share.
  On October 27, 2003, our investment banker, HPC Capital Management, also agreed to immediately exercise 194,000 outstanding common stock purchase warrants dated May 16, 2003, in consideration of receiving one additional five-year warrant with an exercise price of $0.20 per share for each warrant so exercised. Of the 194,000 warrants exercised by HPC Capital Management under this arrangement, 180,000 were exercised at an exercise price of US$0.13 per share and 14,000 were exercised at an exercise price of US$0.10 per share, resulting in gross proceeds of $24,800.

  On November 6, 2003, in order to encourage early exercise of the warrants by the remaining three warrant holders, we offered to reduce the exercise price of the remaining 7,478,635 warrants from $0.2645 per share to $0.1771 per share. The offer was open for acceptance by the warrant holders until November 19, 2003. In consideration of the warrant holders' agreement to immediately exercise their respective warrants, we offered to issue to the participating warrant holders one additional warrant for each warrant that is exercised. The additional warrants are exercisable for a period of five years at an exercise price of $0.1771 per share.
  On November 10, 2003, all of the remaining warrant holders, Crescent International Ltd., Alpha Capital AG and Goldplate Investment Partners, accepted our offer and exercised a total of 7,478,635 outstanding warrants at the reduced exercise price of $0.1771 per share.
  On October 14, 2003 an employee exercised 79,400 employee stock options at $0.20 per stock option.

The net proceeds realized by us from these transactions will be used for working capital. In addition, we have applied $100,000 of the net proceeds to make the final two payments to SensoNor asa under our Memorandum of Agreement with SensoNor dated May 7, 2003, each in the amount of $50,000 and payable on November 1, 2003 and December 1, 2003, respectively.

During the quarter ended October 31, 2003, we also purchased certain capital assets at an aggregate cost of $85,265. The majority of these capital assets were sent to Hyundai Autonet in Korea to facilitate production of our aftermarket tire pressure monitoring systems (TPMS) for passenger cars.

Year Ended July 31, 2003

During the fiscal years ended July 31, 2003 and July 31, 2002, we financed our activities primarily through the issuance and sale of securities. As at July 31, 2003, we had an accumulated deficit of $48,031,230. Our net loss for the year ended July 31, 2003 was $9,914,629 compared to $6,829,176 for the year ended July 31, 2002. As of July 31, 2003, our stockholders' equity was $6,287,304 and we had working capital of $2,423,932.

Our cash position at July 31, 2003 was $1,843,694 as compared to $525,968 at July 31, 2002. This increase was due to the net increase from our operating, financing and investing activities described below.

Our net loss of $9,914,629 for the year ended July 31, 2003 includes non-cash charges of $1,236,870 for depreciation and amortization, $17,005 for compensation expense, $3,394,914 for finance and interest expense, $315,044 for administration expense that consisted of the issuance of 850,000 common shares, and the repricing of 4,614,286 warrants and $300,000 for common shares issued to pay commitment and placement fees incurred in connection with setting up a $5.0 million equity line of credit facility. Increases in non-cash working capital during this period amounted to $222,695. Non-cash working capital changes included decreases in receivables, accounts payable and accrued liabilities and deferred charges, and increases in inventory, deferred revenue, and prepaid expenses.

During the year ended July 31, 2003, we realized aggregate gross cash proceeds of $8,328,000 as follows:

  On September 26, 2002 and October 4, 2002, we closed two tranches of an offshore private placement of 10% redeemable convertible notes maturing December 20, 2002, and 150,000 share purchase warrants. We realized gross proceeds of $750,000 and aggregate net proceeds from this placement of $673,823. Additional details on the convertible notes are disclosed in note 8 to the consolidated financial statements for the year ended July 31, 2003.
  On November 4, 2002, we effected a private placement of two million units at a price of $0.50 per unit. We realized gross cash proceeds of $250,000 from the private placement ($230,000 net of offering expenses); the balance of the aggregate purchase price for the units was applied in repayment of $750,000 of principal under the 10% redeemable convertible notes maturing December 20, 2002. Each unit consists of one common share and one share purchase warrant. Each warrant entitles the holder to purchase one additional common share at an exercise price of $0.50 per share until November 4, 2005. An additional 17,672 common shares were issued in payment of accrued interest under the Notes at a deemed price of $0.50 per share. In connection with these private placements we paid a placement fee of $80,000 plus 160,000 share purchase warrants exercisable at $0.50 per share.

  On November 21, 2002, we closed the first tranche of a private placement of convertible debentures to Cornell Capital Partners, LP, an accredited investor, and we realized gross proceeds of $184,000 ($122,000 net of offering expenses). A single debenture having a face principal amount of $200,000 was issued at an 8% discount, bearing interest at 5% per annum, and was secured by a security interest granted by us in all of our present and after-acquired assets. This security interest was subordinated to the security interest granted by us to TRW Inc., and subsequently assigned to TRW Automotive U.S. LLC, in all of our present and after-acquired assets. On January 31, 2003, we closed the second tranche under the private placement and realized gross proceeds of $184,000 ($152,000 net of offering expenses). The second tranche also involved the sale of a debenture having a face principal amount of $200,000, and was issued at an 8% discount. A condition of the offering was that we file a registration statement under the Securities Act of 1933 to register for resale the shares of our common stock issuable upon conversion of these securities. The closing of the second tranche was subject to the condition that the United States Securities and Exchange Commission declare the registration statement effective, which it did on January 31, 2003. Post-effective amendments to the registration statement were filed with the Securities and Exchange Commission on March 14, 2003, April 17, 2003 and May 2, 2003.
  On December 20, 2002, we effected an equity private placement that involved the issuance of 750,000 units at $0.67 per unit and 1,000,000 units at $0.70 per unit. We realized gross cash proceeds of $1,200,000 from the private placement ($1,104,000 net of offering expenses). Each unit consists of one common share and one share warrant. 750,000 of the share purchase warrants entitle the holder to purchase one additional common share at an exercise price of $0.85 per share for a period of three years and 1,000,000 of the share purchase warrants entitle the holder to purchase one additional common share at an exercise price of $0.70 per share for a period of three years. In May 2003, the share purchase warrants were repriced to $0.10 issued and 850,000 shares were issued at a deemed price of $0.21 per share to an accredited investor in consideration of certain releases provided by the investors to our company in respect of certain potential unquantified claims threatened by the investors against our company. In connection with this private placement, we paid a placement fee of $96,000 plus 140,000 share purchase warrants, 60,000 exercisable at $0.67 per share and 80,000 exercisable at $0.70 per share.
  On February 14, 2003, we completed a private placement of 714,286 units at a price of $0.35 per unit. We realized gross cash proceeds of $250,000 ($230,000 net of offering expenses) from the private placement. Each unit consists of one common share and one share warrant. Each warrant entitles the holder to purchase one additional common share at an exercise price of $0.42 per share until February 14, 2006. In connection with this private placement, we paid a placement fee of $20,000 and issued 57,143 share purchase warrants exercisable at $0.35 per share. In May 2003, the share purchase warrants were repriced to $0.10.
  On March 31, 2003, we completed a private placement of 3,500,000 units at a price of $0.10 per unit. We realized gross cash proceeds of $350,000 ($322,000 net of offering expenses) from the private placement. Each unit consists of one common share and one-half of a non-transferable share purchase warrant. Each whole warrant entitles the holder to purchase an additional share of our common stock at a price of $0.16 per share until March 31, 2005. In connection with this private placement, we paid a placement fee of $28,000 and issued 14,000 share purchase warrants exercisable at $0.10 per share.
  On April 23, 2003, we issued a secured short-term promissory note to an accredited investor in the principal amount of $250,000. The note plus interest at the rate of 12 percent per annum was recently repaid. We paid a placement fee of $40,000 in connection with the issuance of this note.
  On May 5, 2003, we issued 500,000 units at a price of $0.10 per unit in an offshore transaction pursuant to Regulation S under the Securities Act of 1933. We realized gross cash proceeds of $50,000 from this private placement. Each unit consists of one share of our common stock and two non-transferable share purchase warrants. Each whole warrant entitles the holder to purchase an additional share of our common stock at a price of $0.12 per share until April 30, 2004. In connection with this private placement, we paid a placement fee comprised of $4,000 in cash and 40,000 share purchase warrants exercisable at a price of $0.10 per share.

  On May 6, 2003, as referenced previously, we issued 850,000 shares at a deemed price of $0.21 per share to an accredited investor and we repriced 1,000,000 warrants previously issued to the investor on December 20, 2002, thereby reducing the exercise price of the warrant from $0.70 per share to $0.10 per share. An aggregate of 3,614,286 additional warrants previously issued to four other investors in connection with the offshore private placements effected by us on November 4, 2002, December 20, 2002 and February 14, 2003, were also repriced to have an exercise price of $0.10 per share. These transactions were all effected pursuant to Regulation S under the Securities Act of 1933, and were effected in consideration of certain releases provided by the investors to our company in respect of certain potential unquantified claims threatened by the investors against our company.
  On May 16, 2003, we issued 500,000 shares of common stock to a non-U.S. person upon exercise of warrants previously granted to such person and we realized gross proceeds of $80,000 from the exercise price of the warrants. The shares were issued in an offshore transaction relying on Regulation S under the Securities Act of 1933. In connection with this exercise of warrants, we paid a placement fee of $3,200 in cash.
  On May 19, 2003, June 11, 2003, and June 17, 2003, we closed three tranches of a private placement of our 7% convertible debentures to four accredited investors pursuant to Rule 506 of Regulation D under the Securities Act of 1933, for gross proceeds of $2,800,000. The second tranche under the private placement, which we closed on June 11, 2003, was conditional upon our filing a registration statement with the Securities and Exchange Commission on Form SB-2, which we filed on June 4, 2003. The third tranche, which we closed on June 17, 2003, involved the sale to these investors of $1,000,000 in aggregate principal amount of convertible debentures. In connection with this private placement, we paid placement fees comprised of $269,000 in cash, 112,000 share purchase warrants exercisable at a price of $0.13 per share, and 100,000 share purchase warrants exercisable at a price of $0.135 per share. As of September 30, 2003, holders of the 7% convertible debentures had converted a total of $2,648,240 of principal and related interest, resulting in the issuance of 20,348,032 shares of our common stock. The balance of the principal under the 7% convertible debentures in the aggregate amount of $166,667 may be converted at a conversion price of $0.13 per share, and interest may be converted at a price per share equal to 90% of the average closing bid price of our common stock during the 20 trading days immediately preceding the conversion date. In addition to the convertible debentures, warrants to purchase up to an aggregate of 10,769,231 shares of our common stock were issued. Each convertible debenture and each warrant is subject to anti-dilution protection upon the occurrence of certain events. If, among other things, we or any of our subsidiaries offers, sells or otherwise disposes of or issues any of our common stock (or any equity, debt or other instrument that is at any time over its life convertible into or exchangeable for our common stock) at an effective price per share that is less than the conversion price of the convertible debenture or the exercise price of the warrant, the conversion price or the exercise price of the warrant will be reduced to equal such effective price. The warrants, as issued, are exercisable for five years at an exercise price of $0.2645 per share. On October 27, 2003, in order to encourage early exercise of the warrants by the warrant holders, we offered to reduce the exercise price of the warrants from $0.2645 per share to $0.20 per share, effective immediately. All other terms of the warrants, including their expiry date, are proposed to remain unchanged. As at October 27, 2003, one of the warrant holders accepted our offer, which remains open for acceptance until November 4, 2003, and immediately exercised a total of 3,290,596 warrants at the reduced exercise price. For further details on the three-tranche private placement of the 7% convertible debentures, please refer to note 8 (c) to the consolidated financial statements for the year ended July 31, 2003.
  On May 27, 2003, we issued 1,050,000 shares of common stock to a non-U.S. person upon exercise of warrants previously granted to such person and we realized gross proceeds of $105,000 from the exercise price of the warrants. The shares were issued in an offshore transaction relying on Regulation S under the Securities Act of 1933. In connection with this exercise of warrants, we paid a placement fee of $8,400 in cash, and we issued 84,000 share purchase warrants exercisable at $0.10 per share.

  On June 10, 2003, we issued 1,000,000 shares of common stock to a non-U.S. person upon exercise of warrants previously granted to such person and we realized gross proceeds of $100,000 from the exercise price of the warrants. The shares were issued in an offshore transaction relying on Regulation S under the Securities Act of 1933. In connection with this exercise of warrants, we paid a placement fee of $8,000 in cash, and we issued 80,000 share purchase warrants exercisable at $0.10 per share.
  On June 13, 2003, we issued 750,000 shares of common stock to a non-U.S. person upon exercise of warrants previously granted to such person and we realized gross proceeds of $75,000 from the exercise price of the warrants. The shares were issued in an offshore transaction relying on Regulation S under the Securities Act of 1933. In connection with this exercise of warrants, we paid a placement fee of $6,000 in cash, and we issued 60,000 share purchase warrants exercisable at $0.10 per share.
  On July 17, 2003, we closed the private placement of our discounted convertible debentures to four accredited investors pursuant to Rule 506 of Regulation D under the Securities Act of 1933, for gross proceeds of $1,700,000. In connection with this private placement, we issued to the purchasers of the discounted convertible debentures common warrants to purchase up to an aggregate of 13,076,922 shares of our common stock, exercisable until July 17, 2008 at an exercise price of $0.1771 per share. We paid a placement fee comprised of $136,000 in cash and 68,000 common share purchase warrants exercisable at $0.1771 per share. As of September 30, 2003, holders of discounted convertible debentures had converted a total of $333,776 of principal and related interest, resulting in the issuance of 2,564,075 shares of our common stock. The balance of the principal under the discounted convertible debentures in the aggregate amount of $639,000 may be converted at a conversion price of $0.13 per share, and interest may be converted at a price per share equal to 90% of the average closing bid price of our common stock during the 20 trading days immediately preceding the conversion date. Each convertible debenture and each warrant is subject to anti-dilution protection upon the occurrence of certain events. If, among other things, we or any of our subsidiaries offers, sells or otherwise disposes of or issues any of our common stock (or any equity, debt or other instrument that is at any time over its life convertible into or exchangeable for our common stock) at an effective price per share that is less than the conversion price of the convertible debenture or the exercise price of the warrant, the conversion price or the exercise price of the warrant will be reduced to equal such effective price.

On May 2, 2003, we served Cornell Capital Partners, LP with 30-days' advance written notice of our intention to redeem the outstanding principal balance of $225,000 under convertible debentures issued to Cornell Capital on November 21, 2002 and January 31, 2003. However, Cornell Capital Partners fully converted the convertible debentures with our consent.

The net proceeds realized by us from these transactions were used for working capital, and, as discussed below, to fully repay and discharge our obligations to TRW Automotive, as assignee of the $2.8 million promissory note issued by us to TRW Inc. in connection with the restructuring of the relationship between our two companies. As discussed above, we paid $374,000 to SensoNor asa under the Memorandum of Agreement dated May 7, 2003. We also repaid the $250,000 short-term promissory note dated April 23, 2003 (discussed above in this section), plus accrued interest at the rate of 12% per annum.

As a result of our negotiations with TRW Automotive U.S. LLC, as assignee of TRW Inc., TRW Automotive agreed to accept $850,000 as full and final payment of all amounts due and owing under the promissory note issued to TRW Inc. on August 31, 2001. We paid this amount out of the proceeds received from our 7% and discounted convertible debenture financings. As a result, the security interests granted to TRW Automotive in our assets and in the assets of our subsidiary, SmarTire (U.S.A.) Inc., have been discharged.

In November 2002 we also arranged for a $5.0 million equity line of credit facility with an accredited investor. This facility, which was never drawn upon, was superseded and replaced with another $5.0 million equity line of credit facility with the same investor on February 19, 2003 primarily because we decided to appoint a new placement agent. Draw downs under the facility were subject to certain conditions and limitations, including the requirement that the underlying shares of common stock issuable to the investor under the facility shall have been registered on an appropriate registration form under the Securities Act of 1933. The term of the equity line of credit is 24 months. To date, we have not taken any steps to file the registration statement, and we have not drawn down any portion of this facility. Fees to arrange the equity line of credit were $300,000, $290,000 of which represented a commitment fee that we paid by the issuance of 446,154 shares of our common stock on December 4, 2002 and

$10,000 of which represented a placement agent fee that we paid by the issuance of 32,258 shares of our common stock on February 24, 2003.

Future Operations

Presently, our revenues are not sufficient to meet operating and capital expenses. We have incurred operating losses since inception, and this is likely to continue for the foreseeable future.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the annual consolidated financial statements for the year ended July 31, 2003, our independent auditors included additional comments in their Auditors' report indicating concerns about our ability to continue as a going concern. Our consolidated financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our independent auditors. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our management projects that we will require an additional $2.5-$3.0 million to fund our ongoing operating expenses and working capital requirements through July 31, 2004.

Our working capital requirements are impacted by our inventory requirements. Therefore, any increase in sales of our products will be accompanied not only by an increase in revenues, but also by an increase in our working capital requirements. Our new products, the market acceptance of which will impact on our inventory needs- and therefore will impact on our working capital requirements- include the following:

    Our motorcycle tire pressure monitoring system (TPMS) was introduced for sale into the aftermarket in September 2002. We are currently finalizing the development of our second generation of motorcycle tire pressure monitoring system (TPMS) and expect to release it before the end of the first quarter of calendar 2004.
    In the quarter ended October, 2003, we introduced low pressure tire monitoring systems (TPMS) for the recreational vehicle market. Marketed as "RoadVoiceTM" and "TrailerVoiceTM", they represent the first tire monitoring systems targeted specifically at the recreational vehicle, towed vehicle and trailer markets. We also plan to introduce high pressure tire monitoring systems (TPMS) for these markets during fiscal 2004.

The continuation of our business is dependent upon obtaining further financing, successful and sufficient market acceptance of our current products and any new products that we may introduce, the continuing successful development of our products and related technologies, and, finally, achieving a profitable level of operations.

We plan to raise any additional capital required to meet the balance of our estimated funding requirements through July 31, 2004, primarily through the private placement of our securities (including shares of our common stock that are reserved for issuance upon the exercise of our outstanding warrants). We are presently working with HPC Capital Management on a plan to meet our financial capital requirements. HPC Capital Management, a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, has been instrumental in facilitating the recent private placements of our 7%, 8% and discounted convertible debentures, for aggregate gross proceeds of $8,000,000, as well as the $15,000,000 equity line of credit with Talisman Management.

Under our common stock purchase agreement with Talisman Management dated July 23, 2003, we may, in our discretion, draw down amounts under the facility from time to time, subject to various conditions and certain limitations. We are currently not in a position to draw down any amounts under the facility, as we have not met all of the conditions for a draw down.

We will receive the proceeds of each draw down under the equity line of credit facility in payment for shares of our common stock, to be issued to the investor in two tranches for each draw down. The number of shares of our common stock so issuable will be determined with reference to a draw down pricing period of 20 consecutive trading days, as specified in the draw down notice, subject to a threshold price to be designated by us in connection with the draw down as the lowest price at which we will sell shares of common stock to Talisman Management. In connection with each draw down, the number of shares issuable to Talisman Management pursuant to the first tranche will be equal to one-half of the amount drawn down, divided by 88% of the daily volume weighted average price of our common stock during the first 10-trading days of the draw down pricing period; the number of shares issuable to Talisman Management pursuant to the second tranche will be equal to one-half of the amount drawn down, divided by 88% of the daily volume weighted average price of common stock during the last 10-trading days of the draw down pricing period.

We have issued to Talisman Management under the equity line of credit, as a commitment fee, a warrant to purchase up to 1,000,000 shares of our common stock, exercisable until July 23, 2006 at an exercise price of $0.1955 per share. We have also issued as a placement fee, a warrant to purchase up to 250,000 shares of our common stock at a price of $0.1955 per share exercisable for a period of three years. Additional placement and escrow fees are payable in respect of each draw down, and we have agreed to reimburse the sum of $17,500 to Talisman Management for legal, escrow and due diligence fees and expenses incurred by Talisman Management in connection with the equity line of credit facility.

Business and economic conditions may make it unfeasible or undesirable for us to draw down under the equity line at every opportunity, and draw downs are subject to a number of conditions and limitations. For example, each draw down under the equity line of credit facility will be limited to the greater of: (a) $300,000 and (b) 12.5% of the average of the daily volume weighted average prices of our common stock during the 30-day period preceding the draw down notice, multiplied by the total aggregate trading volume of our common stock during such 30-day period; subject to a minimum draw down amount of $300,000. Only one draw down is permitted under the equity line during each draw down pricing period of 20 consecutive trading days, and there must be at least six trading days between each draw down pricing period.

The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our financials.

Going Concern

Our company requires additional financing to fund its operations. Our company has incurred recurring operating losses and has a deficit of $48,031,230 and working capital of $2,423,932 as at July 31, 2003. During the year ended July 31, 2003, our company used $4,428,101 cash in operating activities. Accordingly, during fiscal 2003, our company raised gross cash private placement proceeds of $8,078,000 to fund its operations. We also arranged the $15.0 million equity line of credit with Talisman Management.

We are taking the steps necessary to draw down amounts under the $15.0 million equity line which, as discussed elsewhere in this annual report, is subject to various conditions and limitations. We are also pursuing various financing alternatives to meet our immediate and long-term financial requirements in conjunction with our investment bankers, HPC Capital Management. There can be no assurance that additional financing will be available to our company when needed or, if available, that it can be obtained on commercially reasonable terms. Our company's consolidated financial statements have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that our company's assets will be realized and liabilities settled in the ordinary course of business. Accordingly, our company's consolidated financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should our company be unable to continue as a going concern.

Inventory

Inventory is carried at the lower of cost, determined on a weighted average cost method, and net realizable value. The determination of net realizable value is based on several assumptions and estimates. We provide an allowance that we consider to be reasonable for non-moving or slow moving inventory items and for items with expected future realizable value lower than cost. These assumptions and estimates may be inaccurate and may be revised.

The markets in which we compete are rapidly changing due to technological developments and increasing focus on automotive safety. Other companies offer products similar to those offered by us, and target the same customers as we do. Many of these companies have substantially greater financial, marketing and technical resources. We also anticipate that the competition within these markets will increase as demand for the products escalates. It is possible that new competitors or alliances among existing competitors may emerge and such competitors may rapidly acquire significant market share and make it difficult for us to sell our current inventory. All of these elements could reduce the net realizable value of our inventory.

Warranty Obligations

On an ongoing basis, we record our best estimate of our warranty obligations and product returns related to products sold. These estimates are made after the consideration of contractual warranty obligations and historical experience. Unforeseen events, including increased technological difficulties with products, could occur that have not been anticipated in estimating the warranty provision. Additional costs or estimates will be recognized as determinable.

Revenue Recognition

Our company recognizes revenue when there is persuasive evidence of an arrangement, goods are shipped and title passes, collection is probable, and the fee is fixed or determinable. Customer acceptance is used as the criterion for revenue recognition when the product sold does not have an established sales history to allow management to reasonably estimate returns and future provisions. Provisions are established for estimated product returns and warranty costs at the time the revenue is recognized. Our company records deferred revenue when cash is received in advance of the revenue recognition criteria being met. Revenue from engineering services is recognized on services as they are rendered and pre-defined milestones are achieved. Engineering services revenue for the year ended July 31, 2003 was $173,400 (2002 and 2001 - nil).

Other Assets

Other assets are recorded at cost and are being amortized over five years on a straight line basis. Other assets are comprised of licenses to manufacture and sell tire monitoring systems (TMS) to the original equipment manufacturers. On an ongoing basis, management assesses whether the expected net recoverable amount of the licenses exceeds the book value of the licenses. The net recoverable amount is determined on a projected cash flow basis, discounted at an appropriate rate. In making our cash flow estimates, we consider recent market trends and transactions, as well as reasonable estimates of future events based on current economic characteristics. Although we expect to generate cash flow from sales to the original equipment manufacturer market place, it is possible that we will not generate cash flow from sales to the original equipment manufacturer marketplace in excess of net book value, or that we will generate cash flow from sales to the original equipment manufacturer market in future years after the other assets have been fully amortized.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at #150 - 13151 Vanier Place, Richmond, British Columbia, V6V 2J1. We leased this 15,364 square foot facility for a five year term ending August 31, 2005. This facility consists of an office and administration area, an engineering department, a prototype production facility and a warehouse.

Our subsidiary, SmarTire Europe Limited, leases a 9,069 square foot facility at Park 34, Didcot, Oxfordshire, United Kingdom OX11 7WB for a 15 year term ending February 20, 2016. This facility consists of an office and administration area and a warehousing area.

We expect that our current facilities will be sufficient for the foreseeable future. To the extent that we require additional space in the near future, we believe that we will be able to secure additional leased facilities at commercially reasonable rates.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

Mr. Becerra, a director of our company until his resignation on March 17, 2003, is a principal of West Sussex Trading Inc. During the fiscal year ended July 31, 2003, we paid West Sussex Trading Inc. $215,108 for consulting and financial advisory services and have issued 621,143 share purchase warrants (224,000 at an exercise price of $0.10, 160,000 at an exercise price of $0.50, 60,000 at an exercise price of $0.67, 80,000 at an exercise price of $0.70, 57,143 at an exercise price of $0.35, and 40,000 at an exercise price of $0.10), which will expire on various dates between December 20, 2007 and July 24, 2008. During the year ended July 31, 2002, we paid West Sussex Trading Inc. $115,900 for consulting and financial advisory services and issued 46,900 share purchase warrants at an exercise price of $1.70, expiring on January 18, 2005. During the year ended July 31, 2001, we paid West Sussex Trading Inc. $78,510 for consulting and financial advisory services. Our Advisory Agreement with West Sussex Trading Inc. dated September 4, 2002 (filed with the Securities and Exchange Commission on October 25, 2002 as an exhibit to our annual report on Form 10-KSB for the year ended July 31, 2002) has been terminated effective March 17, 2003.

Bernard Pinsky, a director of our company until July 11, 2002, is a partner in the law firm of Clark, Wilson and during the years ended July 31, 2002 and 2001, we paid to Clark, Wilson $98,752 and $79,858, respectively, for legal services.

The promoters of our company are our directors and officers.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

On May 29, 2003, our common stock commenced quotation on the OTC Bulletin Board under the symbol "SMTR.OB".

Until May 28, 2003, our common stock was quoted on the Nasdaq SmallCap Market under the symbol "SMTR". The following quotations obtained from Canada Stockwatch reflect the high and low bids for our common stock based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The high and low bid prices of our common stock for the periods indicated below are as follows:

Quarter Ended	High	Low
July 31, 2003	$0.39	$0.135
April 30, 2003	$0.48	$0.07
January 31, 2003	$0.83	$0.31
October 31, 2002	$1.27	$0.42
July 31, 2002	$2.16	$0.88
April 30, 2002	$2.05	$1.75
January 31, 2002	$2.33	$1.81
68
October 31, 2001	$2.93	$1.90
July 31, 2001	$2.73	$1.70
April 30, 2001	$2.88	$1.91
January 31, 2001	$4.75	$1.75
October 31, 2000	$5.56	$1.25

Our common shares are issued in registered form. Pacific Corporate Trust Company (10th Floor, 625 Howe Street, Vancouver, British Columbia, V6C 3B8 (telephone: (604) 689-9853, facsimile (604) 689-8144) is the registrar and transfer agent for our common shares.

As of December 31, 2003, we had 76,647,768 shares of common stock outstanding and approximately 400 stockholders of record.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception and we do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common shares other than as described below, we intend to retain future earnings for use in our operations and the expansion of our business.

EXECUTIVE COMPENSATION

Particulars of compensation awarded to, earned by or paid to:

(a) our company's chief executive officer (the "CEO");

(b) each of our company's four most highly compensated executive officers who were serving as executive officers at the end of the most recently completed fiscal year and whose total salary and bonus exceeds $100,000 per year; and

(c) any additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as an executive officer of our company at the end of the most recently completed fiscal year;

(the "Named Executive Officers") are set out in the summary compensation table below.

During the fiscal year ended July 31, 2003, six (6) individuals served as executive officers of our company at various times: Robert Rudman, Al Kozak, Jeff Finkelstein, Erwin Bartz, Shawn Lammers, and Ian Bateman. Mr. Finkelstein and Mr. Lammers each earned less than $100,000 in total salary and bonuses during fiscal 2003, and, therefore, neither of these individuals is considered a "Named Executive Officer."

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen-sation(1)	Securities Underlying Options/ SARs Granted (#)	Restricted Shares or Restricted Share Units	LTIP Payouts	All Other Compen-sation
Robert Rudman President, Chairman and Chief Executive Officer	2003 2002 2001	$194,543 $185,377 $191,058	Nil Nil Nil	Nil Nil Nil	232,000 90,000 150,000	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Ian Bateman Managing Director SmarTire Europe Limited	2003 2002 2001	$ 23,436 $103,222 $102,810	Nil Nil Nil	Nil Nil Nil	82,500 40,000 35,000	Nil Nil Nil	Nil Nil Nil	136,873(2) Nil Nil
Al Kozak Chief Operating Officer	2003	$147,585	Nil	Nil	111,000	Nil	Nil	Nil
Erwin Bartz Vice-President, Business Development	2003	$108,341	Nil	Nil	55,000	Nil	Nil	$5,826(3)

* The average of the closing foreign exchange rates for fiscal 2003, as calculated by using the reported daily rates posted by the Federal Reserve Bank of New York, was CDN$1.4964 to every US$1.00. For the purposes of this table, executive compensation paid in Canadian currency to the Named Executive Officers has been converted into United States currency at the rate of CDN$1.4964 to every US$1.00

(1) The value of perquisites and other personal benefits, securities and property for the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.

(2) Mr. Bateman's employment was terminated effective October 15, 2002. Pursuant to a separation agreement Mr. Bateman was paid US$59,023 and 353,865 common shares at a deemed price of $0.17. When the shares were issued, the fair market value of each share was $0.22 with an aggregate value of $77,850.

(3) Mr. Bartz earned sales commissions of $5,826 in fiscal 2003.

The following table sets forth for each of the Named Executive Officers certain information concerning stock options granted to them during fiscal 2003. Our company has never issued stock appreciation rights. Our company grants options that generally vest over two years at an exercise price equal to the fair market value of a share of common stock as determined by its closing price on the OTC Bulletin Board. Until May 28, 2003, the exercise price was determined by its closing price on the Nasdaq SmallCap Market. The exercise price of options granted by our company that vest in subsequent periods are generally increased by 20% over the initial exercise price of the options. The term of each option granted is generally five years from the date of grant. Options may terminate before their expiration dates if the optionee's status as an employee is terminated or upon the optionee's death or disability.

OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

Name	Number of Securities Underlying Options/ SARs Granted (#)	% of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date
Robert Rudman	44,000 44,000 44,000 24,000 24,000 24,000 28,000	29.8% 29.8% 29.8% 29.8% 29.8% 29.8% 29.8%	$1.16 $1.39 $1.67 $2.00 $2.40 $2.88 $0.36	August 27, 2007 August 27, 2007 August 27, 2007 August 27, 2007 August 27, 2007 August 27, 2007 January 30, 2008
Ian Bateman (1)	18,000 18,000 18,000 9,500 9,500 9,500	10.6% 10.6% 10.6% 10.6% 10.6% 10.6%	$1.16 $1.39 $1.67 $2.00 $2.40 $2.88	May 3, 2003 May 3, 2003 May 3, 2003 May 3, 2003 May 3, 2003 May 3, 2003
Al Kozak	15,667 15,667 15,666 8,334 8,333 8,333 21,000	11.9% 11.9% 11.9% 11.9% 11.9% 11.9% 11.9%	$1.16 $1.39 $1.67 $2.00 $2.40 $2.88 $0.36	August 27, 2007 August 27, 2007 August 27, 2007 August 27, 2007 August 27, 2007 August 27, 2007 January 30, 2008
Erwin Bartz	12,000 12,000 12,000 9,500 9,500 9,500	8.3% 8.3% 8.3% 8.3% 8.3% 8.3%	$1.16 $1.39 $1.67 $2.00 $2.40 $2.88	August 27, 2007 August 27, 2007 August 27, 2007 August 27, 2007 August 27, 2007 August 27, 2007

(1) Mr. Bateman was terminated from our company effective October 15, 2002. Due to his termination, and the payment of the remainder of his severance in shares on April 3, 2003 his options expired on May 3, 2003. If he had not been terminated, the expiration date for his options would have been August 27, 2007.

The following table sets forth for each Named Executive Officer certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of July 31, 2003. The values for "in-the-money" options are calculated by determining the difference between the fair market value of the securities underlying the options as of July 31, 2003 ($0.17 per share) and the exercise price of the individual's options. No Named Executive Officer exercised options during fiscal 2002.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
Name	Shares Acquired on Exercise (#)	Aggregate Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable / Unexercisable		Value of Unexercised In-the-Money Options/SARs at FY-end ($) Exercisable / Unexercisable
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert Rudman	Nil	Nil	320,000	169,500	Nil	Nil
Al Kozak	Nil	Nil	145,000	98,000	Nil	Nil
Erwin Bartz	Nil	Nil	116,667	48,333	Nil	Nil

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

Effective August 1, 1999, our Board of Directors approved a new management agreement with Robert Rudman, which calls for payment of a base salary of CDN$273,000 (approximately $200,000 at current exchange rates) per annum subject to increase from time to time plus incentive compensation as determined by our company's incentive compensation plan. Effective August 1, 2000, Mr. Rudman's salary was increased to CDN$290,000 (approximately $212,000) per annum. Our company's incentive compensation plan expired on July 31, 2002. The agreement with Mr. Rudman requires us to pay a termination allowance in the event of the termination of Mr. Rudman's employment other than for just cause. The termination allowance is equal to the annual salary.

Effective August 1, 1999, our Board of Directors approved a new management agreement with Ian Bateman, which called for payment of a base salary of pounds sterling 67,000 (approximately $108,000) per annum subject to increase from time to time plus incentive compensation as determined by our company's incentive compensation plan. Effective August 1, 2000, Mr. Bateman's salary was increased to pounds sterling 71,000 (approximately $115,000) per annum. Our company's incentive compensation plan expired on July 31, 2002. The agreement with Mr. Bateman requires us to pay a termination allowance in the event of the termination of Mr. Bateman's employment other than for just cause. The termination allowance is equal to the annual salary. On October 15, 2002, we terminated Mr. Bateman's management agreement without cause and agreed to pay a termination allowance of pounds sterling 71,000 (approximately $115,000) over the next twelve months. On April 3, 2003, we issued to Mr. Bateman a total of 353,865 shares of our common stock at a deemed price of $0.17 per share, in payment of pounds sterling 38,098 (approximately $60,000) of the termination allowance. We agreed to pay the balance of the termination allowance, in the amount of pounds sterling 2,731, to Mr. Bateman in April 2003, and also to pay his benefits to October 15, 2003 in the aggregate amount of pounds sterling 3,771.

Effective January 3, 2001, our Board of Directors approved a new management agreement with Erwin Bartz, which calls for payment of a base salary of CDN$150,000 (approximately $110,000) per annum subject to increase from time to time plus incentive compensation as determined by our company's incentive compensation plan. Effective August 1, 2001, Mr. Bartz's salary was increased to CDN$155,000 (approximately $114,000) per annum. Effective August 1, 2002, Mr. Bartz's salary was increased to CDN$161,500 (approximately $118,000) per annum plus a commission based on sales to and margins in the passenger car vehicle market. Our company's incentive compensation plan expired on July 31, 2002. The agreement with Mr. Bartz requires us to pay a termination allowance in the event of the termination of Mr. Bartz' employment other than for just cause. The termination allowance is equal to the annual salary.

Effective August 1, 1999, our Board of Directors approved a new management agreement with Shawn Lammers, which calls for payment of a base salary of CDN$120,000 (approximately $88,000) per annum subject to increase from time to time plus incentive compensation as determined by our company's incentive compensation plan. Effective August 1, 2000, Mr. Lammers' salary was increased to CDN$127,200 (approximately $93,000) per annum. Effective August 1, 2001, Mr. Lammers' salary was increased to CDN$135,000 (approximately $99,000) per annum. Effective August 1, 2002, Mr. Lammers' salary was increased to CDN$144,000 (approximately $106,000) per annum. Our company's incentive compensation plan expired on July 31, 2002. The agreement with Mr. Lammers requires us to pay a termination allowance in the event of the termination of Mr. Lammers' employment other than for just cause. The termination allowance is equal to the annual salary.

Effective May 1, 2002, our Board of Directors approved a new management agreement with Al Kozak, which calls for payment of a base salary of CDN$220,000 (approximately $161,000) per annum subject to increase from time to time plus incentive compensation as determined by our company's incentive compensation plan. Our company's incentive compensation plan expired on July 31, 2002. The agreement with Mr. Kozak requires us to pay a termination allowance in the event of the termination of Mr. Kozak's employment except for just cause. The termination allowance is equal to the annual salary.

Effective October 23, 2002, our Board of Directors approved a management agreement with Jeff Finkelstein, which calls for the payment of a base salary of CDN$120,000 (approximately $88,000) per annum subject to increase from time to time. This agreement with Mr. Finkelstein requires us to pay a termination allowance in the event of the termination of Mr. Finkelstein other than for just cause. The termination allowance is as follows:

  three months salary if terminated before April 23, 2003,
  six months salary if terminated between April 23, 2003 and October 23, 2003, nine months salary if terminated between October 23, 2003 and October 23, 2004, and twelve months salary if terminated after October 23, 2004.

Effective March 31, 2003, as a temporary measure to help preserve working capital for our company, each of the Named Executive Officers verbally agreed to a 20% reduction in the cash that he may receive as his base salary under his management agreement. We agreed to periodically issue shares of our common stock to each of the Named Executive Officers to make up the balance of the base salary that he would otherwise be entitled to receive in cash. On July 18, 2003, the 20% in salary that we had withheld since March 31, 2003 was paid in cash to the Named Executive Officers and the 20% reduction in cash was cancelled.

Effective August 11, 2003, our Board of Directors approved a management agreement with John Taylor-Wilson, which calls for payment of a base salary of CDN$140,000 (approximately $103,000) per annum plus quarterly commissions ranging from 5% to 100% of the base salary amount if certain predetermined performance criteria in connection with his duties as Vice President Sales and Marketing are met. Mr. Taylor-Wilson may, with the approval of our compensation committee, elect to receive his salary, commission and termination allowance, if any, in such number of shares of our common stock as will be determined based on the five day average closing price for our common stock. Pursuant to the agreement, we also issued to Mr. Taylor-Wilson a total of 450,000 stock options pursuant to our 2002 Stock Incentive Plan (Non-U.S.), exercisable for five years at an exercise price equal to 115% of the 10 day average closing price for our common stock as at August 13, 2003. The agreement is subject to the following termination provisions:

  if we terminate the agreement for any reason other than for just cause within three months, we will have no further obligations to Mr. Taylor-Wilson;
  if we terminate the agreement for any reason other than for just cause after three months and within six months, we will be required to either continue to pay Mr. Taylor-Wilson his salary and to provide him with benefits for a period of three months from the date of termination or, at our option, to pay him three months' salary in lieu of notice;

  if we terminate the agreement for any reason other than for just cause after six months and within twelve months, we will be required to either continue to pay Mr. Taylor-Wilson his salary and to provide him with benefits for a period of six months from the date of termination or, at our option, to pay him six months' salary in lieu of notice;
  if we terminate the agreement for any reason other than for just cause after twelve months and within twenty-four months, we will be required to either continue to pay Mr. Taylor-Wilson his salary and to provide him with benefits for a period of nine months from the date of termination or, at our option, to pay him nine months' salary in lieu of notice; and
  if we terminate the agreement for any reason other than for just cause after twenty-four months, we will be required to either continue to pay Mr. Taylor-Wilson his salary and to provide him with benefits for a period of twelve months from the date of termination or, at our option, to pay him twelve months' salary in lieu of notice.

Other than as discussed above, our company has no plans or arrangements in respect of remuneration received or that may be received by Named Executive Officers of our company in fiscal 2003 to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $100,000 per Named Executive Officer.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Directors and executive officers receive, on an annual basis, incentive stock options to purchase shares of our common stock as awarded by our Board of Directors in consultation with the compensation committee.

Effective January 30, 2003, we instituted a formal directors' compensation policy whereby directors are compensated for all meetings that they attend in person at the rate of $1,000 per day, and for all meetings that they participate by teleconference or other electronic means at the rate of $500 per day. Directors who participate in a meeting of any committee of the Board of Directors are entitled to compensation at the rate of $500 per day for attendance in person, and at the rate of $300 per day for participation by teleconference or other electronic means. Such fees are payable only if the meeting of the Board or of a committee of the Board, as the case may be, is more than one-half hour in duration. Directors are also entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors, as well as a per diem travel time allowance of $500 per day.

Our Board of Directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director. Other than indicated herein, no director received and/or accrued any compensation for his services as a director, including committee participation and/or special assignments.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers.

We have adopted eight formal stock incentive plans, two of which were approved by our shareholders at our 1998 Annual General Meeting, two of which were approved at our 2000 Annual General Meeting, two of which were adopted at our 2002 Annual General Meeting, and two of which were adopted by our board of directors on August 11, 2003. Four of the stock incentive plans provide for awards to eligible employees of our company or of any related entity who are resident in the United States and/or subject to taxation in the United States; the other four stock incentive plans provide for awards to all other eligible employees of our company or of any related entity.

We had also adopted a formal incentive compensation plan, which was approved by our shareholders at our 2000 Annual and Extraordinary General Meeting, but it expired on December 31, 2002. This incentive compensation plan was intended to complement our existing stock incentive plans and any subsequent stock incentive plans that may be approved by our shareholders. In granting awards under this incentive compensation plan, our Board of Directors were required to follow certain guidelines which took into account after-tax operating profits after accounting for the cost of capital employed to create such profits, as suggested by an economic value added model developed by Stern, Stewart & Co., a global consulting firm. There are no incentive awards under this incentive compensation plan for fiscal 2002. This incentive compensation plan expired on July 31, 2002.

To date, we have granted to directors, officers, employees and consultants incentive stock options to purchase shares of our common stock subject to and in accordance with the prevailing policies of the stock exchange on which our shares were then listed. Options are granted based on the assessment by our Board of Directors and/or compensation committee of the optionee's past and present contribution to the success of our company. These options are not transferable and are exercisable from the date granted until the earliest of (i) such number of years (up to ten years) from the date of the grant, or (ii) such number of days following the death of the optionee as is specified in each optionee's option agreement.

One of our company's former directors, Mr. Bernard Pinsky, who resigned effective July 11, 2002, was paid his hourly rate as an attorney at law for his time expended on his duties as a director.

Other than the management agreements, the advisory agreements and the stock incentive plans discussed herein, we presently have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers.

FINANCIAL STATEMENTS

Our consolidated financial statements are stated in United States Dollars (US$) and are prepared in conformity with generally accepted accounting principles of the United States of America.

The following financial statements pertaining to SmarTire are filed as part of this prospectus:

Consolidated Financial Statements

(Expressed in United States dollars)

in accordance with United States Generally Accepted Accounting Principles

SMARTIRE SYSTEMS INC.

Periods ended October 31, 2003 and 2002

SMARTIRE SYSTEMS INC. Consolidated Balance Sheets (Expressed in United States dollars) October 31, 2003 and July 31, 2003

	October 31, 2003 (Unaudited)	July 31, 2003

Assets

Current assets:
Cash and cash equivalents	$749,304	$1,843,694
Receivables, net of allowance for doubtful accounts
of nil (2002 - nil)	442,816	405,885
Inventory	1,694,085	806,846
Prepaid expenses	313,945	165,792

	3,200,150	3,222,217

Capital assets	634,421	550,458
Deferred financing costs	264,524	183,259
Other assets (note 4)	3,044,655	3,129,658

	$7,143,750	$7,085,592

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$1,527,244	$788,267
Deferred revenue	10,558	10,018

	1,537,802	798,285

Convertible debentures, net of equity portion of $638,999
(2002 - nil) (note 5)	1	3

Stockholders' equity:
Share capital (note 6):
Preferred shares, par value $1,000 Cdn per share:
100,000 shares authorized
Issued and outstanding; none
Common shares, without par value:
200,000,000 shares authorized
69,169,133 shares issued and outstanding at
October 31, 2003 (July 31, 2003 -55,039,065)	50,149,585	48,204,995
Additional paid-in capital	6,969,294	6,681,893
Deferred stock compensation	(19,272)	-
Deficit	(51,294,373)	(48,031,230)
Accumulated other comprehensive loss	(199,287)	(568,354)

	5,605,947	6,287,304

	$7,143,750	$7,085,592

Going concern (note 3)
Subsequent events (note 10)
See accompanying notes to consolidated financial statements.

Approved on behalf of the Board
/s/Robert Rudman	Director	/s/ Bill Cronin	Director
Robert V. Rudman		Bill Cronin

SMARTIRE SYSTEMS INC. Consolidated Statements of Operations (Expressed in United States Dollars) Three Months ended October 31, 2003 and 2002 (Unaudited)

	Three Months Ended
	October 31, 2003	October 31, 2002

Revenue	$427,526	$397,589
Cost of goods sold	370,404	317,745

	57,122	79,844

Expenses:
Depreciation and amortization	314,952	294,431
Engineering, research and development	386,566	262,560
General and administrative	709,847	909,724
Marketing	442,961	520,132

	1,854,326	1,986,847

Loss from operations	(1,797,204)	(1,907,003)

Other earnings (expenses):
Interest income	2,740	1,326
Net interest and financing expenses	(1,430,444)	(190,898)
Foreign exchange gain (loss)	(38,235)	26,202

	(1,465,939)	(163,370)

Loss for the period	$(3,263,143)	$(2,070,373)

Basic and diluted loss per share	$(0.06)	$(0.11)
Weighted average number of common shares:
Basic	59,185,880	18,711,369
Diluted	59,185,880	18,711,369

See accompanying notes to consolidated financial statements.

SMARTIRE SYSTEMS INC.
Consolidated Statements of Stockholders' Equity and Comprehensive Loss
(Expressed in United States dollars)
Three months ended October 31, 2003 (unaudited) and year ended July 31, 2003 (audited)

	Common shares
	Shares	Amount	Additional paid-in capital	Deferred stock compensation	Deficit	Accumulated other comprehensive loss	Stockholders' equity	Comprehensive income (loss)

		$	$	$	$	$	$	$

Balance at July 31, 2002	18,711,369	42,514,482	885,461	(17,005)	(38,116,601)	(977,291)	4,289,046	nil

Issuance of common shares for cash upon private placements, net of issuance costs of $289,172	6,964,286	1,810,828	-	-	-	-	1,810,828	-
Intrinsic value of beneficial conversion feature of convertible debentures plus fair value of warrants issued	-	-	5,157,521	-	-	-	5,157,521	-
Conversion of convertible debenture and accrued interest to common shares net of issuance costs of $628,526	24,381,133	3,024,385	-	-	-	-	3,024,395	-
Exercise of warrants for cash, net of issuance costs of $61,060	3,300,000	298,940	-	-	-	-	298,940	-
Issuance of shares as fees on equity line of credit	478,412	300,000	-	-	-	-	300,000	-
Fair value of agent's warrants issued on private placements and convertible debentures	-	-	502,367	-	-	-	502,367	-
Debt settlement through issuance of common shares	353,865	77,850		-	-	-	77,850	-
Issuance of shares and repricing of warrants to settle a potential claim	850,000	178,500	136,544	-	-	-	315,044	-
Compensation expense	-	-	-	17,005	-	-	17,005	-
Loss for the period	-	-	-	-	(9,914,629)	-	(9,914,629)	(9,914,629)
Translation adjustment	-	-	-	-	-	408,937	408,937	408,937

Balance at July 31, 2003	55,069,065	48,204,995	6,681,893	-	(48,031,230)	(568,354)	6,287,304	(9,505,692)

Exercise of stock options for cash (note 6 (b))	79,400	15,880	-	-	-	-	15,880	-
Conversion of convertible debenture and accrued interest to common shares pro-rated allocation between additional paid-in-capital and common shares net of issuance costs of $116,141 (note 5)	10,366,072	1,234,302	99,209	-	-	-	1,333,511	-
Exercise of warrants for cash, net of issuance costs of $23,311 (note 6(a))	3,484,596	659,608	-	-	-	-	659,608	-
Issuance of shares as fees for services received (note 6 (c))	200,000	34,800	-	-	-	-	234,800	-
Deferred compensation related to stock option plans	-	-	-	(29,200)	-	-	(29,200)	-
Compensation expense	-	-	140,154	9,928	-	-	150,082	-
Loss for the period	-	-	-	-	(3,263,143)	-	(3,263,143)	(3,263,143)
Issuance of warrants for services received (note 6(c))	-	-	48,038	-	-	-	48,038	-
Translation adjustment	-	-	-	-	-	369,067	369,067	369,067

Balance at October 31, 2003 (Unaudited)	69,169,133	50,149,585	6,969,294	(19,272)	(51,294,373)	(199,287)	5,605,947	(2,894,076)

SMARTIRE SYSTEMS INC. Consolidated Statements of Cash Flows (Expressed in United States dollars) (Unaudited) Three months ended October 31, 2003 and 2002

	2003	2002

Cash provided by (used for):

Operating activities:
Loss for the period	$(3,263,143)	$(2,070,373)
Items not affecting cash:
Depreciation and amortization	314,952	294,431
Stock based compensation expense	120,882	-
Non-cash interest and finance charges	1,350,445	112,395
Issuance of shares and warrants for services received	46,810	-
Change in non-cash working capital:
Receivables	(9,603)	(120,264)
Deferred revenue	(124)	-
Inventory	(809,144)	243,124
Prepaid expenses	(133,103)	308,735
Accounts payable and accrued liabilities	666,416	301,614

Net cash used in operating activities	(1,715,612)	(930,338)

Investing activities:
Purchase of capital assets	(85,265)	(17,343)

Net cash used in investing activities	(85,265)	(17,343)

Financing activities:
Cash received on exercise of stock options	15,880	-
Cash received on exercise of warrants (note 6(a))	659,608	-
Net proceeds (expenditures) from convertible debentures	(16,932)	745,248
Deferred financing costs	(45,237)	-
Repayment of promissory note	-	(250,000)

Net cash provided by financing activities	613,319	495,248

Effect of exchange rate differences on cash
and cash equivalents	93,168	(11,855)

Net decrease in cash and cash equivalents	(1,094,390)	(464,288)

Cash and cash equivalents, beginning of period	1,843,694	525,968

Cash and cash equivalents, end of period	$749,304	$61,680

Supplementary information:
Interest and finance charges paid	$4,644	$4,002
Non-cash investing and financing activities:
Conversion of convertible debentures to common shares	1,333,511	-
Financing fees payable on convertible debentures	-	60,000

See accompanying notes to consolidated financial statements.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Unaudited)
Three Months ended October 31, 2003 and 2002

1. Basis of presentation:

These interim consolidated financial statements have been prepared using United States generally accepted accounting principles. The interim financial statements include all adjustments, consisting solely of normal recurring adjustments, which in management's opinion are necessary for a fair presentation of the financial results for the interim periods presented.

The disclosures in these statements do not conform in all respects to the requirements of generally accepted accounting principles for annual financial statements. These statements follow the same accounting policies and methods of their application as the most recent annual financial statements. These statements should be read in conjunction with the significant accounting policies and other information in the Company's most recent annual financial statements which are for the year ended July 31, 2003.

2. Operations

The Company and its subsidiaries develop and market products incorporating wireless data transmission and processing technologies, primarily for the automotive markets. The Company's primary product is a wireless tire monitoring system which it currently markets for use on passenger vehicles and other pneumatic tire applications. All sales of its product are made in this industry segment.

3. Going concern

The Company requires additional financing to fund its operations. The Company has incurred recurring operating losses and has a deficit of $51,294,373. Although the Company has working capital of $1,662,348 as at October 31, 2003, during the three month period ended October 31, 2003, the Company used cash of $1,715,612 in operating activities.

The Company is pursuing various alternatives to meet its intermediate and long-term financial requirements. During fiscal 2003, the Company realized gross proceeds of $8,078,000 from financing activities and arranged a $15 million equity line of credit to fund its operations. In addition, during the quarter ended October 31, 2003, the Company realized gross proceeds of $698,799 from financing activities and subsequent to the end of the quarter ended October 31, 2003, the Company realized additional gross proceeds of $1,324,466 from financing activities to fund its operations. There can be no assurance that additional financing will be available to the Company when needed or, if available, that it can be obtained on commercially reasonable terms. These consolidated financial statements have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that the Company's assets will be realized and liabilities settled in the ordinary course of business. Accordingly, these consolidated financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Unaudited)
Three Months ended October 31, 2003 and 2002

4. Other assets:

On December 13, 2000, the Company entered into an Assignment and Amendment Agreement with TRW that transferred to the Company the license to manufacture and sell tire monitoring systems to the original equipment vehicle manufacturers of most medium and heavy duty trucks. Consideration consisted of 490,072 shares of common stock valued at $1,337,500, based on the market value of the Company's stock at the date of purchase, plus cash of $400,000.

On August 31, 2001, the Company and TRW Inc. entered into an agreement to restructure their strategic alliance. Under the terms of restructuring, the Company and TRW agreed to terminate a number of agreements. The Company has the right to manufacture and sell tire monitoring systems to the original equipment vehicle manufacturers market ("OEM"). Consideration consisted of a promissory note of $2.8 million, carrying an interest rate of 6% per annum plus cash of $500,000. The balance of principal in the amount of $1,350,000 owed at July 31, 2002 was repaid during fiscal 2003 and interest of $97,542 on this balance was forgiven by TRW Inc.

The rights are being amortized over five years on a straight-line basis.

October 31, 2003	Cost	Accumulated amortization	Net book value

OEM - most medium and heavy duty trucks	$1,737,500	$886,393	$851,107
OEM - all other vehicles	3,300,000	1,106,452	2,193,548

	$5,037,500	$1,992,845	$3,044,655

Management believes that the net book value of its other assets of $3,044,655 as at October 31, 2003 is recoverable based on expectations of future cash flows from the Company's future sales of tire monitoring systems. Management's belief is based on an undiscounted cash flow analysis of management's current best estimate of projected annual sales to the passenger vehicle and light truck OEM market plus management's projected sales to the heavy truck OEM market.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Unaudited)
Three Months ended October 31, 2003 and 2002

5. Convertible debenture:

	Face value of debt	Debt component	Equity component (additional paid-in capital)

Balance as at July 31, 2003	$1,966,667	$3	$5,326,854

Accretion of deemed debt discount to interest	-	1,350,445	-

Conversion of $1,327,670 of 7% and 8% convertible debentures to common shares	(1,327,668)	(1,350,447)	(116,141)

Balance as at October 31, 2003	$638,999	$1	$5,210,713

Financing costs of $70,123 related to debentures still outstanding are netted against additional paid-in capital.

During the three months ended October 31, 2003, $1,327,670 of principal and $22,015 of interest were converted into common shares resulting in the issuance of 10,366,072 common shares. Interest accretion of $1,350,445 was charged to the statement of operations as interest expense upon conversion of convertible debentures. As at October 31, 2003, $639,000 remained outstanding from the July 16, 2003 convertible debenture.

6. Share capital

(a)

During the quarter ended October 31, 2003, the Company realized gross cash proceeds of $682,919 and net cash proceeds of $659,608 from the exercise of 3,484,596 warrants. On October 27, 2003 the Company offered warrant holders who were issued warrants with an exercise price of $0.2645 on May 15, 2003 in connection with the convertible debenture offering a reduction in their exercise price to $0.20 plus one additional warrant at $0.20 if they exercised their warrants. A total of 3,290,596 warrants were exercised. In addition, the Company granted 194,000 additional warrants exercisable at a price of $0.20 per share for five years to a shareholder who also exercised their warrants. Subsequent to the end of the quarter, the exercise price of the 3,484,596 warrants granted at $0.20 were reduced to $0.1771. (note 10)

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Unaudited)
Three Months ended October 31, 2003 and 2002

6. Share capital (continued)

(b)	A summary of stock option transactions and balances during the period ended October 31, 2003 is as follows:
	Options Outstanding	Weighted average exercise price

Balance at July 31, 2003	1,714,400	$2.54
Options granted	8,759,600	0.20
Options exercised	(79,400)	(0.20)
Options forfeited	(19,800)	(3.02)

Balance at October 31, 2003	10,374,800	$0.58

These options have a weighted average remaining life of 4.47 years.

(c)

During the quarter ended October 31, 2003, 200,000 common shares with a fair market value of $0.17 per share and 300,000 share purchase warrants with an exercise price of $0.17 per share were issued for services received.

The fair value of these warrants at the date of grant was estimated at $48,038. The fair value of these warrants was estimated on the date of issuance using the Black-Scholes option valuation model using the following weighted average assumptions: (expected dividend yield 0%, expected stock price volatility 152%; risk free interest rate 3.94%, expected life of warrants 5 years). As these warrants vest after one year, the fair value of these warrants are amortized over the vesting period and charged as an administration expense.

(d)

As at October 31, 2003, warrants outstanding were exercisable for 30,684,507 (July 31, 2003-32,154,507) common shares of the Company. The warrants entitle the holders to purchase common shares of the Company at prices ranging from $.10 to $3.30 per share that expire on various dates until October 27, 2008.

(e)	Stock-based compensation:

The Company has elected under FAS 123, Accounting for Stock-based Compensation, to account for employee stock options using the intrinsic value method. This method is described in Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As the Company grants stock options with an exercise price not less than the market value of the underlying common shares on the date of grant, no compensation expense is required to be recognized under APB 25. FAS No. 123 uses the fair value method of calculating the cost of stock option grants. Had compensation cost for employee stock options been determined by this method, net earnings (loss) and net earnings (loss) per share would have been as follows:

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Unaudited)
Three Months ended October 31, 2003 and 2002

6. Share capital (continued)

(e)	Stock-based compensation (continued):

October 31, 2003	October 31, 2002

Net earnings (loss):
As reported	$(3,263,143)	$(2,070,373)
Stock-based compensation expense
recognized using intrinsic value method	120,882	-
Stock-based compensation expense
determined under fair value based
method for all awards	(1,239,597)	(208,129)

Pro forma	$(4,381,858)	$(2,278,502)

Basic and diluted earnings (loss) per share:
As reported	$(0.06)	$(0.11)
Pro forma	(0.07)	(0.12)

The Company recognizes the compensation expense at the date of granting the stock options on a straight-line basis over the vesting period.

The fair value of each option and warrant granted is estimated on the date of grant using the Black-Scholes option valuation model with the following range of weighted average assumptions.

October 31, 2003	October 31, 2002

Expected dividend yield	0%	0%
Expected stock price volatility	152%	129%
Risk-free interest rate	3.99%	4.35%
Expected life of options and warrants	5 years	1.67 years

Weighted-average fair values of options granted during the year are as follows:

2003	2002

Options whose exercise price at date of grant:
Equals the market price of stock	$-	$1.16
Exceeds the market price of stock	0.20	1.82
Is less than the market price of stock	-	-

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Unaudited)
Three Months ended October 31, 2003 and 2002

6. Share capital (continued)

(e)	Stock-based compensation (continued):

The Company recognizes compensation expense for stock options, common stock and other instruments issued to non-employees for services received based upon the fair value of the equity instruments issued as the services are performed and the instrument earned.

If the exercise price of employee stock option award is not fixed in the functional currency of the Company or in the currency the employee is paid, the award is accounted for as a variable award until the award is exercised, forfeited, or expires unexercised. The Company measures compensation as the amount by which the quoted market value of the common shares of the Company's stock covered by the grant exceeds the option price, with changes in the market price included in the measurement of loss.

7. Related party transactions:

During the three months ended October 31, 2003, the Company incurred expenses of $nil (2002 - $78,057) for consulting services and financing fees on the private sales of its convertible debentures for financing services to a company in which a former director (resigned in March, 2003) of the Company had significant influence.

8. Product warranties:

The Company provides for estimated warranty costs at the time of product sales. Warranty expense accruals are based on best estimate with reference to historical claims experience. As warranty estimates are based on forecasts, actual claim costs may differ from amounts provided. An analysis of changes in liability for product warranties follows:

Balance, August 1, 2002	$9,114

Provision increase	29,946
Expenditures	(18,622)

Balance, July 31, 2003	$20,438

Provision increase	5,174
Expenditures	(1,778)

Balance, October 31, 2003	$23,834

F-12

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Unaudited)
Three Months ended October 31, 2003 and 2002

9. Segmented information:

The Company operates in the wireless tire monitoring technology industry. Management of the Company makes decisions about allocating resources based on this one operating segment. Geographic information is as follows:

Revenue from external customers

	Three months ended
	October 31, 2003	October 31, 2002

China	$188,523	$-
United States	82,163	138,452
Korea	58,800	-
United Kingdom	58,389	44,440
Italy	-	111,953
Other	39,651	102,744

	$427,526	$397,589

As at October 31, 2003, 75% (July 31, 2003-73%) of the Company's fixed assets were in Canada and 25% (July 31, 2003-27%) were in Europe.

Major customers, representing 10% or more of total sales, include:
	Three months ended
	October 31, 2003	October 31, 2002

Customer A	$176,986	$-
Customer B	58,800	-
Customer C	-	111,953
Customer D	-	44,910

10. Subsequent events:

(a) On November 6, 2003 the Company offered warrant holders who were issued warrants with an exercise price of $0.2645 on May 15, 2003 in connection with the convertible debenture a reduction in their exercise price to $0.1771 plus one additional warrant at $0.1771 if they exercised their warrants. A total of 7,478,635 warrants were exercised for gross proceeds of $1,324,466 and net proceeds of $1,271,488.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Unaudited)
Three Months ended October 31, 2003 and 2002

10. Subsequent events (continued)

In addition, the Company paid $75,355 to Palisades Master Fund as an early participation bonus, being an amount equal to the difference between the aggregate exercise price that Palisades Master Fund paid upon the exercise of 3,290,596 outstanding warrants at $0.20 per share and the aggregate exercise price that Palisades Master Fund would have paid if it had the benefit of the reduced exercise price of $0.1771 per share. This bonus was accrued and accounted for as an interest and financing expense during the quarter ended October 31, 2003.

(b) On December 24, 2003, the Company closed a private placement of discounted unsecured convertible debentures in the aggregate principal amount of $3,493,590. The Company issued the convertible debentures at a 22% original issue discount from the face principal amount (based on a notional interest rate of 11% per annum for each year of the two-year term of the debentures), resulting in gross proceeds of $2,725,000, before the deduction of a $218,000 cash placement fee subsequently paid to HPC Capital Management and other expenses of the offering. The discounted convertible debentures do not otherwise bear interest, and will mature on April 1, 2006. The outstanding principal amount of each debenture may be converted at any time into shares of our common stock, in whole or in part, at the option of the holder of the debenture at a set price of $0.22 per share. The Company may elect to make the monthly redemption payments in shares of its common stock at a conversion price equal to the lesser of (a) the set price of $0.22 per share (subject to adjustment pursuant to the anti-dilution provisions contained in the debentures), and (b) 85% of the average of the closing prices of the Company's common stock for twenty days immediately preceding the applicable monthly redemption date, provided that certain conditions are met, including the condition that the underlying shares of common stock shall have been registered under the Securities Act of 1933, as amended.

(c) On December 15, 2003, the Company's authorized common share capital was increased to 300,000,000, pursuasnt to a special resolution of the shareholders adopted at the annual and special annual meeting of the Company held on December 11, 2003.

Consolidated Financial Statements
(Expressed in United States dollars)

smartire systems inc.

Years ended July 31, 2003, 2002 and 2001

Statement of Management Responsibility

The management of SmarTire Systems Inc. is responsible for the preparation of the accompanying consolidated financial statements and the preparation and presentation of all information in the Annual Report. The consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States and are considered by management to present fairly the financial position and operating results of the Company.

The Company maintains various systems of internal control to provide reasonable assurance that transactions are appropriately authorized and recorded, that assets are safeguarded, and that financial records are properly maintained to provide accurate and reliable financial statements.

The Company's Audit Committee is composed of two non-management directors and the Chief Executive Officer of the Company and is appointed by the Board of Directors annually. The committee meets periodically with the Company's management and independent auditors to review financial reporting matters and internal controls and to review the consolidated financial statements and the independent auditors' report. The Audit Committee reported its findings to the Board of Directors who have approved the consolidated financial statements.

The Company's independent auditors, KPMG LLP, have examined the consolidated financial statements and their report follows.

/s/ Robert V. Rudman
Robert V. Rudman

Chief Executive Officer

/s/ Jeff Finkelstein
Jeff Finkelstein

Chief Financial Officer

KPMG
	KPMG LLP Chartered Accountants Box 10426, 777 Dunsmuir Street Vancouver, BC V7Y 1K3 Canada	Telephone (604) 691-3000 Telefax (604) 691-3031 www.kpmg.ca

Auditors' Report to the shareholders

We have audited the consolidated balance sheets of SmarTire Systems Inc. as at July 31, 2003 and 2002 and the consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three year period ended July 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and accounting standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at July 31, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the three year period ended July 31, 2003 in accordance with accounting principles generally accepted in the United States of America.

On September 12, 2003, we reported separately to the shareholders of the Company on the consolidated balance sheets as at July 31, 2003 and 2002 and the consolidated statements of operations and deficit and cash flows for the years then ended, which consolidated financial statements were prepared in accordance with Canadian generally accepted accounting principles.

signed "KPMG LLP"

Chartered Accountants

Vancouver, Canada
September 12, 2003

Comments by Auditor for U.S. Readers on Canada - U.S. Reporting Difference

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in note 2 to the financial statements. Our report to the board of directors dated September 12, 2003 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.

signed "KPMG LLP"

Chartered Accountants

Vancouver, Canada
September 12, 2003

KPMG LLP, a Canadian owned limited liability partnership established under the laws of Ontario, is the Canadian member firm of KPMG International, a Swiss nonoperating association.

smartire systems inc.
Consolidated Balance Sheets (Expressed in United States dollars)

July 31, 2003 and 2002

	2003	2002
Assets

Current assets:
Cash and cash equivalents	$1,843,694	$525,968
Receivables, net of allowance for doubtful accounts
of nil (2002 - nil)	405,885	188,294
Inventory (note 4)	806,846	1,277,953
Prepaid expenses	165,792	374,731

	3,222,217	2,366,946

Deferred financing expense (note 9(e))	183,259	-

Capital assets (note 5)	550,458	625,182

Other assets (note 6)	3,129,658	3,757,473

	$7,085,592	$6,749,601

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$788,267	$1,110,555
Promissory note payable (note 6)	-	1,350,000
Deferred revenue	10,018	-

	798,285	2,460,555

Convertible debentures, net of equity portion of $1,966,664
(2002 - nil) (note 8)	3	-

Stockholders' equity:
Share capital (note 9):
Preferred shares, par value $1,000 Cdn per share:
20,000 shares authorized
Issued and outstanding; none
Common shares, without par value:
200,000,000 shares authorized
55,039,065 shares issued and outstanding at
July 31, 2003 (July 31, 2002 -18,711,369)	48,204,995	42,514,482
Additional paid-in capital	6,681,893	885,461
Deferred stock compensation	-	(17,005)
Deficit	(48,031,230)	(38,116,601)
Accumulated other comprehensive loss	(568,354)	(977,291)

	6,287,304	4,289,046

	$7,085,592	$6,749,601

Going concern (note 2)
Commitments and contingencies (note 14)
Subsequent events (note 16)
See accompanying notes to consolidated financial statements.

Approved on behalf of the Board

/s/ Robert V. Rudman Robert V. Rudman, Director	/s/ Bill Cronin Bill Cronin, Director

smartire systems inc.
Consolidated Statements of Operations
(Expressed in United States dollars)

Years ended July 31, 2003, 2002 and 2001

	2003	2002	2001

Revenue	$1,802,596	$1,012,344	$779,611

Cost of goods sold	1,387,365	699,955	385,897

	415,231	312,389	393,714

Expenses:
Depreciation and amortization	1,236,870	1,152,378	446,096
Engineering, research and development	1,177,935	1,727,606	1,485,874
General and administrative	2,939,260	2,631,215	2,701,621
Marketing	1,448,326	1,527,644	1,744,004

	6,802,391	7,038,843	6,377,595

Loss from operations	(6,387,160)	(6,726,454)	(5,983,881)

Other earnings (expenses):
Interest income	2,835	18,735	359,799
Net interest and financing expenses	(3,722,505)	(145,472)	-
Foreign exchange gain	192,201	24,015	117,063

	(3,527,469)	(102,722)	476,862

Loss for the year	$(9,914,629)	$(6,829,176)	$(5,507,019)

Basic and diluted loss per share	$(0.37)	$(0.41)	$(0.39)

Weighted average number of common
shares:
Basic	26,771,427	16,743,977	14,296,240
Diluted	26,771,427	16,743,977	14,296,240

See accompanying notes to consolidated financial statements.

smartire systems inc.
Consolidated Statements of Stockholders' Equity and Comprehensive Income (Loss) (Expressed in United States dollars)
Years ended July 31, 2003, 2002 and 2001

	Common shares
	Shares	Amount	Additional paid-in capital	Deferred stock compensation	Deficit	Accumulated other comprehensive loss	Stockholders' equity	Comprehensive income (loss)

		$	$	$	$	$	$	$

Balance at July 31, 2000	14,497,797	35,965,583	581,442	-	(25,780,406)	(533,274)	10,233,345	1,740,783

Exercise of stock options for cash	11,500	23,000	-	-	-	-	23,000	-
Exercise of warrants for cash	160,000	240,000	-	-	-	-	240,000	-
Issuance of common shares on purchase of license
from TRW Inc. (note 6)	490,072	1,337,500	-	-	-	-	1,337,500	-
Deferred compensation expense related to stock
option plans	-	-	102,020	(102,020)	-	-	-	-
Compensation expense	-	-	-	61,247	-	-	61,247
Loss for the period	-	-	-	-	(5,507,019)	-	(5,507,019)	(5,507,019)
Translation adjustment	-	-	-	-	-	(272,924)	(272,924)	(272,924)

Balance at July 31, 2001	15,159,369	37,566,083	683,462	(40,773)	(31,287,425)	(806,198)	6,115,149	(5,779,943)

Issuance of common shares for cash upon private
placements, net of issuance costs of $551,569
(note 9(f))	3,352,000	4,650,289	-	-	-	-	4,650,289	-
Exercise of warrants for cash, net of issuance costs
of $10,890 (note 9(f))	200,000	298,110	-	-	-	-	298,110	-
Fair value of warrants issued on private placement
(note 9(f))	-	-	206,340	-	-	-	206,340	-
Forfeiture of stock options	-	-	(4,341)	4,341	-	-	-	-
Compensation expense	-	-	-	19,427	-	-	19,427	-
Loss for the period	-	-	-	-	(6,829,176)	-	(6,829,176)	(6,829,176)
Translation adjustment	-	-	-	-	-	(171,093)	(171,093)	(171,093)

Balance at July 31, 2002	18,711,369	42,514,482	885,461	(17,005)	(38,116,601)	(977,291)	4,289,046	(7,000,269)

Issuance of common shares for cash upon private
placements, net of issuance costs of $289,172
(note 9(a))	6,964,286	1,810,828	-	-	-	-	1,810,828	-
Intrinsic value of beneficial conversion feature of
convertible debentures plus fair value of warrants
issued (note 8)	-	-	5,157,521	-	-	-	5,157,521	-
Conversion of convertible debenture and accrued
interest to common shares net of issuance costs of $628,526 (note 8)	24,381,133	3,024,395	-	-	-	-	3,024,395	-
Exercise of warrants for cash, net of issuance costs
of $61,060 (note 9(b))	3,300,000	298,940	-	-	-	-	298,940	-
Issuance of shares as fees on equity line of credit
(note 9(e))	478,412	300,000	-	-	-	-	300,000	-

Balance carried forward	53,835,200	47,948,645	6,042,982	(17,005)	(38,116,601)	(977,291)	14,880,730	-

smartire systems inc.
Consolidated Statements of Stockholders' Equity and Comprehensive Income (Loss) (Continued) (Expressed in United States dollars)

Years ended July 31, 2003, 2002 and 2001

	Common shares
	Shares	Amount	Additional paid-in capital	Deferred stock compensation	Deficit	Accumulated other comprehensiveloss	Stockholders'equity	Comprehensiveincome (loss)

		$	$	$	$	$	$	$

Balance brought forward	53,835,200	47,948,645	6,042,982	(17,005)	(38,116,601)	(977,291)	14,880,730	-

Fair value of agent's warrants issued on private
placements and convertible debentures
(notes 8 and 9)	-	-	502,367	-	-	-	502,367	-
Debt settlement through issuance of common
shares (note 9(d))	353,865	77,850	-	-	-	-	77,850	-
Issuance of shares and repricing of warrants to
settle a potential claim (note 9(c))	850,000	178,500	136,544	-	-	-	315,044	-
Compensation expense	-	-	-	17,005	-	-	17,005	-
Loss for the period	-	-	-	-	(9,914,629)	-	(9,914,629)	(9,914,629)
Translation adjustment	-	-	-	-	-	408,937	408,937	408,937

Balance at July 31, 2003	55,039,065	48,204,995	6,681,893	-	(48,031,230)	(568,354)	6,287,304	(9,505,692)

See accompanying notes to consolidated financial statements.

smartire systems inc. Consolidated Statements of Cash Flows (Expressed in United States dollars) Years ended July 31, 2003, 2002 and 2001
	2003	2002	2001

Cash provided by (used for):
Operating activities:
Loss for the year	$(9,914,629)	$(6,829,176)	$(5,507,019)
Items not affecting cash:
Depreciation and amortization	1,236,870	1,152,378	446,096
Stock-based compensation	17,005	19,427	61,247
Non-cash interest and finance charges	3,694,914	-	-
Issuance of shares and repricing of warrants to settle a potential claim (note 9(c))	315,044	-	-
Change in non-cash working capital:
Receivables	(182,366)	(5,266)	(115,379)
Deferred revenue	9,423	-	-
Deferred financing expense	(5,000)	-	-
Inventory	594,333	151,249	(1,310,788)
Prepaid expenses	240,861	(294,769)	15,963
Accounts payable and accrued liabilities	(434,556)	346,652	301,335

Net cash used in operating activities	(4,428,101)	(5,459,505)	(6,108,545)

Investing activities:
Purchase of capital assets	(62,978)	(164,886)	(332,832)
Purchase of other asset	-	(500,000)	(400,000)

Net cash used in investing activities	(62,978)	(664,886)	(732,832)

Financing activities:
Issuance of common shares, net of cash costs (note 9(a))	1,932,000	5,165,629	263,000
Cash received on exercise of warrants (note 9(b))	334,400	-	-
Net cash proceeds from convertible debentures (note 8)	4,964,801	-	-
Issuance of promissory note (note 7)	210,000	-	-
Repayment of promissory notes (notes 6 and 7)	(1,600,000)	(1,450,000)	-

Net cash provided by financing activities	5,841,201	3,715,629	263,000
Effect of exchange rate differences on cash
and cash equivalents	(32,396)	4,473	(244,429)

Net increase (decrease) in cash and cash equivalents	1,317,726	(2,404,289)	(6,822,806)

Cash and cash equivalents, beginning of year	525,968	2,930,257	9,753,063

Cash and cash equivalents, end of year	$1,843,694	$525,968	$2,930,257

Supplementary information:
Interest and finance charges paid	$27,591	$92,093	$12,408
Non-cash investing and financing activities:
Purchase of other asset through issuance of promissory note	-	2,800,000	-
Fair value of agents warrants issued in conjunction with
financings	502,367	206,340	-
Shares issued for financing services on private placement	-	28,358	-
Settlement of debt through issuance of common shares
(note 9(d))	77,850	-	-
Conversion of convertible debentures to common shares	3,024,395	-	-
Issuance of shares as consideration for equity line of credit	300,000	-	-

See accompanying notes to consolidated financial statements.
F-22
1.	Operations:

The Company and its subsidiaries develop and market products incorporating wireless data transmission and processing technologies, primarily for the automotive markets. The Company's primary product is a wireless tire monitoring system which it currently markets for use on passenger vehicles and other pneumatic tire applications. All sales of its product are made in this industry segment.

2.	Going concern:

The Company requires additional financing to fund its operations. The Company has incurred recurring operating losses and has a deficit of $48,031,230 and working capital of $2,423,932 as at July 31, 2003. During the year ended July 31, 2003, the Company used $4,428,101 cash in operating activities.

The Company is pursuing various alternatives to meet its intermediate and long-term financial requirements. During fiscal 2003, the Company realized gross cash proceeds of $8,078,000 and arranged a $15.0 million equity line of credit to fund its operations. There can be no assurance that additional financing will be available to the Company when needed or, if available, that it can be obtained on commercially reasonable terms. These consolidated financial statements have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that the Company's assets will be realized and liabilities settled in the ordinary course of business. Accordingly, these consolidated financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

3.	Significant accounting policies:
	(a)	Basis of presentation:

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, SmarTire USA Inc., SmarTire Europe Limited, and SmarTire Technologies Inc. All intercompany balances and transactions have been eliminated.

	(b)	Research and development costs:
Research and development costs are expensed as incurred. Equipment used in research and development is capitalized only if it has an alternative future use.
	(c)	Cash and cash equivalents:
Cash and cash equivalents includes investments in short-term investments with a term to maturity when acquired of 90 days or less.

F-23
3.	Significant accounting policies (continued):
	(d)	Inventory:

Inventory is valued at the lower of cost and net realizable value. Cost is determined using the weighted average method and includes invoice cost, duties and freight. Provision for obsolescence is estimated by management based on historical values and expected future sales.

	(e)	Capital assets:

Capital assets are recorded at cost. Depreciation of computer hardware and software and office and shop equipment is provided for on the declining balance basis at 30% per annum. Leasehold improvements are depreciated over the lesser of their useful lives or the term of the lease.

	(f)	Other assets:

Other assets include the license to manufacture and sell tire monitoring systems to the original equipment vehicle manufacturers (note 6). Other assets are recorded at cost and are being amortized over five years on a straight-line basis.

	(g)	Impairment of long-lived assets:

The Company monitors the recoverability of long-lived assets, based on estimates using factors such as expected future asset utilization, business climate and future undiscounted cash flows expected to result from the use of the related assets or to be realized on sale. The Company recognizes an impairment loss if the projected undiscounted future cash flows is less than the carrying amount. The amount of the impairment charge, if any, is measured equal to the excess of the carrying value over the expected future cash flows discounted using the Company's average cost of funds.

	(h)	Revenue recognition:

The Company recognizes revenue when there is persuasive evidence of an arrangement, goods are shipped and title passes, collection is probable, and the fee is fixed or determinable. Customer acceptance is used as the criterion for revenue recognition when the product sold does not have an established sales history to allow management to reasonably estimate returns and future provisions. Provisions are established for estimated product returns and warranty costs at the time the revenue is recognized. The Company records deferred revenue when cash is received in advance of the revenue recognition criteria being met. Revenue from engineering services is recognized on services as they are rendered and pre-defined milestones are achieved. Engineering services revenue for the year were $173,400 (2002 and 2001 - nil).

3.	Significant accounting policies (continued):
(	(i)	Loss per share:

Basic loss per share computations are based on the weighted average number of shares outstanding during the year. If in a period the Company has outstanding dilutive stock options and warrants, diluted loss per share is calculated using the treasury stock method.

	(j)	Income taxes:

The Company accounts for income taxes in accordance with the asset and liability method. Under this method, deferred income taxes are recognized for the future income tax consequences attributable to differences between the financial statement carrying amounts and their respective income tax bases and for loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period of enactment. Deferred income tax assets are evaluated and if their realization is not considered to be "more likely than not", a valuation allowance is provided.

	(k)	Warranty costs:
The Company accrues warranty costs upon the recognition of related revenue, based on its best estimates, with reference to past experience.
	(l)	Foreign currency translation:

The Company's functional or primary operating currency is the Canadian dollar. The Company's financial statements are prepared in Canadian dollars before translation to the US dollar reporting currency. The Company translates transactions in currencies other than the Canadian dollar at the exchange rate in effect on the transaction date. Monetary assets and liabilities denominated in a currency other than the Canadian dollar are translated at the exchange rates in effect at the balance sheet date. The resulting exchange gains and losses are recognized in earnings.

Amounts reported in Canadian dollars have been translated into US dollars as follows: assets and liabilities are translated into US dollars at the rate of exchange in effect at the balance sheet date and revenue and expense items are translated at the average rates for the period. Unrealized gains and losses resulting from the translation into the reporting currency are accumulated in accumulated other comprehensive loss, a separate component of stockholders' equity.

3.	Significant accounting policies (continued):
	(m)	Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management at the date of the financial statements to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts to revenues and expenses during the reporting period. Significant areas requiring the use of estimates include estimating the net realizable value of inventory and the future cash flows for assessing the net recoverable amount of long-lived assets. Actual results may differ from those estimates.

	(n)	Stock-based compensation:

The Company has elected under FAS 123, Accounting for Stock-based Compensation, to account for employee stock options using the intrinsic value method. This method is described in Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As the Company grants stock options with an exercise price not less than the market value of the underlying common shares on the date of grant, no compensation expense is required to be recognized under APB 25. FAS No. 123 uses the fair value method of calculating the cost of stock option grants. Had compensation cost for employee stock options been determined by this method, net earnings (loss) and net earnings (loss) per share would have been as follows:

			2003	2002	2001

	Net earnings (loss):
		As reported	$(9,914,629)	$(6,829,176)	$(5,507,019)
		Stock-based compensation expense
		recognized using intrinsic value method	17,005	19,427	61,247
		Stock-based compensation expense
		determined under fair value based
		method for all awards	(738,339)	(1,076,749)	(1,316,930)

		Pro forma	$(10,635,963)	$(7,886,498)	$(6,762,702)

	Basic and diluted earnings (loss) per share:
		As reported	(0.37)	(0.41)	(0.39)
		Pro forma	(0.40)	(0.47)	(0.47)

3.	Significant accounting policies (continued):
	(n)	Stock-based compensation (continued):

The Company recognizes the compensation expense at the date of granting the stock options on a straight-line basis over the vesting period.

The fair value of each option and warrant granted is estimated on the date of grant using the Black-Scholes option valuation model with the following range of weighted average assumptions.

		2003	2002	2001

	Expected dividend yield	0%	0%	0%
	Expected stock price volatility	128-155%	129%	220%
	Risk-free interest rate	3.6-4.3%	4.35%	5.60%
	Expected life of options and warrants	2-5 years	1.67 years	2.00 years

	Weighted-average fair values of options granted during the year are as follows:

		2003	2002	2002

	Options whose exercise price at date of grant:
	Equals the market price of stock	$0.72	$-	$3.88
	Exceeds the market price of stock	1.77	2.07	3.04
	Is less than the market price of stock	-	-	3.25

The Company recognizes compensation expense for stock options, common stock and other instruments issued to non-employees for services received based upon the fair value of the equity instruments issued as the services are performed and the instrument earned.

If the exercise price of employee stock option award is not fixed in the functional currency of the Company or in the currency the employee is paid, the award is accounted for as a variable award until the award is exercised, forfeited, or expires unexercised. The Company measures compensation as the amount by which the quoted market value of the common shares of the Company's stock covered by the grant exceeds the option price, with changes in the market price included in the measurement of loss.

	(o)	Comprehensive income:

Under SFAS 130, Reporting Comprehensive Income, the Company is required to report comprehensive income, which includes net loss as well as changes in equity from non-owner sources. The other changes in equity included in comprehensive income for the periods presented comprise the foreign currency cumulative translation adjustments. Accumulated other comprehensive loss is presented in the consolidated statements of stockholders' equity and comprehensive income (loss).

3.	Significant accounting policies (continued):
(p)	Recent accounting pronouncements:

In December 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("FAS") No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure ("FAS No. 148"), which provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, FAS No. 148 amends the disclosure requirements of FAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. FAS No. 148 is effective for fiscal years ending after December 15, 2002 with earlier application permitted. The Company has adopted the disclosure provisions of FAS No. 148 in these consolidated financial statements.

In November 2002, FASB issued Emerging Issues Task Force 00-21, Revenue Arrangements with Multiple Deliverables ("EITF 00-21"). EITF 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue generating activities. In some arrangements, the different revenue-generating activities are sufficiently separable, and there may be sufficient evidence of their fair values to separately account for some or all of the deliverables. In other arrangements, some or all of the deliverables are not independently functional, or there is not sufficient evidence of their fair values to account for them separately. EITF 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company is currently evaluating the impact of this accounting pronouncement on our financial results.

In July 2002, the FASB issued FAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("FAS No. 146"),which addressees accounting and reporting for costs associated with exit or disposal activities. FAS No. 146 relates to the recognition of a liability for a cost associated with an exit or disposal activity and requires that a liability be recognized for those costs only when the liability is incurred, that is, when it meets the definition of a liability under the FASB's conceptual framework. FAS No. 146 also established fair value as the objective for initial measurement of liabilities related to exit or disposal activities. As a result, FAS No. 146 significantly reduces an entity's ability to recognize a liability for future expenses related to a restructuring. FAS No.146 is effective for exit or disposal activities that are initiated after December 31, 2002. The application of FAS No. 146 has not impacted these consolidated financial statements.

3.	Significant accounting policies (continued):
	(p)	Recent accounting pronouncements (continued):

In October 2001, the FASB issued FAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("FAS No. 144"), that replaces FAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed O". FAS No. 144 applies to the assessment of the impairment in the carrying value of long-lived assets, excluding goodwill and certain other specified items, including those to be disposed of by sale, including discontinued operations. FAS No. 144 requires that those long-lived assets be measured at the lower of carrying amount and fair value less costs to sell. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. FAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company has adopted FAS No. 144 which had no material effect on the Company's financial results.

In August 2001, the FASB issued FAS No. 143, Accounting for Asset Retirement Obligations ("FAS No. 143"), which requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. FAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company has adopted FAS No. 143 in fiscal 2003 which had no material effect on the Company's financial results.

4.	Inventory:

			2003	2002

	Raw materials		$318,512	$143,368
	Work in progress		59,599	-
	Finished goods		428,735	1,134,585

			$806,846	$1,277,953

5.	Capital assets:

	2003	Cost	Accumulated amortization	Net book value

	Computer hardware and software	$600,781	$415,801	$184,980
	Office and shop equipment	886,748	609,095	277,653
	Leasehold improvements	192,515	104,690	87,825

		$1,680,044	$1,129,586	$550,458

5.	Capital assets (continued):

	2002	Cost	Accumulated amortization	Net book value

	Computer hardware and software	$503,407	$307,693	$195,714
	Office and shop equipment	764,573	438,806	325,767
	Leasehold improvements	170,997	67,296	103,701

		$1,438,977	$813,795	$625,182

6.	Other assets:

On December 13, 2000, the Company entered into an Assignment and Amendment Agreement with TRW that transferred to the Company the license to manufacture and sell tire monitoring systems to the original equipment vehicle manufacturers of most medium and heavy duty trucks. Consideration consisted of 490,072 shares of common stock valued at $1,337,500, based on the market value of the Company's stock at the date of purchase, plus cash of $400,000.

On August 31, 2001, the Company and TRW Inc. entered into an agreement to restructure their strategic alliance. Under the terms of restructuring, the Company and TRW agreed to terminate a number of agreements. The Company has the right to manufacture and sell tire monitoring systems to the original equipment vehicle manufacturers market ("OEM"). Consideration consisted of a promissory note of $2.8 million, carrying an interest rate of 6% per annum plus cash of $500,000. The balance of principal in the amount of $1,350,000 owed at July 31, 2002 was repaid during fiscal 2003 and interest of $97,542 on this balance was forgiven by TRW Inc.

	The rights are being amortized over five years on a straight-line basis.

	2003	Cost	Accumulated amortization	Net book value

	OEM - most medium and heavy duty trucks	$1,737,500	$845,850	$891,650
	OEM - all other vehicles	3,300,000	1,061,992	2,238,008

		$5,037,500	$1,907,841	$3,129,658

6.	Other assets (continued):

	2002	Cost	Accumulated amortization	Net book value

	OEM - most medium and heavy duty trucks	$1,737,500	$612,606	$1,124,894
	OEM - all other vehicles	3,300,000	667,421	2,632,579

		$5,037,500	$1,280,027	$3,757,473

Management believes that the net book value of its other assets of $3,129,658 as at July 31, 2003 is recoverable based on expectations of future cash flows from the Company's future sales of tire monitoring systems. Management's belief is based on an undiscounted cash flow analysis of management's current best estimate of projected annual sales to the passenger vehicle and light truck OEM market plus management's projected sales to the heavy truck OEM market.

7.	Promissory note:

On April 23, 2003, the Company received gross proceeds of $250,000 upon the issuance of a secured short-term promissory note to an accredited investor. Advisors to the placement received a cash commission of $40,000 and 100,000 warrants. The fair value of these warrants at the date of grant was estimated at $22,870 using the Black-Scholes option valuation model using the weighted average assumptions as disclosed in note 3(n). On June 16, 2003, the Company repaid the promissory note of $250,000 plus interest of $3,773. The fair value of the warrant and the commission were expensed.

8.	Convertible debentures:

		Face value of debt	Debt component	Equity component (additional paid-in capital)

	Balance as at July 31, 2002	$-	$-	$-

	10% redeemable convertible debentures
	with cash financing cost of $76,177 (a)	750,000	66,000	684,000

	5% redeemable convertible debentures
	with cash financing cost of $94,000 and
	discount of $32,000 (b)	400,000	257,143	142,857

	7% and 8% convertible debentures with
	cash financing cost of $483,022 (c)	4,500,000	3	4,499,997

	Initial allocation	5,650,000	323,146	5,326,854

	Accretion of deemed debt discount to
	interest	-	3,329,778	-

	Conversion of 10%, 5% and $2,533,333 of
	7% convertible debentures to common
	shares	(3,683,333)	(3,652,921)	-

	Balance as at July 31, 2003	$1,966,667	$3	$5,326,854

	Financing cost of $169,333 related to debentures still outstanding are netted against additional paid-in capital.
	As described below, financing cost including cash cost and fair value of agents' warrants of $628,526 related to debentures converted to share capital is reclassified to share capital.
	(a)

In the first private placement, the Company realized gross cash proceeds of $500,000 and $250,000, respectively, from the issuance of 10% redeemable convertible notes of the Company plus 150,000 share purchase warrants on the completion of a private placement effected pursuant to Regulation S under the Securities Act of 1933. The agreements were signed on September 20, 2002 and the notes were to mature on December 20, 2002.

Each warrant initially entitled the holder to purchase one of the Company's common shares and is exercisable at a price of $1.25 on or before September 20, 2005, on which date the warrant will expire. These warrants were subsequently repriced to $0.10 on May 6, 2003 as described in note 9(c).

8.	Convertible debentures (continued):
	(a)	(continued):

For accounting purposes, the Company calculated the fair value of warrants issued using the Black-Scholes model and the intrinsic value of the beneficial conversion feature, which in aggregate totals $684,000, and initially recorded these values as additional paid-in capital. The intrinsic value is the amount by which the fair value of the underlying common shares at the date of the agreement exceeds the conversion price. The remaining balance of $66,000 was recorded as a liability. The carrying value of the liability was to be accreted to the redemption value of the debentures over the period from September 26, 2002 to its initial maturity date of December 20, 2002.

Advisors to the private placement received a cash commission of $60,000 or 8% on the face value of the notes and 120,000 share purchase warrants exercisable at a price equal to the lesser of conversion price of the convertible notes into common shares or $0.50. The warrants are exercisable over five years and expire on November 4, 2007. The fair value of these warrants at the date of grant was $51,393. The fair value of the warrants was estimated on the date of issuance using the Black-Scholes option valuation model.

On November 4, 2002, the holder converted these convertible notes into 1,500,000 units. On conversion of these senior convertible notes, the carrying value of debt and accrued interest was reclassified to common shares included in stockholders' equity (note 9). Interest accretion of $684,000 was charged to the statement of operations as interest expense during the year ended July 31, 2003.

(b)

In the second private placement, the Company issued senior subordinated redeemable convertible debentures to a private investment company bearing interest at 5% per annum. The Company closed the first tranche on November 21, 2002 and the second tranche on January 31, 2003. In each tranche, the Company received proceeds of $184,000 for the issuance of a debenture in the principal amount of $200,000. Total net cash proceeds after finance charges were $274,000. Each debenture was issued at an 8% discount from the face principal amount. Advisors to the placement received a cash commission of $64,000 and 68,325 warrants. Additional expenses of $30,000 were incurred for this transaction. The fair value of these warrants at the date of grant was estimated at $15,626. The fair value of these warrants was estimated on the date of issuance using the Black-Scholes option valuation model using the weighted average assumptions as disclosed in note 3(n).

For accounting purposes, the Company calculated the intrinsic value of the beneficial conversion feature which amounted to $142,857 and initially recorded its value as additional paid-in capital. The remaining balance of $257,143 was recorded as liability.

The commission and fair value of the warrant were recorded as financing costs. These debentures were converted to common shares between February 10, 2003 and May 16, 2003 at conversion prices ranging from $0.064 to $0.28. Interest accretion of $142,857 was charged to the statement of operations as interest expense during the year ended July 31, 2003.

8.	Convertible debentures (continued):
(c)

On June 17, 2003, the Company closed a private placement of 7% convertible debentures in three tranches pursuant to Rule 506 of Regulation D under the Securities Act of 1933, for gross proceeds of $2,800,000. Principal and all accrued and unpaid interest is due on May 19, 2005. On July 17, 2003, the Company closed another private placement of 8% convertible debentures pursuant to Rule 506 of Regulation D under the Securities Act of 1933, for gross proceeds of $1,700,000. Principal and all accrued and unpaid interest is due on July 16, 2006. Net cash proceeds from the convertible debentures were $4,016,978.

In connection with the offering of the convertible debentures, the Company issued 23,846,153 common share purchase warrants of which 10,769,231 warrants entitle the holders to purchase common shares of the Company at $0.2645 per share until May 15, 2008 and 13,076,922 warrants entitle the holders to purchase common shares of the Company at $0.1771 per share until July 17, 2008. Advisors to the transactions received a cash commission of $360,000 and 180,000 share purchase warrants: 112,000 share purchase warrants at a price of $0.13 per share for a period of five years, and 68,000 share purchase warrants exercisable at a price of $0.13 for a period of three years. The fair value of these warrants at the date of grant was estimated at $77,640 using the Black-Scholes option valuation model using weighted average assumptions as disclosed in note 3(n). Additional expenses related to this offering were $123,022 plus 100,000 share purchase warrants exercisable at a price of $0.135 per share for a period of five years. The financing cost will be amortized over the life of the convertible debentures as finance costs.

Principal under the convertible debentures in the aggregate amount of $3,500,000 may be converted by the holder, in whole or in part and from time to time at a conversion price of $0.13 per share; principal under the convertible debentures in the aggregate amount of $1,000,000 may be converted at a conversion price equal to the lesser of $0.13 per share and 70% of the average closing bid price during the five trading days immediately preceding the date of issuance of such convertible debentures, subject to a floor price of $0.06 per share.

Interest on the debentures is payable quarterly on March 1, June 1, September 1 and December 1, and at maturity, in cash or, at the Company's option, in shares of the Company's common stock at an interest conversion price equal to 90% of the lesser of the average closing bid price during the 20 trading days immediately preceding the interest payment date, or the average closing bid price during the 20 trading days immediately preceding the date on which the shares are issued if such shares are issued and delivered after the interest payment date. The Company's right to elect to pay accrued interest in shares of its common stock is subject to certain conditions, including the requirement that there shall be an effective registration statement qualifying the resale of the common stock to be issued to the holders of the convertible debentures in lieu of a cash interest payment. All overdue accrued and unpaid interest under the convertible debentures will be subject to a late fee at the rate of 18% per annum. Principal of $266,667, and all accrued and unpaid interest, under the convertible debentures will be due and payable at maturity on May 19, 2005.

8.	Convertible debentures (continued):
	(c)	(continued):

Each of the convertible debentures contains a contractual restriction on beneficial share ownership. It provides that the holder may not convert convertible debentures, or receive shares of our common stock as payment of interest, to the extent that the conversion or the receipt of the interest payment would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of the Company's then issued and outstanding shares of common stock. For these purposes, beneficial ownership is to be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

The Company may not prepay any portion of the principal amount on any convertible debenture without the prior written consent of the holder of the debenture.

The Company will be considered in default of the convertible debentures if certain events occur. Once an event of default occurs, the holder of a convertible debenture can elect the Company to immediately repay a mandatory prepayment amount as outlined in the agreement.

If an event of default occurs, the holder of a convertible debenture can elect to require the Company to immediately repay a mandatory prepayment amount equal to the greater of:
		(i)	120% of the principal amount of the debenture, plus all accrued and unpaid interest and any other amounts outstanding in respect of the debenture; or
(ii)

120% of the principal amount of the debenture, plus all accrued and unpaid interest and any other amounts outstanding in respect of the debenture, divided by the conversion price of the debenture, and multiplied by the greater of:

			A.	the last reported closing bid price for our common stock on the date on which the payment is due, or
			B.	the last reported closing bid price for our common stock on the date on which the payment actually paid.

For accounting purposes, the proceeds from the issuance of these convertible debentures were primarily allocated to fair value of warrants issued and the intrinsic value of the beneficial conversion feature, which amounts to $2,799,997 and $1,699,999 respectively. The fair value of the warrants was calculated using the Black Scholes model assumptions as disclosed in note 3(n). The remaining value of the proceeds of $4 was allocated to debt and is being accreted to the redemption value of the convertible debentures over the period from the date of issuance to the initial maturity dates of May 19, 2005 and July 16, 2006.

8.	Convertible debentures (continued):
	(c)	(continued):

During the year, $2,533,333 of principal and $12,846 of interest were converted into common shares resulting in the issuance of 19,564,102 common shares. Interest accretion of $2,533,322 was charged to the statement of operations as interest expense upon conversion of convertible debentures. As at July 31, 2003, $1,966,667 of the convertible debenture remained outstanding, of which $266,667 remained outstanding from the June 17, 2003 convertible debenture and $1,700,000 remained outstanding from the July 16, 2003 convertible debenture.

9.	Share capital:

During the year ended July 31, 2003, the Company realized gross cash proceeds of $2,100,000 and net cash proceeds of $1,932,000 from the completion of five separate private placements, each effected pursuant to Regulation S under the Securities Act of 1933.

		Number of shares	Amount

	Issuance of first private placement for cash (net of
	cash financing cost of $20,000)	500,000	$230,000

	Issuance of second private placement for cash (net of
	cash financing cost of $96,000)	1,750,000	1,104,000

	Issuance of third private placement for cash (net of
	cash financing cost of $20,000)	714,286	230,000

	Issuance of fourth private placement for cash (net of
	cash financing cost of $28,000)	3,500,000	322,000

	Issuance of fifth private placement for cash (net of
	cash financing cost of $4,000)	500,000	46,000

		6,964,286	$1,932,000

	The fair value of warrants issued to advisors to the private placement, as described below is $121,172 and is netted against share capital as share issuance cost.

9.	Share capital (continued):
(a)

The first private placement resulted in the issuance of 2,000,000 units at a price of $0.50 per unit. Each unit consisted of one common share and one share purchase warrant. Each warrant entitles the holder to purchase one additional common share at an exercise price of $0.50 per share until November 4, 2005. The Company realized gross proceeds of $250,000 from this private placement; the balance of the aggregate purchase price for the units was paid for by the application of $750,000 of principal under the senior convertible notes issued by the Company on September 20, 2002 (note 8(a)). On conversion of senior convertible notes, the carrying value of the debt and equity component of the debt were reclassified to common shares included in stockholders' equity. This conversion was made in accordance with original terms of the agreement. An additional 17,672 common shares were issued as a payment of accrued interest at a deemed price of $0.50 per share. The warrants were repriced to have an exercise price of $0.10 per share on May 6, 2003 (note 9(c)). Advisors to the private placement were paid a commission of $20,000 and were issued 40,000 share purchase warrants exercisable at $0.50 per share. The fair value of these warrants at the date of grant was estimated at $17,131. The fair value of these warrants is estimated on the date of issuance using the Black-Scholes option valuation model using the weighted average assumptions as disclosed in note 3(n). The fair value of the warrant and the commission were recorded as share issue costs.

The Company realized gross cash proceeds of $1,200,000 and net cash proceeds of $1,104,000 from the second private placement. In this private placement, the Company issued and sold 750,000 units at $0.67 per unit and 1,000,000 units at $0.70 per unit. Each unit consists of one common share and one share purchase warrant. Of the share purchase warrants issued, 750,000 entitle the holder to purchase one additional common share at an exercise price of $0.85 per share for a period of three years and 1,000,000 of the share purchase warrants entitle the holder to purchase one additional common share at an exercise price of $0.70 per share for a period of three years. The warrants were repriced to have an exercise price of $0.10 per share on May 6, 2003. Advisors to the private placement were paid a commission of $96,000 and issued 140,000 share purchase warrants, 60,000 exercisable at $0.67 per share and 80,000 exercisable at $0.70 per share. The fair value of these warrants at the date of grant was estimated at $78,148 by the Black-Scholes option valuation model using the weighted average assumptions as disclosed in note 3(n). The fair value of the warrants and the commission were recorded as share issue costs.

9.	Share capital (continued):
	(a)	(continued):

The Company realized gross cash proceeds of $250,000 and net cash proceeds of $230,000 from the third private placement. In this private placement, the Company issued and sold 714,286 units at $0.35 per unit. Each unit consists of one common share and one share purchase warrant exercisable at a price of $0.42 per share for a period of three years. The warrants were repriced to have an exercise price of $0.10 per share on May 6, 2003. Advisors to the private placement received a commission of $20,000 and 57,143 share purchase warrants exercisable at a price of $0.35 per share for five years by the Black-Scholes option valuation using the weighted average assumptions as disclosed in note 3(n). The fair value of the warrants and the commission were recorded as share issue costs.

The Company realized gross cash proceeds of $350,000 and net cash proceeds of $322,000 from the fourth private placement. In this private placement, the Company issued and sold 3,500,000 units at $0.10 per unit. Each unit consists of one common share and one half share purchase warrant exercisable at a price of $0.16 per share for a period of two years. Advisors to the private placement received a cash commission of $28,000 and 14,000 share purchase warrants exercisable at a price of $0.10 per share for five years. The fair value of these warrants at the date of grant was estimated at $4,408 by the Black-Scholes option valuation using the weighted average assumptions as disclosed in note 3(n). The fair value of the warrants and the commission were recorded as share issue costs.

The Company realized gross cash proceeds of $50,000 and net cash proceeds of $46,000 from the fifth private placement. In this private placement, the Company issued and sold 500,000 units at $0.10 per unit. Each unit consists of one common share and two share purchase warrants exercisable at a price of $0.12 until April 30, 2004. Advisors to the private placement received a cash commission of $4,000 and 40,000 share purchase warrants exercisable at a price of $0.10 per share for five years. The fair value of these warrants at the date of grant was estimated at $8,846 by the Black-Scholes option valuation using the weighted average assumptions as disclosed in note 3(n). The fair value of the warrants and the commission were recorded as share issue costs.

(b)

The Company also realized gross cash proceeds of $360,000 and net cash proceeds of $334,400 from the exercise of 3,300,000 warrants. Advisors to the transactions received a cash commission of $25,600 and 224,000 share purchase warrants exercisable at a price of $0.10. The fair value of these warrants at the date of grant was estimated at $35,460 by the Black-Scholes option valuation using the weighted average assumptions as disclosed in note 3(n). The fair value of the warrants were recorded as share issue costs.

9.	Share capital (continued):
(c)

On May 6, 2003, the Company issued 850,000 shares at a deemed price of $0.21 per share to an accredited investor and repriced 1,000,000 warrants previously issued to the investor on December 20, 2002, thereby reducing the exercise price of the warrant from $0.70 per share to $0.10 per share. An aggregate of 3,614,286 additional warrants previously issued to other investors were also repriced to an exercise price of $0.10 per share. These transactions were all effected pursuant to Regulation S under the Securities Act of 1933, and were effected in consideration of certain releases provided by the investors to the Company in respect of certain potential unquantified claims threatened by the investors against the Company. The fair value of these shares and incremental fair value of the repriced warrants is recorded as an administration expense in the fourth quarter. The fair value of the shares is $178,500 based on the deemed price of $0.21 and the incremental fair value of the warrants is $136,544. The fair value of the warrant is estimated on the date of issuance by the Black-Scholes option valuation model using the weighted average assumptions as disclosed in note 3(n). The fair value of these warrants and the value of shares issued were recorded as an administrative expense.

(d)

On April 3, 2003, the Company issued to the former managing director of SmarTire Europe Limited a total of 353,865 common shares at a deemed price of $0.21 per share, in partial payment and settlement of the Company's obligation to pay him a termination allowance in connection with the termination of his management agreement, without cause, on October 15, 2002.

	(e)	The Company has also arranged a $15.0 million and $5.0 million equity line of credit facility from separate private investment companies:

9.	Share capital (continued):
	(e)	(i)

On July 23, 2003, the Company arranged a $15 million equity line of credit from a private investment company. The Company may, at its discretion, draw down amounts under the facility from time to time, subject to various conditions and certain limitations until July 23, 2006. The Company will receive the proceeds of each draw down under the equity line of credit facility in payment for shares of its common stock, to be issued to the investor in two tranches for each draw down. The number of shares of the Company's common stock issuable will be determined based on a pre-set pricing period, subject to a threshold price. The Company may not draw down the facility unless the shares issuable upon the draw down of the credit facility have been registered on an effective registration statement filed in the appropriate form under the Securities Act of 1933. On September 3, 2003, the Company filed a registration statement with the Securities and Exchange Commission to register the $15 million equity line of credit. The registration statement is not effective yet. Only one draw down is permitted under the equity line during each draw down pricing period of 20 consecutive trading days, and there must be at least six trading days between each draw down pricing period. Further, each draw down (in the minimum amount of $300,000) will be limited to the greater of: (a) 300,000 and (b) 12.5% of the average of the daily volume weighted average prices of the Company's common stock during the 30 day period preceding the draw down notice, multiplied by the total aggregate trading volume of the Company's common stock during each 30 day period.

The Company issued 1,250,000 warrants exercisable at a price of $0.1955 per share for three years as consideration of the equity line of credit. The fair value of these warrants at the date of grant is estimated at $178,259 by the Black-Scholes option valuation using the weighted average assumptions as disclosed in note 3(n). The fair value of the warrant is recorded as a deferred financing expense and will be amortized once the Company has drawn against the line of credit.

9.	Share capital (continued):
	(e)	(ii)

The Company has also arranged an additional $5.0 million equity line of credit. The Company may draw down the facility at its discretion provided that each draw down is at least seven trading days apart, and the maximum amount that may be drawn down at any one time is limited to $70,000 and advance notice is required. The term of the equity line of credit is 24 months. At the time of draw down against the line of credit the Company will issue common shares equal to that amount advanced divided by 99% of the stock price on the five consecutive days after the date of notice. On each date of advance of funds, the Company is to pay 1.5% of the advanced funds as a commission. On the date of the execution of the contract, the Company issued shares worth $290,000 based on the trading price of the stock of the Company on that day. Shares worth $10,000 were issued to the placement agent on February 26, 2003. As a result, the Company has recorded the fair value of the common shares as an expense, since the Company has no intentions of drawing down against this facility in the near future. The Company may draw down the facility at its discretion upon effectiveness of the registration statement to be filed by the Company in the appropriate form under the Securities Act of 1933 for the purpose of registering the shares issuable upon the draw down of the credit facility. To date, the Company has not taken any steps to file the registration statement, and has not drawn down any portion of this facility.

(f)

For the year ended July 31, 2002, the Company realized net cash proceeds of $4,856,629 from the completion of three separate private placements, each effected pursuant to Regulation S under the Securities Act of 1933. In the first private placement, the Company issued and sold 1,830,000 units for net cash proceeds of $2,955,469. Each unit was issued at a price of $1.70 and consisted of one common share and one common share purchase warrant. Each warrant entitles the holder to purchase one common share of the Company and is exercisable at a price of:

		A.	$2.30 if exercised on or before June 30, 2002;
		B.	$2.80 if exercised after June 30, 2002 and on or before February 28, 2003; and
		C.	$3.30 if exercised after February 28, 2003 but on or before October 31, 2003, on which date the warrant will expire.

9.	Share capital (continued):
	(f)	(continued):

Advisors to the private placement were issued 58,100 share purchase warrants exercisable at a price of $1.70 and a cash commission of $149,770 plus expenses of $5,761. The warrants are exercisable over three years from the date of issuance.

In the second private placement, the Company issued and sold 750,000 common shares at a price of $1.75 per share for net cash proceeds of $1,173,660. Advisors to the private placement were issued 52,500 share purchase warrants exercisable at a price of $1.75 and a cash commission of $131,250 plus expenses of $7,590. The warrants are exercisable over three years from the date of issuance. The fair value of these warrants at the date of grant was $95,715.

In the third private placement, the Company issued and sold 750,000 common shares at a price of $1.00 per share for net cash proceeds of $727,500. Advisors to the private placement were issued 22,000 common shares plus a cash commission of $22,500. The fair value of these shares at the date issued was $28,358.

The Company also realized net proceeds of $298,110 from the exercise of 200,000 warrants. On May 19, 2002, 140,000 warrants were exercised at $1.50. On June 26, 2002, 60,000 warrants issued in the Company's first private placement in fiscal 2002 were repriced from $2.30 to $1.65 and exercised and an additional 30,000 share purchase warrants exercisable at a price of $2.80 per share were issued. The new warrants are exercisable over three years from the date of issuance. Advisors to the private placement earned a cash commission of $10,890.

	(g)	Stock-based compensation plans:
At July 31, 2003, the Company had six stock-based compensation plans that are described below:
(i)

Under the "1998 US Stock Incentive Plan" the Company may grant options to its employees for up to 300,000 common shares.

Under the "1998 Stock Incentive Plan" the Company may grant options to its employees for up to 600,000 common shares.

9.	Share capital (continued):
	(g)	Stock-based compensation plans (continued):
	(ii)

Under the "2000 US Stock Incentive Plan" the Company may grant options to its employees for up to 200,000 common shares.

Under the "2000 Stock Incentive Plan" the Company may grant options to its employees for up to 800,000 common shares.

	(iii)	Under the "2002 US Stock Incentive Plan" the Company may grant options to its employees for up to 100,000 common shares.
		Under the "2002 Stock Incentive Plan" the Company may grant options to its employees for up to 900,000 common shares.

The options currently outstanding under "1998 US Stock Incentive Plan" and the "2000 and 2002 Stock Incentive Plan" generally vest from two to four years, with the first 20% to 33% vesting at the date of grant and the balance vesting annually at each anniversary date of the grant thereafter. The exercise price of each option is based on the fair value of the common stock at the date of grant. These options have a five year term.

		2003		2002		2001

		Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price

	Outstanding, beginning of year	1,677,250	$ 3.08	1,458,750	$ 3.20	997,625	$ 3.09
	Options granted	778,300	1.42	484,700	2.88	498,600	3.44
	Options exercised	-	-	-	-	(11,500)	(2.00)
	Options forfeited	(741,150)	(2.80)	(266,200)	(3.40)	(25,975)	(2.99)

	Outstanding, end of year	1,714,400	$ 2.54	1,677,250	$ 3.08	1,458,750	$ 3.20

9.	Share capital (continued):
	(g)	Stock-based compensation plans (continued):

			Options outstanding			Options exercisable
		Range of exercise prices	Number of shares	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable	Weighted average exercise price

		$0.36 - 2.89	1,053,306	3.61	$ 1.84	662,326	$ 1.75
		$2.90 - 5.63	661,094	2.27	3.64	528,293	3.57

		$0.36 - 5.63	1,714,400	3.09	$ 2.54	1,190,619	$ 2.56

The Company normally issues options to directors at fixed exercise prices. 75,000 options issued to directors and outstanding as at July 31, 2003 (2002 - 120,000) vest immediately, but if not exercised each year, there is an annual 20% increase in the exercise price until the options expire. For accounting purposes these options are considered to be variable in nature and compensation expense is recorded to the extent of increases in the market value of the underlying common shares as compared to the exercise price at each reporting period.

Where options issued after January 18, 2001 have an exercise price in a currency that is not either the (a) functional currency of the Company, or (b) the currency in which the employee is paid, the options are to be accounted for as variable plan options and compensation expense will be recorded equal to changes in the market value of the underlying common shares at each reporting period. During the year ended July 31, 2003 and 2002, the Company granted options in U.S. dollars when the functional currency of the Company is the Canadian dollar. Most employees of the Company are paid in either Canadian dollars or British pounds sterling. Accordingly, these employee options are considered to be variable options.

The compensation expense (recovery) for these variable options for the year ended July 31, 2003 is nil [2002 - ($3,190); 2001 - $3,190]. In addition, compensation expense is recognized to the extent that options are granted having an exercise price less than the market price of the underlying common stock on the date of grant.

	(h)	Warrants:

As at July 31, 2003, warrants outstanding were exercisable for 32,154,507 (2002 - 2,030,317) common shares of the Company. The warrants entitle the holders to purchase common shares of the Company at prices ranging from $0.10 to $2.80 per share and expire on various dates until July 24, 2008.

		The exercise price of warrants issued were not less than the market price of the Company's common shares at the date of issuance.

10.	Financial instruments:
	(a)	Fair value of financial instruments:

The carrying values of cash and cash equivalents, receivables, accounts payable and accrued liabilities, promissory notes payable and convertible debentures approximate their fair values due to being in a ready cash form or the short-term maturity of these instruments.

	(b)	Credit risk:

The majority of the Company's activities are concentrated in the automotive industry and sales are primarily to a few major customers (note 15). To reduce credit risk, management performs ongoing credit evaluations of its customers' financial condition. The Company maintains reserves for potential credit losses based on a risk assessment of its customers.

	(c)	Foreign currency risk:

The Company operates internationally which gives rise to the risk that cash flows may be adversely impacted by exchange rate fluctuations. To July 31, 2003, the Company has not entered into derivatives or other hedging instruments to mitigate its foreign exchange risk.

11.	Related party transactions:

During the year ended July 31, 2003, the Company paid $271,921 (2002 - $115,900) for consulting services and financing fees on the private sales of its common stock and issued 621,143 share purchase warrants at exercise prices ranging from $0.10 to $0.70 for financing services to a company in which a former director (resigned in March, 2003) of the Company had significant influence. These options expired unexercised 30 days after the former director ceased to be a director of the Company.

12.	Income taxes:
	(a)	Effective tax rate:
		The effective income tax rates differ from the Canadian statutory rates for the following reasons:

			2003	2002	2001

		Canadian statutory tax rate	38.5%	41.7%	45.6%

		Computed tax expense	$(3,817,132)	$(2,847,766)	$(2,511,200)
		Foreign losses tax affected at lower rates	192,027	128,066	260,118
		Reduction in effective tax rates	-	483,059	1,600,378
		Permanent and other differences	387,870	975,676	115,318
		Change in valuation allowance	3,237,235	1,260,965	535,386

			$-	$-	$-

	(b)	Deferred tax assets and liabilities:

			2003	2002	2001

		Deferred tax assets:
		Fixed and other assets, accounting
		depreciation in excess of tax	$861,607	$519,987	$328,787
		Loss carryforwards	14,148,423	11,472,671	10,137,211
		Scientific research and development
		expenses	359,733	319,525	352,985
		Share issue costs	373,523	192,718	218,050
		Others	-	1,150	208,053

		Total gross deferred tax assets	15,743,286	12,506,051	11,245,086
		Valuation allowance	(15,743,286)	(12,506,051)	(11,245,086)

		Net deferred tax assets	$-	$-	$-

In assessing the realizability of future tax assets, Management considers whether it is more likely than not that some portion or all of the future tax assets will be realized. The ultimate realization of the future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

12.	Income taxes (continued):
	(b)	Deferred tax assets and liabilities (continued):

For Canadian tax purposes, the Company has approximately $27,200,000 of non-capital losses for income tax purposes available at July 31, 2003 to reduce taxable income of future years. These losses will expire as follows:

	2004	$2,600,000
	2005	3,000,000
	2006	7,200,000
	2007	200,000
	2008	4,100,000
	2009	5,200,000
	2010	4,900,000

		$27,200,000

	Additionally, for Canadian tax purposes, the Company has scientific research and development expenditures of $1,010,000 available to reduce future taxable income indefinitely.

For United States tax purposes, the Company has approximately $5,700,000 of net operating losses for income tax purposes available at July 31, 2003 to reduce taxable income of future years. These losses will expire as follows:

	2012	$100,000
	2013	1,000,000
	2019	1,800,000
	2020	1,300,000
	2021	400,000
	2022	800,000
	2023	300,000

		$5,700,000

For United Kingdom tax purposes, the Company has approximately $8,600,000 of non-capital losses for income tax purposes available at July 31, 2003 to reduce taxable income of future years. These losses may be carried forward indefinitely.

13.	Earnings (loss) per share:
The weighted average number of shares outstanding used in the computation of earnings (loss) per share were as follows:

2003	2002	2001

Weighted-average shares used in computation
of basic earnings (loss) per share	26,771,427	16,743,977	14,296,240

Weighted average shares from assumed
conversion of dilutive warrants and options	-	-	-

Fully diluted weighted average number
of common shares	26,771,427	16,743,977	14,296,240

14.	Commitments and contingencies:
(a)	The Company is committed to the following payments under operating leases, and service agreements for premises and certain equipment and consultants:

2004	$1,371,320
2005	344,569
2006	142,200
2007	123,803
2008	123,803

(b)	Cash and short-term investments are used to secure credit card advances in the amount of $25,000 (2002 - $40,777).
(c)	Included in accounts payable is $250,000 payable within the next four months to a supplier for non-recoverable engineering fees.

14.	Commitments and contingencies (continued):
	(d)	Product warranties:

The Company provides for estimated warranty costs at the time of product sale. Warranty expense accruals are based on best estimate with reference to historical claims experience. As warranty estimates are based on forecasts, actual claim costs may differ from amounts provided. An analysis of changes in liability for product warranties follows:

		Balance, August 1, 2001		$6,522

		Provision increase		3,284
		Expenditures		(692)

		Balance, July 31, 2002		9,114

		Provision increase		29,946
		Expenditures		(18,622)

		Balance, July 31, 2003		$20,438

15.	Segmented information:

The Company operates in the wireless tire monitoring technology industry. Management of the Company makes decisions about allocating resources based on this one operating segment. Geographic information is as follows:

	Revenue from external customers:

		Revenue from external customers

		2003	2002	2001

	United States	$509,228	$524,516	$581,514
	United Kingdom	261,905	266,638	198,097
	Italy	391,169	12,629	-
	China	243,866	-	-
	Other	396,428	208,561	-

		$1,802,596	$1,012,344	$779,611

	73% of the Company's fixed assets are in Canada and 27% are in Europe.

15.	Segmented information (continued):
	Major customers, representing 10% or more of total sales, include:

		2003	2002	2001

	Customer A	$-	$27,995	$143,788
	Customer B	44,910	36,003	246,803
	Customer C	127,413	143,487	126,742
	Customer D	109,270	187,314	-
	Customer E	391,169	-	-

16.	Subsequent events:
	(a)			Subsequent to the year end, the Company registered 2,000,000 and 8,000,000 common shares for its "2003 US Stock Incentive Plan" and "2003 Non U.S. Stock Incentive Plan" respectively.
	(b)

Subsequent to the year end, the Company issued 200,000 common shares with a fair market value of $0.17 per share and 300,000 share purchase warrants with an exercise price of $0.17 per share for services received. The Company also issued 2,564,075 common shares to convert $333,775 of debt and interest.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of SmarTire, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by SmarTire Systems Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under our Bylaw, subject to the Business Corporations Act (Yukon Territory) and subject to court approval in certain circumstances, we must indemnify each of our current or former directors and officers, and any a person who acts or has acted at our request as a director or officer of a corporation of which we are or were a shareholder or creditor, and any such indemnified person's heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of serving or having served as a director or officer of our company or such corporation, if: (a) he or she acted honestly and in good faith with a view to the best interests of our company; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing his or her conduct was lawful.

Under section 126 of the Business Corporations Act (Yukon Territory), court approval is required for us to indemnify any of the foregoing persons in respect of an action by or on behalf of our company, or by or on behalf of any corporation of which we are or were a shareholder or creditor, to procure a judgment in our or its favor, as the case may be. Court approval may be granted for us to indemnify any such person against all costs, charges and expenses reasonably incurred by him or her in connection with the action only if: (a) he or she acted honestly and in good faith with a view to the best interests of our company; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

Section 126 of the Business Corporations Act (Yukon Territory) goes on to provide that, in any event, any of the foregoing persons is entitled to be indemnified by us in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defence of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of our company or a corporation of which we are or were a shareholder or creditor, if he or she: (a) was substantially successful on the merits in his or her defence of the action or proceeding; (b) is fairly and reasonably entitled to indemnity, (c) acted honestly and in good faith with a view to the best interests of our company; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing his or her conduct was lawful.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholders. All of the amounts shown are estimates, except for the SEC Registration Fees.
SEC registration fees	$902.46
Printing and engraving expenses	$5,000(1)
Accounting fees and expenses	$10,000(1)
Legal fees and expenses	$35,000(1)
127
Transfer agent and registrar fees	$5,000(1)
Fees and expenses for qualification under state securities laws	$0
Miscellaneous	$1,000(1)
Total	$56,902.46

(1) We have estimated these amounts

Item 26 RECENT SALES OF UNREGISTERED SECURITIES

On December 24, 2003, we closed a private placement of discounted convertible debentures in the aggregate principal amount of $3,493,590, maturing April 1, 2006, to seven accredited investors pursuant to Rule 506 and/or section 4(2) of the Securities Act of 1933, for gross proceeds of $2,725,000. Principal under each discounted convertible debenture may be converted by the holder in whole or in part and from time to time at a conversion price of $0.22 per share, subject to adjustment as set forth in the convertible debentures. In connection with this private placement, each purchaser of discounted convertible debentures also received a warrant to purchase that number of shares of our common stock equal to 50% the principal amount of such purchaser's convertible debentures divided by the set conversion price of $0.22 per share. Warrants to purchase an aggregate total of 7,939,978 shares of our common stock were issued, and are exercisable until December 24, 2006 at an exercise price of $0.25 per share.

On December 24, 2003, we issued to HPC Capital Management, a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, a warrant to purchase up to 109,000 shares of our common stock, exercisable until December 24, 2006, at an exercise price of $0.25 per share. We issued these warrants pursuant to Rule 506 and/or section 4(2) of the Securities Act of 1933, in partial payment of placement fee in connection with the private placement of the discounted convertible debentures.

On November 10, 2003, in consideration for their agreement to immediately exercise a total of 7,478,635 outstanding warrants at a reduced exercise price of $0.1771 per share, we issued to three of the four purchasers of our 7% convertible debentures (described below), a total of 7,478,635 additional warrants exercisable for a period of five years at an exercise price of $0.1771 per share. The outstanding warrants that were exercised were originally issued with an exercise price of $0.2645 per share. We issued a total of 7,478,635 shares of our common stock upon the exercise of the outstanding warrants for gross proceeds of $1,324,466, and the 7,478,635 additional warrants, pursuant to Rule 506 and/or section 4(2) of the Securities Act of 1933. Each of the purchasers represented that it is an "accredited investor" as defined in Rule 501 of the Securities Act of 1933.

On October 27, 2003, in consideration for its agreement to immediately exercise a total of 3,290,596 outstanding warrants at a reduced exercise price of $0.20 per share, we issued to one of the four purchasers of the 7% convertible debentures, Palisades Master Fund, a total of 3,290,596 additional warrants exercisable for a period of five years at an exercise price of $0.20 per share. The outstanding warrants that were exercised were originally issued with an exercise price of $0.2645 per share. We issued a total of 3,290,596 shares of our common stock upon the exercise of the outstanding warrants for gross proceeds of $658,119, and the 3,290,596 additional warrants, pursuant to Rule 506 and/or section 4(2) of the Securities Act of 1933. The purchaser represented that it is an "accredited investor" as defined in Rule 501 of the Securities Act of 1933. In light of the reduced exercise price of the additional warrants issued to the other three warrant holders, we subsequently agreed to reduce the exercise price of the 3,290,596 additional warrants issued to Palisades Master Fund, and the exercise price of 194,000 warrants previously issued to HPC Capital Management, from $0.20 to $0.1771 per share. All other terms of the warrants, including their expiry date, remain the same. In addition, we paid $75,354.65 to Palisades Master Fund as an early participation bonus, being an amount equal to the difference between the aggregate exercise price that Palisades Master Fund paid upon the exercise of its 3,290,596 outstanding warrants at $0.20 per share and the aggregate exercise price that Palisades Master Fund would have paid if it had had the benefit of the reduced exercise price of $0.1771 per share.

On October 27, 2003, in consideration of its agreement to immediately exercise a total of 194,000 outstanding warrants, we issued to HPC Capital Management, a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, a total of 194,000 additional warrants, exercisable for a period of five years at an exercise price of $0.20 per share. We issued these warrants pursuant to Rule 506 and/or section 4(2) of the Securities Act of 1933. HPC Capital Management represented that it is an "accredited investor" as defined in Rule 501 of the Securities Act of 1933.

By conversion notice dated October 21, 2003, a holder of 8% convertible debentures (described below) elected to convert $75,000 of principal and $1,600 in accrued interest outstanding under the convertible debentures. In response, we issued 585,525 shares of our common stock to the debenture holder relying on section 3(a)(9) of the Securities Act of 1933.

By conversion notice dated October 10, 2003, a holder of 7% convertible debentures (described below) elected to convert $66,667 of principal and $1,503 in accrued interest outstanding under the convertible debentures. In response, we issued 522,626 shares of our common stock to the debenture holder relying on section 3(a)(9) of the Securities Act of 1933.

By conversion notice dated October 9, 2003, a holder of 8% convertible debentures (described below) elected to convert $300,000 of principal and $5,333 in accrued interest outstanding under the convertible debentures. In response, we issued 2,343,858 shares of our common stock to the debenture holder relying on section 3(a)(9) of the Securities Act of 1933.

By conversion notice dated October 6, 2003, a holder of 8% convertible debentures (described below) elected to convert $156,000 of principal and $2,808 in accrued interest outstanding under the convertible debentures. In response, we issued 1,219,366 shares of our common stock to the debenture holder relying on section 3(a)(9) of the Securities Act of 1933.

By conversion notice dated October 3, 2003, a holder of 7% convertible debentures (described below) elected to convert $100,000 of principal and $2,119 in accrued interest outstanding under the convertible debentures. In response, we issued 784,164 shares of our common stock to the debenture holder relying on section 3(a)(9) of the Securities Act of 1933

By conversion notice dated October 1, 2003, a holder of 8% convertible debentures (described below) elected to convert $200,000 of principal and $3,778 in accrued interest outstanding under the convertible debentures. In response, we issued 1,562,763 shares of our common stock to the debenture holder relying on section 3(a)(9) of the Securities Act of 1933.

By conversion notice dated September 24, 2003, a holder of 8% convertible debentures (described below) elected to convert $100,000 of principal and $2,061 in accrued interest outstanding under the convertible debentures. In response, we issued 783,930 shares of our common stock to the debenture holder relying on section 3(a)(9) of the Securities Act of 1933.

By conversion notice dated September 10, 2003, a holder of 7% convertible debentures (described below) elected to convert $130,000 of principal and $1,560 in accrued interest outstanding under the convertible debentures. In response, we issued 1,010,612 shares of our common stock to the debenture holder relying on section 3(a)(9) of the Securities Act of 1933.

By conversion notices dated September 9, 2003 and September 10, 2003, a holder of 7% convertible debentures (described below) elected to convert $70,000 and $50,000 of principal and $840 and $611 in accrued interest outstanding under the convertible debentures. In response, we issued 932,769 shares of our common stock to the debenture holder relying on section 3(a)(9) of the Securities Act of 1933.

By conversion notice dated August 27, 2003, a holder of 7% convertible debentures (described below) elected to convert $80,000 of principal and $764 in accrued interest outstanding under the convertible debentures. In response, we issued 620,694 shares of our common stock to the debenture holder relying on section 3(a)(9) of the Securities Act of 1933.

On August 15, 2003, we issued to Epoch Financial Group, Inc., an accredited investor, a warrant to purchase up to 300,000 shares of our common stock, exercisable at any time during the five-year period ending on August 15, 2008, at an exercise price of $0.17 per share. We issued these warrants pursuant to Rule 506 and/or section 4(2) of the Securities Act of 1933, in partial payment of an engagement fee.

On August 14, 2003, we issued to HPC Capital Management, a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, a total of 200,000 fully-paid and non-assessable shares of our common stock at a deemed price of $0.17 per share. We issued these shares pursuant to Rule 506 and/or section 4(2) of the Securities Act of 1933, in partial payment of an engagement fee.

By conversion notice dated July 30, 2003, a holder of 7% convertible debentures (described below) elected to convert $50,000 of principal and $486 in accrued interest outstanding under the convertible debentures. In response, we issued 391,674 shares of our common stock to the debenture holder relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

By conversion notice dated July 28, 2003, a holder of 7% convertible debentures (described below) elected to convert $300,000 of principal and $2,392 in accrued interest outstanding under the convertible debentures. In response, we issued 2,323,648 shares of our common stock to the debenture holder relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

On July 25, 2003, we issued at the direction of West Sussex Trading, Inc. a total of 224,000 warrants to three accredited investors in partial payment of placement fees, relying on Rule 506 of Regulation D, Section 4(2) of the Securities Act of 1933 and/or Regulation S under the Securities Act of 1933. Each warrant is exercisable until July 25, 2008 at an exercise price of $0.10 per share.

On July 23, 2003, we entered into a $15.0 million equity line of credit facility with an accredited investor relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933. We may, in our discretion, draw down amounts under the facility from time to time, subject to various conditions and certain limitations. We will receive the proceeds of each draw down under the equity line of credit facility in payment for shares of our common stock, to be issued to the investor in two tranches for each draw down. The number of shares of our common stock so issuable will be determined with reference to a draw down pricing period of 20 consecutive trading days, as specified in the draw down notice, subject to a threshold price to be designated by us in connection with the draw down as the lowest price at which we will sell shares of common stock to the investor. Each draw down will be limited to the greater of: (a) $300,000 and (b) 12.5% of the average of the daily volume weighted average prices of our common stock during the 30-day period preceding the draw down notice, multiplied by the total aggregate trading volume of our common stock during such 30-day period; subject to a minimum draw down amount of $300,000. Only one draw down is permitted under the equity line during each draw down pricing period of 20 consecutive trading days, and there must be at least six trading days between each draw down pricing period. We may not draw down the facility unless the shares issuable upon the draw down of the credit facility have been registered on an effective registration statement filed in the appropriate form under the Securities Act of 1933.

On July 23, 2003, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, we issued to the investor under the $15.0 million equity line of credit, as a commitment fee, a warrant to purchase up to 1,000,000 shares of our common stock, exercisable until July 23, 2006 at an exercise price of $0.1955 per share.

On July 23, 2003, we issued to HPC Capital Management, a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, a warrant to purchase up to 250,000 shares of our common stock, exercisable until July 23, 2006, at an exercise price of $0.1955 per share. We issued these warrants pursuant to Rule 506 and/or section 4(2) of the Securities Act of 1933, in partial payment of placement fee in connection with the $15.0 million equity line of credit.

On July 17, 2003, we closed a private placement of 8% convertible debentures to four accredited investors pursuant to Rule 506 and/or section 4(2) of the Securities Act of 1933, for gross proceeds of $1,700,000. Principal under the convertible debentures in the aggregate principal amount of $1,700,000 may be converted by the holder in whole or in part and from time to time at a conversion price of $0.13 per share, and interest may be converted at a price per share equal to 90% of the average closing bid price of our common stock during the 20 trading days immediately preceding the conversion date, in each case subject to adjustment as set forth in the convertible debentures. In connection with this private placement, each of the purchasers of the 8% convertible debentures also received warrants to purchase that number of shares of our common stock determined by dividing the principal amount of such purchaser's convertible debentures by the base conversion price of $0.13 per share, for an aggregate total of 13,076,922 warrants exercisable until July 17, 2008 at $0.1771 per share.

On July 17, 2003, we issued to HPC Capital Management, a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, a warrant to purchase up to 68,000 shares of our common stock, exercisable until July 17, 2008, at an exercise price of $0.1771 per share. We issued these warrants pursuant to Rule 506 and/or section 4(2) of the Securities Act of 1933, in partial payment of placement fee in connection with the private placement of 8% convertible debentures.

By conversion notice dated July 14, 2003, a holder of 7% convertible debentures (described below) elected to convert $200,000 of principal and $1,180 in accrued interest outstanding under the convertible debentures. In response, we issued 1,540,205 shares of our common stock to the debenture holder relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

By conversion notice dated July 11, 2003, a holder of 7% convertible debentures (described below) elected to convert $305,555 of principal and $2,258 in accrued interest outstanding under the convertible debentures. In response, we issued 2,366,124 shares of our common stock to the debenture holder relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

By conversion notice dated July 10, 2003, a holder of 7% convertible debentures (described below) elected to convert $279,167 of principal and $1,628 in accrued interest outstanding under the convertible debentures. In response, we issued 2,166,062 shares of our common stock to the debenture holder relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

By conversion notice dated June 30, 2003, a holder of 7% convertible debentures (described below) elected to convert $200,000 of principal and $1,580 in accrued interest outstanding under the convertible debentures. In response, we issued 1,543,469 shares of our common stock to the debenture holder relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

By conversion notices dated June 17, 2003, three holders of 7% convertible debentures (described below) elected to convert a total of $356,111 of principal and $957 in accrued interest outstanding under the convertible debentures. In response, we issued a total of 2,729,486 shares of our common stock to the debenture holders relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

By conversion notice dated June 12, 2003, a holder of 7% convertible debentures (described below) elected to convert $260,000 of principal and $358 in accrued interest outstanding under the convertible debentures. In response, we issued 2,008,821 shares of our common stock to the debenture holder relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

By conversion notices dated June 11, 2003, two holders of 7% convertible debentures (described below) elected to convert a total of $387,500 of principal and $1,249 in accrued interest outstanding under the convertible debentures. In response, we issued a total of 2,988,859 shares of our common stock to the debenture holders relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

By conversion notice dated June 9, 2003, a holder of 7% convertible debentures (described below) elected to convert $195,000 of principal and $758 in accrued interest outstanding under the convertible debentures. In response, we issued 1,505,754 shares of our common stock to the debenture holder relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

On May 27, 2003, we issued 1,050,000 shares of common stock to a non-U.S. person upon exercise of warrants previously granted to it. The shares were issued in an offshore transaction relying on Regulation S under the Securities Act of 1933.

On May 27, 2003, we issued to Impact Capital Partners Limited, a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, warrants to purchase up to an aggregate of 168,325 shares of our common stock, exercisable at any time during the five-year period ending on May 27, 2008, at exercise prices of: (a) with respect to 23,881 warrants, $0.74 per share; (b) with respect to 44,444 warrants, $0.40 per share; and (c) with respect to 100,000 warrants, $0.22 per share. We issued these warrants pursuant to Rule 506 and/or section 4(2) under the Securities Act of 1933, in partial payment of a placement fee in connection with the private placement of certain convertible debentures and the issuance of a short-term secured promissory note to Cornell Capital Partners, LP.

On May 15, 2003, June 11, 2003 and June 17, 2003, we closed the constituent tranches of a three-tranche private placement of 7% convertible debentures to four accredited investors pursuant to Rule 506 and/or section 4(2) of the Securities Act of 1933, for gross proceeds of $2,800,000. Principal under the convertible debentures in the aggregate principal amount of $2,800,000 may be converted by the holder in whole or in part and from time to time at a conversion price of $0.13 per share, and interest may be converted at a price per share equal to 90% of the average closing bid price of our common stock during the 20 trading days immediately preceding the conversion date, in each case subject to adjustment as set forth in the convertible debentures. In connection with this private placement, each of the purchasers of the 7% convertible debentures also received warrants to purchase that number of shares of our common stock determined by dividing 50% of the principal amount of such purchaser's convertible debentures by the base conversion price of $0.13 per share, for an aggregate total of 10,769,231 warrants exercisable until May 19, 2008 at $0.2645 per share.

By conversion notice dated May 16, 2003, Cornell Capital Partners elected to convert $100,000 of principal and $5,854.02 in accrued interest outstanding under certain convertible debentures (described below) that were issued on November 21, 2002 and January 31, 2003. The conversion price was $0.20. In response, we issued 529,270 shares to Cornell Capital Partners relying on Section 4(2) of the Securities Act of 1933.

On May 15, 2003, we issued to HPC Capital Management, a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, a warrant to purchase up to 112,000 shares of our common stock, exercisable at any time during the five-year period ending on May 15, 2008, at an exercise price of $0.13 per share. We also issued to HPC Capital Management a warrant to purchase up to 14,000 shares of our common stock exercisable at any time until May 15, 2008 at an exercise price of $0.10 per share. We issued these warrants pursuant to Rule 506 and/or section 4(2) of the Securities Act of 1933, in partial payment of placement fees: (a) with reference to the warrant to purchase up to 112,000 shares of common stock, in connection with the private placement of the 7% convertible debentures; and (b) with reference to the warrant to purchase up to 14,000 shares of our common stock, in connection with a private placement of 3,500,000 units (each consisting of one common share and one-half of a non-transferable share purchase warrant), issued on March 31, 2003 at a price of $0.10 per unit in an offshore transaction pursuant to Regulation S under the Securities Act of 1933.

On May 15, 2003, we issued to Dunwoody Brokerage Services, Inc., a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, a warrant to purchase up to 100,000 shares of our common stock, exercisable at any time during the five-year period ending on May 15, 2008, at an exercise price of $0.135 per share. We issued these warrants pursuant to Rule 506 and/or section 4(2) under the Securities Act of 1933, in partial payment of a placement fee in connection with the private placement of the 7% convertible debentures.

By conversion notice dated May 14, 2003, Cornell Capital Partners elected to convert $125,000 of principal outstanding under certain convertible debentures (described below) that were issued on November 21, 2002 and January 31, 2003. The conversion price was $0.20. In response, we issued 625,000 shares to Cornell Capital Partners relying on Section 4(2) of the Securities Act of 1933.

On May 7, 2003, we issued at the direction of West Sussex Trading, Inc. a total of 40,000 warrants to three accredited investors in partial payment of placement fees in connection with the private placement of 500,000 units on May 5, 2003 described below, relying on Rule 506 of Regulation D, Section 4(2) of the Securities Act of 1933 and/or Regulation S under the Securities Act of 1933. Each warrant is exercisable until May 7, 2008 at an exercise price of $0.10 per share.

On May 7, 2003, we issued at the direction of West Sussex Trading, Inc. a total of 57,143 warrants to four accredited investors in partial payment of placement fees, relying on Rule 506 of Regulation D, Section 4(2) of the Securities Act of 1933 and/or Regulation S under the Securities Act of 1933. Each warrant is exercisable until May 7, 2008 at an exercise price of $0.35 per share.

On May 5, 2003, we issued 500,000 units at a price of $0.10 per unit in an offshore transaction pursuant to Regulation S under the Securities Act of 1933. We realized gross cash proceeds of $50,000 from this private placement. Each unit consists of one share of our common stock and two non-transferable share purchase warrants. Each whole warrant entitles the holder to purchase an additional share of our common stock at a price of $0.12 per share until April 30, 2004. In connection with this private placement, we have paid placement and advisory fees of $4,000.

On May 6, 2003, we issued 850,000 shares at a deemed price of $0.21 per share to an accredited investor and, as disclosed below, we repriced 1,000,000 warrants previously issued to the investor on December 20, 2002, thereby reducing the exercise price of the warrant from $0.70 per share to $0.10 per share. An aggregate of 3,614,286 additional warrants previously issued to four other investors in connection with the offshore private placements effected by us on November 4, 2002, December 20, 2002 and February 14, 2003 (each of which are discussed below), were also repriced to have an exercise price of $0.10 per share. These transactions were all effected pursuant to Regulation S under the Securities Act of 1933, and were effected in consideration of certain releases provided by the investors to our company in respect of certain potential unquantified claims threatened by the investors against our company.

On March 31, 2003, we issued 3,500,000 units at a price of $0.10 per unit in an offshore transaction pursuant to Regulation S under the Securities Act of 1933. Each unit consists of one common share and one-half of a non-transferable share purchase warrant. Each whole warrant entitles the holder to purchase an additional share of our common stock at a price of US$0.16 per share until March 31, 2005. We have paid a placement fee of $28,000 in connection with this private placement.

By conversion notice dated March 14, 2003, Cornell Capital Partners elected to convert $125,000 of principal outstanding under the convertible debentures that were issued on November 21, 2002. The conversion price was $0.064, which is equal to 80% of the lowest closing bid price for the five day period prior to March 14, 2003. On March 20, 2003, we issued 1,953,125 shares to Cornell Capital Partners relying on Section 4(2) of the Securities Act of 1933.

On April 3, 2003, we issued to Ian Bateman a total of 353,865 shares of our common stock at a deemed price of $0.17 per share, in partial payment and settlement of our obligation to pay him a termination allowance in connection with the termination of his management agreement, without cause, on October 15, 2002. We issued these shares to Mr. Bateman in an offshore transaction pursuant to Regulation S under the Securities Act of 1933.

On February 24, 2003, we issued 32,258 shares of our common stock to the placement agent that we have engaged in connection with the $5.0 million equity line of credit facility described below, as a commitment fee in consideration of the placement agent's agreement to act in such capacity. We issued the shares to the placement agent, an accredited investor, at a deemed price of $0.31 per share relying on Rule 506 and/or Section 4(2) of the Securities Act of 1933.

On February 19, 2003, we entered into a $5.0 million equity line of credit facility with an accredited investor relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933. This replaces and supersedes the equity line of credit facility we entered into on November 21, 2002. We may draw down the facility at its discretion provided that each draw down is at least seven trading days apart, and the maximum amount that may be drawn down at any one time is limited to $70,000 and advance notice is required. The term of the equity line of credit is 24 months. At the time of draw down against the line of credit we will issue common shares equal to that amount advanced divided by 99% of the stock price on the five consecutive days after the date of notice. On each date of advance of funds, we are to pay 1.5% of the advanced fund as a commission. On the date of the execution of the contract, we issued shares worth $300,000 based on the trading price of our stock on that day. We may draw down the facility at its discretion upon effectiveness of the registration statement to be filed in the appropriate form under the Securities Act of 1933 for the purpose of registering the shares issuable upon the draw down of the credit facility.

On February 14, 2003, we issued 714,286 units at a price of $0.35 per unit in an offshore transaction pursuant to Regulation S under the Securities Act of 1933. Each unit consists of one common share and one share purchase warrant. Each warrant entitles the holder to purchase one additional common share at an exercise price of $0.42 per share until February 13, 2006. Effective May 6, 2003, these warrants were repriced at $0.10 per share. Advisors to the private placement are entitled to a commission of $20,000 plus 57,143 purchase warrants exercisable at $0.35 per share until February 13, 2008. Of the 57,143 share purchase warrants, 9,524 were issued pursuant to one accredited person pursuant to Regulation D, Section 4(6) and/or Section 4(2) of the Securities Act of 1933 and 47,619 were issued to three persons in an offshore transaction pursuant to Regulation S of the Securities Act of 1933.

On February 12, 2003, Cornell Capital Partners elected to convert $40,000 of principal outstanding under the convertible debentures that were issued on November 21, 2002. The conversion price was $0.256, which is equal to 80% of the lowest closing bid price for the five day period prior to February 12, 2003. We issued 156,250 shares to Cornell Capital Partners relying on Rule 506 and/or Section 4(2) of the Securities Act of 1933.

On February 10, 2003, Cornell Capital Partners elected to convert $10,000 of principal outstanding under the convertible debentures that were issued on November 21, 2002. The conversion price was $0.28, which is equal to 80% of the lowest closing bid price for the five day period prior to February 10, 2003. We issued 35,714 shares to Cornell Capital Partners relying on Rule 506 and/or Section 4(2) of the Securities Act of 1933.

On February 3, 2003, we granted stock options to purchase an aggregate of up to 26,300 shares of our common stock at $0.37 per share. The options have a five year term and were granted to two of our directors in reliance upon Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

On January 31, 2003, we issued a convertible debenture to Cornell Capital Partners, LP, an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933. This constituted the second and final tranche of a $400,000 private placement effected by us pursuant to a Securities Purchase Agreement dated November 21, 2002. We issued a single convertible debenture maturing November 21, 2004 and having a face principal amount of $200,000. The convertible debenture was issued at an 8% discount, for gross proceeds of $184,000. Our obligations under the convertible debentures were secured against all of our present and after-acquired personal property, assets and undertaking. Such security interest was subordinated to the security interest previously granted by us to TRW Inc. in all of our present and after-acquired personal property, assets and undertaking.

On January 30, 2003, we granted stock options to purchase an aggregate of up to 118,000 shares of our common stock. 114,000 options vest immediately and if exercised before January 30, 2004 the exercise price is $0.36, if exercised after January 30, 2004 but before January 30, 2005 the exercise price is $0.43 and if exercised after January 30, 2005, the exercise price is $0.52. Of the other 4,000 options, 1,334 vest immediately at an exercise price of $0.36, 1,333 vest on January 2, 2004 at an exercise price of $0.43 and 1,333 vest on January 2, 2005 at an exercise price of $0.52. The options have a five year term and were granted to five of our directors, officers and/or employees in reliance upon either Regulation S or Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

On January 15, 2003, we issued 300,000 share purchase warrants in payment of a placement fee related to the private placement of units on November 4, 2002 and December 20, 2002. We issued 236,667 warrants in an offshore transaction to three non-U.S. persons in reliance upon Regulation S of the Securities Act of 1933. We issued 63,333 warrants to one accredited person pursuant to Regulation D, Section 4(6) and/or Section 4(2) of the Securities Act of 1933. 160,000 of the warrants are exercisable at $0.50 per share until November 4, 2007, 60,000 of the warrants are exercisable at $0.67 until December 15, 2007 and 80,000 of the warrants are exercisable at $0.70 per share until December 15, 2007.

On January 2, 2003, we granted stock options to acquire an aggregate of up to 18,000 shares of our common stock. 6,000 of the options are exercisable at $1.00 per share, 6,000 vest on January 2, 2004 and are exercisable at $1.20 per share and 6,000 vest on January 2, 2005 and are exercisable at $1.44 per share. The options have a five year term and were granted to an employee in reliance on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On December 20, 2002, we issued 750,000 units at a price of $0.67 per unit in an offshore transaction pursuant to Regulation S under the Securities Act of 1933. Each unit consists of one common share and one share purchase warrant. Each warrant entitles the holder to purchase one additional common share at an exercise price of $0.85 per share until December 15, 2005. Effective May 6, 2003, these warrants were repriced at $0.10 per share. Advisors to the private placement were paid placement and advisory fees of $40,000.

On December 20, 2002, we issued 1,000,000 units at a price of $0.70 per unit in an offshore transaction pursuant to Regulation S under the Securities Act of 1933. Each unit consists of one common share and one share purchase warrant. Each warrant entitles the holder to purchase one additional common share at an exercise price of $0.70 per share until December 15, 2005. Effective May 6, 2003, these warrants were repriced at $0.10 per share. Advisors to the private placement were paid placement and advisory fees of $56,000.

On November 21, 2002, we entered into a $5.0 million equity line of credit facility with Cornell Capital Partners, LP relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933. We may draw down the facility at its discretion provided that each draw down is at least seven trading days apart, and the maximum amount that may be drawn down at any one time is limited to $70,000 and advance notice is required. The term of the equity line of credit is 24 months. At the time of draw down against the line of credit we will issue common shares equal to that amount advanced divided by 99% of the stock price on the five consecutive days after the date of notice. On each date of advance of funds, we are to pay 1.5% of the advanced fund as a commission. On the date of the execution of the contract, we issued shares worth $300,000 based on the trading price of our stock on that day. We may draw down the facility at its discretion upon effectiveness of the registration statement to be filed in the appropriate form under the Securities Act of 1933 for the purpose of registering the shares issuable upon the draw down of the credit facility. We subsequently terminated this equity line of credit facility and entered into a new $5.0 million equity line of credit facility as described above.

On December 4, 2002, we issued 446,154 shares of our common stock to the lender under the equity line of credit at a deemed price of $0.65 per share, in payment of a commitment fee. We relied on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933 to effect this issuance.

On November 21, 2002, we entered into a Securities Purchase Agreement whereby we agreed to issue up to $400,000 in convertible debentures, issuable in two tranches of $200,000 each to Cornell Capital Partners, LP relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933. Upon closing of the first tranche of the private placement on November 21, 2002, we issued a single convertible debenture maturing November 21, 2004 and having a face principal amount of $200,000. The convertible debenture was issued at an 8% discount, for gross proceeds of $184,000. Our obligations under the convertible debentures were secured against all of our present and after-acquired personal property, assets and undertaking. Such security interest was subordinated to the security interest previously granted by us to TRW Inc. in all of our present and after-acquired personal property, assets and undertaking.

On November 4, 2002, we issued, in an offshore transaction pursuant to Regulation S under the Securities Act of 1933, two million units at a price of $0.50 per unit. We realized gross cash proceeds of $250,000 from the private placement; the balance of the aggregate purchase price for the units was paid for by the application of $750,000 of principal under the senior convertible notes issued on September 20, 2002 (described below). Each unit consists of one common shares and one share purchase warrant. Each warrant entitled the holder to purchase one additional common share at an exercise price of $0.50 per share until November 4, 2005. Effective May 6, 2003, these warrants were repriced at $0.10 per share. An additional 17,672 common shares were issued as a payment of accrued interest at a deemed price of $0.50 per share. Advisors to the private placement were paid placement and advisory fees of $80,000 and issued 160,000 share purchase warrants exercisable at $0.50 per share for a period of five years pursuant to Rule 506, Section 4(2) under the Securities Act of 1933 and/or Regulation S.

On September 20, 2002, we realized gross cash proceeds of $750,000 from the issuance of 10% redeemable convertible notes plus 150,000 share purchase warrants from the completion of a private placement effected in an off-shore transaction to a non-U.S. person, pursuant to Regulation S under the Securities Act of 1933. Interest on these notes is payable when the notes are fully converted or redeemed.

On July 17, 2002, we issued 750,000 shares of common stock to a non-U.S. person in an offshore transaction pursuant to Regulation S at a price of $1.00 per share. In connection with such private placement, on July 31, 2002, we issued 22,000 shares of common stock to a different non-U.S. person in an offshore transaction pursuant to Regulation S at a price of $1.29 per share, as a placement fee.

On June 27, 2002, we issued 30,000 common share purchase warrants to a non-U.S. person in an offshore transaction pursuant to Regulation S under the Securities Act of 1933. Each warrant entitles the holder to purchase one common share in the capital of the issuer at an exercise price of $2.80 per share until June 27, 2005, on which date the warrant will expire.

On June 26, 2002, we issued 60,000 shares of common stock to a non-U.S. person upon exercise of warrants previously granted to it. We received total consideration of $99,000. The shares were issued in an offshore transaction relying on Regulation S under the Securities Act of 1933.

On May 14, 2002, we issued 140,000 shares of common stock to a non U.S person upon exercise of warrants previously granted to it. We received total consideration of $210,000. The shares were issued in an offshore transaction relying on Regulation S under the Securities Act of 1933.

On March 26, 2002, we issued 750,000 common shares at a price of $1.75 to a non-U.S. person in an offshore transaction pursuant to Regulation S. We also issued warrants for the purchase of 52,500 common shares to a non-U.S. person in an offshore transaction pursuant to Regulation S. The warrants were issued in payment of a placement fee related to the sale of the common shares. Each warrant entitles the holder to purchase one common share at an exercise price of $1.75 until March 26, 2005, on which date the warrant will expire.

On February 13, 2002, we issued warrants for the purchase of 11,200 common shares to a non-U.S. person in an offshore transaction pursuant to an exemption from registration as provided by Regulation S under the Securities Act of 1933. The warrants were issued in payment of a placement fee related to the sale of units described below. Each warrant entitles the holder to purchase one common share of the Company at an exercise price of $1.70 until February 13, 2005, on which date the warrant will expire.

On January 18, 2002, we issued 46,900 share purchase warrants to an accredited investor pursuant to Rule 506 of Regulation D of the Securities Act of 1933 . This warrant was issued in payment of a placement fee related to the sale of units described below. Each warrant entitles the holder to purchase one common share in the capital of the issuer at an exercise price of $1.70 until January 18, 2005, on which date the warrant will expire.

Between November 8, 2001 and January 8, 2002, we issued a total of 1,830,000 units to a select group of offshore investors in an offshore transaction pursuant to an exemption from registration as provided by Regulation S under the Securities Act of 1933. Each unit was issued at a price of $1.70 and consists of one common share and one common share purchase warrant. Each warrant is exercisable at a price of: (a) $2.30 if exercised on or before June 30, 2002; (b) $2.80 if exercised after June 30, 2002 and on or before February 28, 2003; and (c) $3.30 if exercised after February 28, 2003 but on or before October 31, 2003, on which date the warrant will expire. Gross proceeds of the placement were $3,111,000, resulting in net proceeds of $2,955,469 after payment of placement fees and expenses related to the offering.

In May 2001, we issued 40,072 shares of common stock at a deemed price of $2.50 per share to TRW Inc. as primary consideration in the Assignment and Amendment Agreement with TRW Inc. that transfers to us the license to manufacture and sell tire monitoring systems to the original equipment manufacturers of most medium and heavy trucks. These securities were issued on reliance on the exemptions from registration under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder.

On December 18, 2000, we issued 450,000 shares of common stock at a deemed price of $2.75 per share to TRW Inc. as primary consideration in the Assignment and Amendment Agreement with TRW Inc. that transfers to us the license to manufacture and sell tire monitoring systems to the original equipment manufacturers of most medium and heavy trucks. These securities were issued in reliance on the exemptions from registration under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder.

On October 2, 2000, we issued 160,000 shares of common stock to a non-U.S. person upon exercise of warrants previously granted to it. In exchange for the issuance, we received total consideration of $240,000. These securities were issued under an exemption provided by Rule 903 of Regulation S promulgated under the Securities Act of 1933, as amended.

On April 7,2000, we issued 3,500 shares of our common stock to one of our employees at $2.00 per share as compensation for services rendered. We issued to the employee in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

Between March 27 and April 3, 2000, we issued 1,910,250 shares of common stock to certain accredited European investors at a price of $2.00 per share. Net proceeds of the placement were $3,340,473 after payment of placement fees. The shares were issued in an offshore transaction relying on Regulation S under the Securities Act of 1933.

On December 16, 1999, we issued 25,000 shares of common stock at a value of $1.50 per share to Transense Technologies plc pursuant to a license agreement. Under the agreement, we purchased 250,000 units of Transense, each comprised of one share and one two-year purchase warrant, for a total purchase price of L150,000 (Pounds Sterling). The purchase price was paid two-thirds in cash and one-third in SmarTire shares. The offer and sale of these securities was made in reliance on the exemption from registration under Section 4(2) of the Securities Act of 1933.

On December 15, 1999, we issued to one of our employees 10,000 shares of our common stock at $1.50 per share as compensation for services rendered. The shares were issued to the employee in an offshore transaction relying on Regulation S under the Securities Act of 1933.

In September and October of 1999, we issued 1,505,000 shares of common stock at a price of $2.00 per share, resulting in net proceeds of $2,799,300 after payment of placement fees. The shares were issued to three institutional investors located in Europe in an unregistered private placement. The shares were issued in an offshore transaction relying on Regulation S under the Securities Act of 1933.

Item 27 EXHIBITS

The following Exhibits are filed with this Prospectus:

Exhibit
Number Description

3.1 Certified of Incorporation of TTC/Truck Tech Corp. dated September 8, 1987(1)

3.2 Memorandum and Articles of TTC/Truck Tech Corp.(1)

3.3 Memorandum of TTC/Truck Tech Corp. dated September 2, 1987(1)

3.4 Altered Memorandum of TTC/Truck Tech Corp. dated October 25, 1991(1)

3.5 Certificate of Change of Name from TTC/Truck Tech Corp. to UniComm Signal Inc. dated April 13, 1994 (1)

3.6 Certificate of Change of Name from UniComm Signal Inc. to SmarTire Systems Inc. dated December 24, 1997(1)

3.7 Special Resolution and Altered Memorandum of UniComm Signal Inc. dated October 28, 1994(1)

3.8 Special Resolution and Altered Memorandum of UniComm Signal Inc. dated January 17, 1997(1)

3.9 Special Resolution and Altered Memorandum of SmarTire Systems Inc. dated November 17, 1995(1)

3.10 Special Resolution and Altered Memorandum of SmarTire Systems Inc. dated January 16, 1998(1)

3.11 Special Resolution and Altered Memorandum of SmarTire Systems Inc. dated December 5, 2000(4)

3.12 Substituted Articles of SmarTire Systems Inc. adopted December 5, 2000(4)

3.13. Articles of Continuance, dated January 29, 2003 and effective February 6, 2003 (11)

3.14 Certificate of Amendment issued to SmarTire Systems Inc. by the Yukon Registrar of Corporations effective December 15, 2003, and attached Articles of Amendment of SmarTire Systems Inc. dated December 11, 2003(21)

3.15 Certificate of Registration of Restated Articles issued to SmarTire Systems Inc. by the Yukon Registrar of Corporations effective December 15, 2003, and attached Restated Articles of Incorporation of SmarTire Systems Inc. dated December 11, 2003(21)

3.17 By-Law No. 1, dated February 6, 2003(11)

5.1 Opinion of Clark, Wilson regarding the legality of the securities being registered**

10.1 Product Licensing Agreement dated May 5, 1998 between SmarTire Systems Inc. and Advantage Enterprises Inc.(2)(3)

10.2 Management Agreement between SmarTire Systems Inc. and Shawn Lammers dated as of August 1, 1999(3)

10.3 Management Agreement between SmarTire Systems Inc. and Robert Rudman dated as of August 1, 1999(3)

10.4 Management Agreement between SmarTire Europe Limited and Ian Bateman dated as of December 9, 1999(3)

10.5 ASIS Development / Purchase Agreement dated as of December 13, 1999 between SmarTire Systems Inc. and Sensonor ASA(3)(2)

10.6 License Agreement dated September 20, 1999 between SmarTire Systems Inc. and Transense Technologies plc.(3)(2)

10.7 Management agreement between SmarTire Systems Inc. and Erwin Bartz dated as of January 3, 2001(5)

10.8 License agreement dated August 31, 2001 between SmarTire Systems Inc. and TRW Inc.(6)(2)

10.9 License agreement dated August 31, 2001 between TRW Inc. and SmarTire Systems Inc.(6)(2)

10.10 Form of private placement subscription agreement between SmarTire Systems Inc. and purchasers of securities in SmarTire Systems Inc.'s first private placement completed in January 2002(7)

10.11 Advisory fee payment and subscription agreement between SmarTire Systems Inc. and West Sussex Trading, Inc. dated January 17, 2002 related to partial consideration paid under SmarTire Systems Inc.'s private placement completed in January 2002(7)

10.12 Advisory fee payment and subscription agreement between SmarTire Systems Inc. and Seraph Capital AG dated February 12, 2002 related to partial consideration paid under SmarTire Systems Inc.'s private placement completed in January 2002(7)

10.13 Private placement subscription agreement between SmarTire Systems Inc. and West LB Panmure Limited dated March 21, 2002 related to SmarTire Systems Inc.'s March 2002 private placement(7)

10.14 Advisory fee payment and subscription agreement between SmarTire Systems Inc. and Seraph Capital AG dated March 26, 2002 related to partial consideration paid under SmarTire Systems Inc.'s March 2002 private placement(7)

10.15 Management agreement between SmarTire Systems Inc. and Al Kozak dated as of May 1, 2002(8)

10.16 Memorandum of understanding between SmarTire Systems Inc. and Visteon Corporation(8)

10.17 Form of securities purchase agreement between SmarTire Systems Inc. and purchasers of the 10% convertible redeemable promissory note due December 20, 2002(8)

10.18 Form of 10% convertible redeemable promissory note due December 20, 2002(8)

10.19 Advisory agreement between SmarTire Systems Inc. and West Sussex Trading Inc. dated September 4, 2002 related to consideration payable under SmarTire Systems Inc.'s private placement of the 10% convertible redeemable promissory notes due December 20, 2002(8)

10.20 Advisory agreement between SmarTire Systems Inc. and Impact Capital Limited dated October 25, 2002(9)

10.21 Management agreement between SmarTire Systems Inc. and Jeff Finkelstein dated as of October 25, 2002(9)

10.22 Supply agreement between SmarTire Systems Inc. and Pirelli Pneumatici dated September 24, 2002(9)(2)

10.23 Security Agreement between SmarTire Systems Inc. and Cornell Capital Partners, L.P., dated as of November 21, 2002(10)

10.24 Restated Securities Purchase Agreement between SmarTire Systems Inc. and Cornell Capital Partners, L.P., dated as of November 21, 2002(10)

10.25 Escrow Agreement between SmarTire Systems Inc., Wachovia Bank N.A. and Cornell Capital Partners, L.P., dated as of November 21, 2002(10)

10.26 Investor Registration Rights Agreement between SmarTire Systems Inc. and Cornell Capital Partners, L.P., dated as of November 21, 2002(10)

10.27 Secured Convertible Debenture issued by SmarTire Systems Inc. to Cornell Capital Partners, .L.P, dated as of November 21, 2002(10)

10.28 Equity Line of Credit Agreement between SmarTire Systems Inc. and Cornell Capital Partners, L.P., dated as of November 21, 2002(10)

10.29 Placement Agent Agreement between SmarTire Systems Inc., Cornell Capital Partners, L.P., and Aegis Capital Corp., dated as of November 21, 2002(10)

10.30 Escrow Agreement between SmarTire Systems Inc., Cornell Capital Partners, L.P., Butter Gonzalez LLP and Wachovia Bank, N.A., dated as of November 21, 2002(10)

10.31 Registration Rights Agreement between SmarTire Systems Inc. and Cornell Capital Partners, L.P., dated as of November 21, 2002(10)

10.32 Collaborative Agreement between SmarTire Systems Inc. and Visteon Corporation, dated December 9, 2002(10)

10.33 Manufacturing, Co-Marketing and Development Agreement, dated February 6, 2003, between SmarTire Systems Inc. and Hyundai Autonet Co., Ltd.(12)

10.34 Settlement Agreement, dated as of March 3, 2003, between SmarTire Systems Inc. and TRW Automotive U.S. LLC.(11)

10.35 Extension and Settlement Agreement, dated March 10, 2003, between SmarTire Systems Inc. and TRW Automotive U.S. LLC.(11)

10.36 Equity Line of Credit Agreement between SmarTire Systems Inc. and Cornell Capital Partners, L.P., dated as of February 19, 2003(10)

10.37 Placement Agent Agreement between SmarTire Systems Inc., Cornell Capital Partners, L.P., and Aegis Capital Corp., dated as of February 19, 2003(10)

10.38 Escrow Agreement between SmarTire Systems Inc., Cornell Capital Partners, L.P., Butter Gonzalez LLP and Wachovia Bank, N.A., dated as of February 19, 2003(10)

10.39 Registration Rights Agreement between SmarTire Systems Inc. and Cornell Capital Partners, L.P., dated as of February 19, 2003(10)

10.40 Secured Short-Term Promissory Note dated April 23, 2003, issued to Cornell Capital Partners, L.P.(12)

10.41 Security Agreement dated April 23, 2003 between SmarTire Systems Inc. and Cornell Capital Partners, L.P.(12)

10.42 Engagement Letter, dated October 25, 2002 with Impact Capital Partners Limited(13)

10.43 Engagement Letter, dated March 14, 2003 with Dunwoody Brokerage Services, Inc. and Jenkins Capital Management, LLC(13)

10.44 Letter agreement among SmarTire Systems Inc., Dunwoody Brokerage Services, Inc. and Jenkins Capital Management, LLC terminating the Engagement Letter among the parties dated March 14, 2003(13)

10.45 Engagement Letter between SmarTire Systems Inc. and HPC Capital Management, dated March 19, 2003 (13)

10.46 Securities Purchase Agreement, dated May 15, 2003, among SmarTire Systems Inc. and Palisades Master Fund, L.P., Alpha Capital AG, Crescent International Ltd., and Goldplate Investment Partners(13)

10.47 Registration Rights Agreement, dated May 15, 2003, among SmarTire Systems Inc. and Palisades Master Fund, L.P., Alpha Capital AG, Crescent International Ltd., and Goldplate Investment Partners(13)

10.48 Escrow Agreement, dated May 15, 2003, among SmarTire Systems Inc. and Palisades Master Fund, L.P., Alpha Capital AG, Crescent International Ltd. , Goldplate Investment Partners and Feldman Weinstein, LLP, as escrow agent(13)

10.49 Form of 7% Convertible Debenture(13)

10.50 Form of Stock Purchase Warrant(13)

10.51 Warrant Certificate dated May 16, 2003 registered in the name of Dunwoody Brokerage Services, Inc.(13)

10.52 Stock Purchase Warrant dated May 16, 2003 registered in the name of HPC Capital Management(13)

10.53 Placement Fee Payment and Subscription Agreement, dated May 27, 2003, with Impact Capital Partners Limited(13)

10.54 Form of Stock Purchase Warrant for Impact Capital Partners Limited.(13)

10.55 Second Extension and Settlement Agreement, dated May 15, 2003, with TRW Automotive U.S. LLC(13)

10.56 Memorandum of Agreement with SensoNor, ASA(13)

10.57 Securities Purchase Agreement, dated as of July 17, 2003, among SmarTire Systems Inc. and Palisades Master Fund, L.P., Alpha Capital AG, Crescent International Ltd., and Goldplate Investment Partners(14)

10.58 Registration Rights Agreement, dated as of July 17, 2003, among SmarTire Systems Inc. and Palisades Master Fund, L.P., Alpha Capital AG, Crescent International Ltd., and Goldplate Investment Partners(14)

10.59 Escrow Agreement, dated as of July 17, 2003, among SmarTire Systems Inc. and Palisades Master Fund, L.P., Alpha Capital AG, Crescent International Ltd., Goldplate Investment Partners and Feldman Weinstein, LLP, as escrow agent(14)

10.60 Form of 8% convertible debenture(14)

10.61 Form of Stock Purchase Warrant(14)

10.62 Stock Purchase Warrant, dated as of July 17, 2003, registered in the name of HPC Capital Management(14)

10.63 Common Stock Purchase Agreement, dated as of July 23, 2003, between SmarTire Systems Inc. and Talisman Management Limited(18)

10.64 Registration Rights Agreement, dated as of July 23, 2003, between SmarTire Systems Inc. and Talisman Management Limited(14)

10.65 Escrow Agreement, dated as of July 23, 2003, among SmarTire Systems Inc., Talisman Management Limited and Feldman Weinstein, LLP, as escrow agent(14)

10.66 Stock Purchase Warrant, dated as of July 23, 2003, registered in the name of Talisman Management Limited(14)

10.67 Stock Purchase Warrant, dated as of July 23, 2003, registered in the name of HPC Capital Management(14)

10.68 Advisory fee payment and subscription agreement between SmarTire Systems Inc. and West Sussex Trading, Inc. dated July 25, 2003(14)

10.69 Direction and Assignment Agreement among SmarTire Systems Inc., West Sussex Trading, Inc. and Lawrence Becerra dated July 25, 2003(14)

10.70 Form of Direction and Assignment Agreement among SmarTire Systems Inc., West Sussex Trading, Inc. and each of William A. Page and John Finbury, dated July 25, 2003(14)

10.71 Form of Direction and Assignment Agreement among SmarTire Systems Inc., West Sussex Trading, Inc. and each of Lawrence Becerra, William A. Page and Kapplan Properties Ltd., dated May 7, 2003(14)

10.72 Direction and Assignment Agreement among SmarTire Systems Inc., West Sussex Trading, Inc. and John Finbury dated May 7, 2003(14)

10.73 Form of Direction and Assignment Agreement among SmarTire Systems Inc., West Sussex Trading, Inc. and each of Lawrence Becerra, William A. Page and Kapplan Properties Ltd., dated January 10, 2003(14)

10.74 Direction and Assignment Agreement among SmarTire Systems Inc., West Sussex Trading, Inc. and John Finbury, dated as of January 10, 2003(14)

10.75 Management Agreement between SmarTire Systems Inc. and John Taylor-Wilson, dated as of August 1, 2003(14)

10.76 Engagement Letter between SmarTire Systems Inc. and HPC Capital Management, dated August 12, 2003(14)

10.77 Financial Consulting Agreement between SmarTire Systems Inc. and Epoch Financial Group, Inc., dated August 15, 2003(14)

10.78 Stock Purchase Warrant, dated August 15, 2003, registered in the name of Epoch Financial Group, Inc.(14)

10.79 Agreement in Principle between SmarTire Systems Inc. and Beijing Boom Technology Limited dated September 8, 2003(15)(2)

10.80 Master Distribution Agreement between SmarTire Systems Inc. and Beijing Boom Technology Co. Ltd. dated October 17, 2003.(16) (Portions of this document have been omitted and filed separately with the Securities and Exchange Commission pursuant to a Request for Confidential Treatment filed under 17 C.F.R. subsections 200.80(b)(4) and 240.24b-2.)

10.81 Contract Manufacturing Services Agreement between SmarTire Systems Inc. and Hyundai Autonet Company dated October 17, 2003.(17)(2)

10.82 Letter Agreement dated October 27, 2003 between SmarTire Systems Inc. and HPC Capital Management.(18)

10.83 Stock Purchase Warrant, dated October 27, 2003, registered in the name of HPC Capital Management.(18)

10.84 Letter Agreement dated October 27, 2003 between SmarTire Systems Inc. and Palisades Master Fund, L.P.(18)

10.85 Stock Purchase Warrant, dated October 27, 2003, registered in the name of Palisades Master Fund, L.P.(18)

10.86 Letter Agreement dated November 6, 2003 between SmarTire Systems Inc. and Crescent International Ltd.(19)

10.87 Stock Purchase Warrant, dated November 10, 2003, registered in the name of Crescent International Ltd. (19)

10.88 Letter Agreement dated November 6, 2003 between SmarTire Systems Inc. and Alpha Capital AG(19)

10.89 Stock Purchase Warrant, November 10, 2003, registered in the name of Alpha Capital AG(19)

10.90 Letter Agreement dated November 6, 2003 between SmarTire Systems Inc. and Goldplate Investment Partners(19)

10.91 Stock Purchase Warrant, dated November 10, 2003, registered in the name of Goldplate Investment Partners(19)

10.92 Amending Letter Agreement dated November 10, 2003 between SmarTire Systems Inc. and HPC Capital Management(19)

10.93 Amended Stock Purchase Warrant, dated as of October 27, 2003, registered in the name of HPC Capital Management(19)

10.94 Amending Letter Agreement dated November 10, 2003 between SmarTire Systems Inc. and Palisades Master Fund, L.P.(19)

10.95 Amended Stock Purchase Warrant, dated as of October 27, 2003, registered in the name of Palisades Master Fund, L.P.(19)

10.96 Development Agreement dated September 12, 2003 between SmarTire Systems Inc. and Vansco Ltd.(20)

10.97 Co-Marketing and Development Agreement dated October 10, 2003 between Haldex Brake Products Ltd. and SmarTire Systems Inc.(20)

10.98 Supply Agreement dated October 10, 2003 between SmarTire Systems Inc. and Haldex Brake Products Ltd.(20)

10.99 Securities Purchase Agreement, dated as of December 19, 2003, among SmarTire Systems Inc. and Palisades Master Fund, L.P., Alpha Capital AG, Crescent International Ltd., Goldplate Investment Partners, Gamma Opportunity Capital Partners, LP, PEF Advisors Ltd. and Bristol Investment Fund, Ltd.**

10.100 Registration Rights Agreement, dated as of December 24, 2003, among SmarTire Systems Inc. and Palisades Master Fund, L.P., Alpha Capital AG, Crescent International Ltd., Goldplate Investment Partners, Gamma Opportunity Capital Partners, LP, PEF Advisors Ltd. and Bristol Investment Fund, Ltd.**

10.101 Escrow Agreement, dated as of December 24, 2003, among SmarTire Systems Inc. and Palisades Master Fund, L.P., Alpha Capital AG, Crescent International Ltd., Goldplate Investment Partners, Gamma Opportunity Capital Partners, LP, PEF Advisors Ltd., Bristol Investment Fund, Ltd. and Feldman Weinstein, LLP, as escrow agent**

10.102 Form of Discounted Convertible Debenture**

10.103 Form of Addendum to Discounted Convertible Debenture**

10.104 Form of Stock Purchase Warrant**

10.105 Placement Fee Payment and Subscription Agreement, dated as of December 24, 2003, between SmarTire Systems Inc. and HPC Capital Management**

10.106 Stock Purchase Warrant, dated as of December 24, 2003, registered in the name of HPC Capital Management**

21.1 SmarTire Technologies Inc.

21.2 SmarTire USA Inc.

21.3 SmarTire Europe Limited

23.2 Consent of KPMG LLP**

24.1 Power of Attorney (contained on the signature pages of this registration statement)

** Filed herewith.

(1) Incorporated by reference to SmarTire Systems Inc.'s Form 10-KSB filed with the Securities and Exchange Commission on August 18, 1998.

(2) Portions of the Exhibit have been omitted pursuant to an order granting confidential treatment under the Securities Exchange Act of 1934.

(3) Incorporated by reference to SmarTire Systems Inc.'s Form 10-QSB filed with the Securities and Exchange Commission on March 16, 2000.

(4) Incorporated by reference to SmarTire Systems Inc.'s definitive Proxy Statement and Information Circular on Schedule 14A filed with the Securities and Exchange Commission on October 31, 2000.

(5) Incorporated by reference to SmarTire Systems Inc.'s Form 10-KSB filed with the Securities and Exchange Commission on October 26, 2001.

(6) Incorporated by reference to SmarTire Systems Inc.'s Form 10-KSB/A filed with the Securities and Exchange Commission on August 19, 2002.

(7) Incorporated by reference to SmarTire Systems Inc.'s Form 10-QSB filed with the Securities and Exchange Commission on June 14, 2002.

(8) Incorporated by reference to SmarTire Systems Inc.'s Form 10-KSB filed with the Securities and Exchange Commission on October 25, 2002.

(9) Incorporated by reference to SmarTire Systems Inc.'s Form 10-QSB filed with the Securities and Exchange Commission on December 13, 2002.

(10) Incorporated by reference to SmarTire Systems Inc.'s Form SB-2 filed with the Securities Exchange Commission on January 23, 2003.

(11) Incorporated by reference to Post-Effective Amendment No. 1 to SmarTire Systems Inc.'s Form SB-2 filed with the Securities Exchange Commission on March 14, 2003.

(12) Incorporated by reference to Post-Effective Amendment No. 3 to SmarTire Systems Inc.'s Form SB-2 filed with the Securities Exchange Commission on May 2, 2003.

(13) Incorporated by reference to SmarTire Systems Inc.'s Form SB-2 filed with the Securities Exchange Commission on June 4, 2003.

(14) Incorporated by reference to SmarTire Systems Inc.'s Form SB-2 filed with the Securities Exchange Commission on August 18, 2003.

(15) Incorporated by reference to SmarTire Systems Inc.'s Form 8-K filed with the Securities and Exchange Commission on September 10, 2003.

(16) Incorporated by reference to SmarTire Systems Inc.'s Form 8-K/A filed with the Securities and Exchange Commission on January 7, 2004.

(17) Incorporated by reference to SmarTire Systems Inc.'s Form 8-K filed with the Securities and Exchange Commission on October 24, 2003.

(18) Incorporated by reference to Pre-Effective Amendment No. 1 to SmarTire Systems Inc.'s registration statement on Form SB-2/A filed with the Securities Exchange Commission on November 4, 2003.

(19) Incorporated by reference to SmarTire Systems Inc.'s Form 8-K filed with the Securities and Exchange Commission on November 13, 2003.

(20) Incorporated by reference to SmarTire Systems Inc.'s Form 10-QSB filed with the Securities and Exchange Commission on December 12, 2003.

(21) Incorporated by reference to SmarTire Systems Inc.'s Form 8-K filed with the Securities and Exchange Commission on December 23, 2003.

Item 28 UNDERTAKINGS

The undersigned Company hereby undertakes that it will:

(1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a) any prospectus required by Section 10(a)(3) of the Securities Act;

(b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2) for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors,

officers and controlling persons of SmarTire pursuant to the foregoing provisions, or otherwise, SmarTire has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by SmarTire of expenses incurred or paid by a director, officer or controlling person of SmarTire in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, SmarTire will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Richmond, British Columbia on January 15, 2004.

SMARTIRE SYSTEMS INC.

/s/Robert Rudman
By: Robert Rudman, President, Chief Executive Officer and Chairman

/s/Jeff Finkelstein
By: Jeff Finkelstein, Chief Financial Officer,
Principal Financial Officer and Principal Accounting Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Robert Rudman as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures

/s/Robert Rudman
Robert Rudman, President, CEO, Chairman and Director
January 15, 2004

/s/Al Kozak
Al Kozak, Chief Operating Officer and Director
January 15, 2004

/s/John Bolegoh
John Bolegoh, Technical Support Manager and Director
January 15, 2004

/s/William Cronin
William Cronin, Director
January 15, 2004

/s/Johnny Christiansen
Johnny Christiansen, Director
January 15, 2004

/s/Martin Gannon
Martin Gannon, Director
January 15, 2004